As filed with the Securities and Exchange Commission on May 9, 2012.

Registration No. 333-179469

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
FORM S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

IMAGEWARE SYSTEMS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	7372	33-0224167
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

10815 Rancho Bernardo Road, Suite 310,
San Diego, CA 92127
(858) 673-8600
(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

S. James Miller, Jr.
President and Chief Executive Officer
10815 Rancho Bernardo Road, Suite 310,
San Diego, CA 92127
(858) 673-8600
(Name, address, including zip code and telephone number, including area code, of agent for service)

Copy of correspondence to:

Daniel W. Rumsey, Esq.
The Disclosure Law Group
501 West Broadway, Suite 800
San Diego, CA 92101
(619) 795-1134

From time to time after the effective date of this Registration Statement.
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, as amended, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “non-accelerated filer,” or “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The Selling Stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS
(Subject to Completion)

Dated May 9, 2012

44,140,614 Shares of Common Stock

IMAGEWARE SYSTEMS, INC.

We are registering 44,140,614 shares of our common stock, $0.01 per share, of ImageWare Systems, Inc. (“we,” “us,” or the “Company”), by selling stockholders listed beginning on page 59 of this prospectus (“Selling Stockholders”).  All of the shares being offered, when sold, will be sold by the Selling Stockholders.  The Selling Stockholders will offer their shares of our common stock at a price of $1.05 per share until such shares are quoted on the OTC Bulletin Board, or listed for trading or quoted on any other public market, and thereafter at prevailing market prices or privately negotiated prices.  The shares of Common Stock registered for resale under this registration statement include:

·	up to 20,090,000 shares of common stock issued in a private placement transaction consummated on December 20, 2011 (the “Private Placement”);

·	up to 12,252,500 shares of common stock issuable upon exercise of warrants issued in connection with the Private Placement;

·	up to 6,195,684 shares of common stock issued upon conversion of our Series C 8% Convertible Preferred Stock upon consummation of the Private Placement;

·	up to 1,202,430 shares of common stock owned by BET Funding, LLC (BET Funding”); and

·	up to 4,400,000 shares of common stock issuable upon exercise of certain warrants owned by BET Funding.

We will not receive any proceeds from the sale of the shares by the Selling Stockholders; however, if the warrants are exercised we will receive the exercise price of the warrants, if exercised at all. We will pay the expenses of registering the shares sold by the Selling Stockholders. See “Selling Stockholders” beginning on page 59 of this prospectus for a list of the Selling Stockholders.

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The shares of common stock are being registered to permit the Selling Stockholders to sell the shares from time to time. We provide more information about how the Selling Stockholders may sell the shares in the section entitled “Plan of Distribution” beginning on page 65 of this prospectus.

Our common stock is quoted on the Pink Sheets under the symbol “IWSY.” The last reported sale price of our common stock on May 8, 2012 was $1.05 per share .

No underwriter or other person has been engaged to facilitate the sale of shares of common stock in this offering.

You should rely only on the information contained in this prospectus. We have not, and the Selling Stockholders have not, authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. If anyone provides you with different information, you should not rely on it. We are not, and the Selling Stockholders are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 9, 2012.

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IMAGEWARE SYSTEMS, INC.

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FORWARD-LOOKING STATEMENTS

 This prospectus, including the information incorporated by reference, contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The use of any statements containing the words “intend,” “believe,” “estimate,” “project,” “expect,” “anticipate,” “plan,” “should” or similar expressions are intended to identify such statement. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, changes in demand for our products and services, changes in the level of operating expenses, our ability to execute our business and operating plan, changes in general economic conditions that impact government spending, regulatory issues, dependence on third party suppliers, and other risks detailed in this prospectus under the heading “Risk Factors” and in our periodic report filings with the Securities and Exchange Commission (the “SEC”).

 Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and we assume no duty to and do not undertake to update forward-looking statements. These forward-looking statements may not meet the safe harbor for forward-looking statements pursuant to Sections 21E or 27A of the Securities Act. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all the information you should consider before buying our common stock. You should read the following summary together with the more detailed information appearing in this prospectus, including our consolidated financial statements and related notes, and our risk factors beginning on page 5, before deciding whether to purchase shares of our common stock.

Unless the context otherwise requires, we use the terms “ImageWare Systems,” the “Company,” “we,” “us” and “our” in this prospectus to refer to ImageWare Systems, Inc. and its subsidiaries on a consolidated basis.

Overview

ImageWare Systems, Inc. is a pioneer and leader in the emerging market for biometrically enabled software-based identity management solutions. Using those human characteristics that are unique to us all, the Company creates software that provides a highly reliable indication of a person’s identity.   Our “flagship” product is our patented IWS Biometric Engine®.  Scalable for small city business or worldwide deployment, our IWS Biometric Engine is a multi-biometric software platform that is hardware and algorithm independent, enabling the enrollment and management of unlimited population sizes.  It allows a user to utilize one or more biometrics on a seamlessly integrated platform. Our products are used to manage and issue secure credentials, including national IDs, passports, driver licenses and access control credentials. Our products also provide law enforcement with integrated mug shot, fingerprint LiveScan and investigative capabilities. We also provide comprehensive authentication security software using biometrics to secure physical and logical access to facilities or computer networks or Internet sites.  Biometric technology is now an integral part of all markets we address and all of our products are integrated into the IWS Biometric Engine.

While we have historically marketed our products to the government market at the federal, state and local levels, the emergence of cloud based computing - a mobile market that demands increased security and interoperable systems, and the proven success of our products in the government market, will enable us to enlarge our target market focus to include the emerging consumer and non-government enterprise marketplace.

Our biometric technology is a core software component of an organization’s security infrastructure and includes a multi-biometric identity management solution for enrolling, managing, identifying and verifying the identities of people by the physical characteristics of the human body. We develop, sell and support various identity management capabilities within government (federal, state and local), law enforcement, commercial enterprises, and transportation and aviation markets for identification and verification purposes. Our IWS Biometric Engine is a patented biometric identity management software platform for multi-biometric enrollment, management and authentication, managing population databases of virtually unlimited sizes. It is hardware agnostic and can utilize different types of biometric algorithms.  It allows different types of biometrics to be operated at the same time on a seamlessly integrated platform.  It is also offered as a Software Development Kit (SDK) based search engine, enabling developers and system integrators to implement a biometric solution or integrate biometric capabilities into existing applications without having to derive biometric functionality from pre-existing applications.  The IWS Biometric Engine combined with our secure credential platform, IWS EPI Builder, provides a comprehensive, integrated biometric and secure credential solution that can be leveraged for high-end applications such as passports, driver licenses, national IDs, and other secure documents.

Our law enforcement solutions enable agencies to quickly capture, archive, search, retrieve, and share digital images, fingerprints and other biometrics as well as criminal history records on a stand-alone, networked, wireless or Web-based platform. We develop, sell and support a suite of modular software products used by law enforcement and public safety agencies to create and manage criminal history records and to investigate crime. Our IWS Law Enforcement solution consists of five software modules: Capture and Investigative modules, which provide a criminal booking system with related databases as well as the ability to create and print mug photo/SMT image lineups and electronic mugbooks; a Facial Recognition module, which uses biometric facial recognition to identify suspects; a Web module, which provides access to centrally stored records over the Internet in a connected or wireless fashion; and a LiveScan module, which incorporates LiveScan capabilities into IWS Law Enforcement providing integrated fingerprint and palm print biometric management for civil and law enforcement use.  The IWS Biometric Engine is also available to our law enforcement clients and allows them to capture and search using other biometrics such as iris or DNA.

Our secure credential solutions empower customers to create secure and smart digital identification documents with complete ID systems. We develop, sell and support software and design systems which utilize digital imaging and biometrics in the production of photo identification cards, credentials and identification systems. Our products in this market consist of IWS EPI Suite and IWS EPI Builder (SDK).  These products allow for the production of digital identification cards and related databases and records and can be used by, among others, schools, airports, hospitals, corporations or governments.  We have added the ability to incorporate multiple biometrics into the ID systems with the integration of IWS Biometric Engine to our secure credential product line.

Our enterprise authentication software includes the IWS Desktop Security product which is a comprehensive authentication management infrastructure solution providing added layers of security to workstations, networks and systems through advanced encryption and authentication technologies. IWS Desktop Security is optimized to enhance network security and usability, and uses multi-factor authentication methods to protect access, verify identity and help secure the computing environment without sacrificing ease-of-use features such as quick login. Additionally, IWS Desktop Security provides an easy integration with various smart card-based credentials including the Common Access Card (CAC), Homeland Security Presidential Directive 12 (HSPD-12), Personal Identity Verification (PIV) credential, and Transportation Worker Identification Credential (TWIC) with an organization’s access control process. IWS Desktop Security provides the crucial end-point component of a Logical Access Control System (LACS), and when combined with a Physical Access Control System (PACS), organizations benefit from a complete door to desktop access control and security model.

Recent Developments

New Software as a Service Business Model.

With the advent of cloud based computing, the proliferation of mobile devices which allow for mobile transactions across wide geographical areas, the emergence of inexpensive and reliable biometric capture devices and the need to secure access to data, product and services, the Company believes that the market for multi-biometric solutions will expand to encompass significant deployments of biometric systems in the commercial and consumer markets.  The Company therefore intends to leverage the strength of its existing government clients who have deployed the Company’s products for large populations, as well as its foundational patent portfolio in the field of multi-modal biometrics and the fusion of multiple biometric algorithms, to address the commercial and consumer market. As part of its marketing plan, the Company will offer new versions of its product suite on a Software as a Service (“SaaS”) model during 2012.  This new business model, which is intended to supplement the Company’s existing business model, will allow new commercial and consumer clients to verify identity in order to access data, products or services from mobile and desktop devices.

Additional Intellectual Property.

The Company is a pioneer in inventing the technology of using multi-biometrics on a seamless and integrated platform, in addition to “fusing” multiple biometrics into a common or fused score for greater reliability in authenticating identity. The Company believes it has the foundational patents on the use of multiple biometrics and fusing on such a platform and continues to be an IP leader in the space. It is the Company’s belief that this intellectual property leadership will create a sustainable competitive advantage.  In addition to its eight issued U.S. and foreign patents, the Company recently filed three new patent applications surrounding new “Anonymous Matching” technologies.  These technologies will allow biometric matching for identity verification while protecting the privacy of an individual.  It is the Company’s belief that such technology will be critical to providing biometric management solutions for the consumer market where privacy protection has been a historical issue and barrier to biometric adoption.

Consummation of Financing.

On December 20, 2011, the Company consummated an equity financing resulting in gross proceeds of  $10.0 million (“Qualified Financing”), including the $750,000 of promissory notes converted into the Qualified Financing.  In connection with the Qualified Financing, the Company issued 20,000,000 shares of its common stock (the “Shares”), and warrants to purchase 12,207,500 shares of its common stock exercisable for $0.50 per share (“Warrants”), which number includes 2,207,500 shares issuable upon exchange of warrants issued to MDB Capital Group in consideration for acting as placement agent in connection with the Qualified Financing.  The Warrants expire five years from the date of grant.   In connection with the Qualified Financing, the Company also issued 90,000 shares of common stock and a Warrant exercisable for 45,000 shares of common stock in lieu of cash in payment for legal fees related to the Qualified Financing.

As a result of the Qualified Financing, the Company’s Series C 8% Convertible Preferred Stock (“Series C Preferred”) and Series D 8% Convertible Preferred Stock (“Series D Preferred”) were automatically converted into 11,768,525 shares of common stock.  In addition, in connection with the Qualified Financing, (i) the anti-dilution provision contained in certain of the Company's existing warrants were amended resulting in such warrants no longer qualifying as derivative liabilities; and (ii) a significant investor ("Investor") exchanged $4.5 million principal amount of convertible promissory notes of the Company ("Exchanged Notes"), and accrued but unpaid interest on the Exchanged Notes and on an additional $2.25 million in promissory notes, into 9,774,559 shares of the Company’s common stock ("Exchange Shares"). The Investor also agreed to convert $750,000 principal amount of additional promissory notes held by the Investor and invest the proceeds into the Qualified Financing.

The net proceeds from the Qualified Financing of approximately $7.0 million, after repayment of $1.5 million principal amount of convertible promissory notes, will be used for (i) the customization of identity management products for enterprise and consumer applications; (ii) further development of intellectual property; (iii) development of SaaS capabilities for existing products; and (iv) for working capital and general corporate purposes.

THE OFFERING

Securities Offered by the Selling Stockholders	44,140,614 shares of common stock.

Common Stock Outstanding as of April 24, 2012	68,591,346 shares.

Use of Proceeds
We will not receive any of the proceeds of the shares offered by the Selling Stockholders. We may receive proceeds upon exercise of the warrants, if they are exercised. The shares that will be resold under this prospectus were sold by us, or were issued upon the conversion of securities issued by us.

Risk Factors
Prior to making an investment decision, you should carefully consider all of the information in this prospectus and, in particular, you should evaluate the risk factors set forth under the caption “Risk Factors” beginning on page 5.

Trading Symbol	IWSY

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before investing in our common stock, you should consider carefully the specific risks detailed in this “Risk Factors” section and any prospectus or prospectus supplement. If any of these risks occur, our business, results of operations and financial condition could be harmed, the price of our common stock could decline, and you may lose all or part of your investment.

We have a history of significant recurring losses totaling approximately $108 million at December 31, 2011, and these losses may continue in the future.

As of December 31, 2011, we had an accumulated deficit of $108 million, and these losses may continue in the future. We expect to continue to incur significant sales and marketing, research and development, and general and administrative expenses. As a result, we will need to generate significant revenues to achieve profitability, and we may never achieve profitability.

Our operating results have fluctuated in the past and are likely to fluctuate significantly in the future.

Our operating results have fluctuated in the past.  These fluctuations in operating results are the consequence of:

·	varying demand for and market acceptance of our technology and products;

·	changes in our product or customer mix;

·	the gain or loss of one or more key customers or their key customers, or significant changes in the financial condition of one or more of our key customers or their key customers;

·	our ability to introduce, certify and deliver new products and technologies on a timely basis;

·	the announcement or introduction of products and technologies by our competitors;

·	competitive pressures on selling prices;

·	costs associated with acquisitions and the integration of acquired companies, products and technologies;

·	our ability to successfully integrate acquired companies, products and technologies;

·	our accounting and legal expenses; and

·	general economic conditions.

These factors, some of which are not within our control, will likely continue in the future. To respond to these and other factors, we may need to make business decisions that could result in failure to meet financial expectations. If our quarterly operating results fail to meet or exceed the expectations of securities analysts or investors, our stock price could drop suddenly and significantly. Most of our expenses, such as employee compensation, inventory and debt repayment obligations, are relatively fixed in the short term. Moreover, our expense levels are based, in part, on our expectations regarding future revenue levels. As a result, if our revenue for a particular period were below our expectations, we would not be able to proportionately reduce our operating expenses for that period. Any revenue shortfall would have a disproportionately negative effect on our operating results for the period.

We depend upon a small number of large system sales ranging from $100,000 to in excess of $2,000,000 and we may fail to achieve one or more large system sales in the future.

Historically, we have derived a substantial portion of our revenues from a small number of sales of large, relatively expensive systems, typically ranging in price from $100,000 to $2,000,000. If we fail to receive orders for these large systems in a given sales cycle on a consistent basis, our business could be significantly harmed. Further, our quarterly results are difficult to predict because we cannot predict in which quarter, if any, large system sales will occur in a given year. As a result, we believe that quarter-to-quarter comparisons of our results of operations are not a good indication of our future performance. In some future quarters, our operating results may be below the expectations of securities analysts and investors, in which case the market price of our common stock may decrease significantly.

Our lengthy sales cycle may cause us to expend significant resources for as long as one year in anticipation of a sale to certain customers, yet we still may fail to complete the sale.

When considering the purchase of a large computerized identity management system, potential customers of ours may take as long as eighteen months to evaluate different systems and obtain approval for the purchase. Under these circumstances, if we fail to complete a sale, we will have expended significant resources and received no revenue in return. Generally, customers consider a wide range of issues before committing to purchase our products, including product benefits, ability to operate with their current systems, product reliability and their own budgetary constraints. While potential customers are evaluating our products, we may incur substantial selling costs and expend significant management resources in an effort to accomplish potential sales that may never occur. In times of economic recession, our potential customers may be unwilling or unable to commit resources to the purchase of new and costly systems.

A significant number of our customers and potential customers are government agencies that are subject to unique political and budgetary constraints and have special contracting requirements, which may affect our ability to obtain new and retain current government customers.

A significant number of our customers are government agencies. These agencies often do not set their own budgets and therefore have little control over the amount of money they can spend from quarter-to-quarter or year-to-year. In addition, these agencies experience political pressure that may dictate the manner in which they spend money. Due to political and budgetary processes and other scheduling delays that may frequently occur relating to the contract or bidding process, some government agency orders may be canceled or substantially delayed, and the receipt of revenues or payments from these agencies may be substantially delayed. In addition, future sales to government agencies will depend on our ability to meet government contracting requirements, certain of which may be onerous or impossible to meet, resulting in our inability to obtain a particular contract. Common requirements in government contracts include bonding requirements, provisions permitting the purchasing agency to modify or terminate at will the contract without penalty, and provisions permitting the agency to perform investigations or audits of our business practices, any of which may limit our ability to enter into new contracts or maintain our current contracts.

 We occasionally rely on systems integrators to manage our large projects, and if these companies do not perform adequately, we may lose business.

We occasionally act as a subcontractor to systems integrators who manage large projects that incorporate our systems, particularly in foreign countries. We cannot control these companies, and they may decide not to promote our products or may price their services in such a way as to make it unprofitable for us to continue our relationship with them. Further, they may fail to perform under agreements with their customers, in which case we might lose sales to these customers. If we lose our relationships with these companies, our business, financial condition and results of operations may suffer.

If the patents we own or license, or our other intellectual property rights, do not adequately protect our products and technologies, we may lose market share to our competitors and our business, financial condition and results of operations would be adversely affected.

Our success depends significantly on our ability to protect our rights to the technologies used in our products. We rely on patent protection, trade secrets, as well as a combination of copyright and trademark laws and nondisclosure, confidentiality and other contractual arrangements to protect our technology. However, these legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep any competitive advantage. In addition, we cannot be assured that any of our current and future pending patent applications will result in the issuance of a patent to us. The U.S. Patent and Trademark Office (“PTO”) may deny or require significant narrowing of claims in our pending patent applications, and patents issued as a result of the pending patent applications, if any, may not provide us with significant commercial protection or issued in a form that is advantageous to us. We could also incur substantial costs in proceedings before the PTO. These proceedings could result in adverse decisions as to the claims included in our patents.

Our issued and licensed patents and those that may be issued or licensed in the future may be challenged, invalidated or circumvented, which could limit our ability to stop competitors from marketing related products. Additionally, upon expiration of our issued or licensed patents, we may lose some of our rights to exclude others from making, using, selling or importing products using the technology based on the expired patents. We also must rely on contractual rights with the third parties that license technology to us to protect our rights in the technology licensed to us. Although we have taken steps to protect our intellectual property and technology, there is no assurance that competitors will not be able to design around our patents. We also rely on unpatented proprietary technology. We cannot assure you that we can meaningfully protect all our rights in our unpatented proprietary technology or that others will not independently develop substantially equivalent proprietary products or processes or otherwise gain access to our unpatented proprietary technology. We seek to protect our know-how and other unpatented proprietary technology with confidentiality agreements and intellectual property assignment agreements with our employees. However, such agreements may not provide meaningful protection for our proprietary information in the event of unauthorized use or disclosure or other breaches of the agreements or in the event that our competitors discover or independently develop similar or identical designs or other proprietary information. In addition, we rely on the use of registered and common law trademarks with respect to the brand names of some of our products. Our common law trademarks provide less protection than our registered trademarks. Loss of rights in our trademarks could adversely affect our business, financial condition and results of operations.

Furthermore, the laws of foreign countries may not protect our intellectual property rights to the same extent as the laws of the United States. If we fail to apply for intellectual property protection or if we cannot adequately protect our intellectual property rights in these foreign countries, our competitors may be able to compete more effectively against us, which could adversely affect our competitive position, as well as our business, financial condition and results of operations.

 If third parties claim that we infringe their intellectual property rights, we may incur liabilities and costs and may have to redesign or discontinue selling certain products.

Whether a product infringes a patent involves complex legal and factual issues, the determination of which is often uncertain. We face the risk of claims that we have infringed on third parties’ intellectual property rights. Searching for existing intellectual property rights may not reveal important intellectual property and our competitors may also have filed for patent protection, which is not as yet a matter of public knowledge, or claimed trademark rights that have not been revealed through our availability searches. Our efforts to identify and avoid infringing on third parties’ intellectual property rights may not always be successful. Any claims of patent or other intellectual property infringement, even those without merit, could:

·	increase the cost of our products;

·	be expensive and time consuming to defend;

·	result in us being required to pay significant damages to third parties;

·	force us to cease making or selling products that incorporate the challenged intellectual property;

·	require us to redesign, reengineer or rebrand our products;

·	require us to enter into royalty or licensing agreements in order to obtain the right to use a third party’s intellectual property, the terms of which may not be acceptable to us;

·	require us to indemnify third parties pursuant to contracts in which we have agreed to provide indemnification to such parties for intellectual property infringement claims;

·	divert the attention of our management; and

·	result in our customers or potential customers deferring or limiting their purchase or use of the affected products until the litigation is resolved.

In addition, new patents obtained by our competitors could threaten a product’s continued life in the market even after it has already been introduced.

We operate in foreign countries and are exposed to risks associated with foreign political, economic and legal environments and with foreign currency exchange rates.

We have significant foreign operations. As a result, we are exposed to risks, including among others, risks associated with foreign political, economic and legal environments and with foreign currency exchange rates. Our results may be adversely affected by, among other things, changes in government policies with respect to laws and regulations, anti-inflation measures, currency conversions, collection of receivables abroad and rates and methods of taxation.

We depend on key personnel, the loss of any of whom could materially adversely affect future operations.

Our success will depend to a significant extent upon the efforts and abilities of our executive officers and other key personnel. The loss of the services of one or more of these key employees and any negative market or industry perception arising from the loss of such services could have a material adverse effect on us and the trading price of our common stock.  Our business will also be dependent upon our ability to attract and retain qualified personnel. Acquiring and keeping these personnel could prove more difficult or cost substantially more than estimated and we cannot be certain that we will be able to retain such personnel or attract a high caliber of personnel in the future.

 We face competition from companies with greater financial, technical, sales, marketing and other resources, and, if we are unable to compete effectively with these competitors, our market share may decline and our business could be harmed.

We face competition from other established companies. A number of our competitors have longer operating histories, larger customer bases, significantly greater financial, technological, sales, marketing and other resources than we do.  As a result, our competitors may be able to respond more quickly than we can to new or changing opportunities, technologies, standards or client requirements, more quickly develop new products or devote greater resources to the promotion and sale of their products and services than we can.  Likewise, their greater capabilities in these areas may enable them to better withstand periodic downturns in the identity management solutions industry and compete more effectively on the basis of price and production.  In addition, new companies may enter the markets in which we compete, further increasing competition in the identity management solutions industry.

We believe that our ability to compete successfully depends on a number of factors, including the type and quality of our products and the strength of our brand names, as well as many factors beyond our control. We may not be able to compete successfully against current or future competitors, and increased competition may result in price reductions, reduced profit margins, loss of market share and an inability to generate cash flows that are sufficient to maintain or expand the development and marketing of new products, any of which would adversely impact our results of operations and financial condition.

Risks Related to Our Securities

Our common stock is no longer listed on the AMEX or the Over-the-Counter Bulletin Board and is now traded on the OTC Pink Sheets.

In May of 2008 the AMEX removed the Company’s common stock from being listed on their exchange as we failed to comply with AMEX’s continued listing standards.  In December of 2008 our common stock was removed from being quoted on the Over-the-Counter Bulletin Board as we failed to timely file required reports with the SEC.  As of the end of the third quarter of 2008 we were faced with limited funds for operations and were compelled to suspend SEC filings and the associated costs until such time as we had sufficient resources to cover ongoing operations and the expenses of maintaining compliance with SEC filing requirements.   There is no assurance that we will be able to attain compliance with SEC filing requirements in the future, and if we are able to attain compliance, there is no assurance we will be able to maintain compliance.  If we are not able to attain and maintain compliance with SEC reporting requirements for the minimum required periods, we will not be eligible for re-listing on the OTC markets or other exchanges.

The holders of our preferred stock have certain rights and privileges that are senior to our common stock, and we may issue additional shares of preferred stock without stockholder approval that could have a material adverse effect on the market value of the common stock.

Our Board of Directors (“Board”) has the authority to issue a total of up to four million shares of preferred stock and to fix the rights, preferences, privileges, and restrictions, including voting rights, of the preferred stock, which typically are senior to the rights of the common stockholders, without any further vote or action by the common stockholders. The rights of our common stockholders will be subject to, and may be adversely affected by, the rights of the holders of the preferred stock that have been issued, or might be issued in the future. Preferred stock also could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. This could delay, defer, or prevent a change in control. Furthermore, holders of preferred stock may have other rights, including economic rights, senior to the common stock. As a result, their existence and issuance could have a material adverse effect on the market value of the common stock. We have in the past issued and may from time to time in the future issue, preferred stock for financing or other purposes with rights, preferences, or privileges senior to the common stock. As of April 24, 2012, we had one series of preferred stock outstanding, Series B Preferred Stock (“Series B Preferred”).  The provisions of our Series B Preferred prohibit the payment of dividends on the common stock unless the dividends on those preferred shares are first paid. In addition, upon a liquidation, dissolution or sale of our business, the holders of the Series B Preferred will be entitled to receive, in preference to any distribution to the holders of common stock, initial distributions of $2.50 per share, plus all accrued but unpaid dividends.  As of December 31, 2011, we had cumulative undeclared dividends on the Series B Preferred of approximately $187,000.

Certain large shareholders may have certain personal interests that may affect the Company.

As a result of the shares issued to Goldman Capital Management and related entities (together, “Goldman”) in connection with the Qualified Financing, Goldman beneficially owns, in the aggregate, approximately 41.1% of the Company’s outstanding voting securities.  As a result, Goldman has the potential ability to exert influence over both the actions of the Board of Directors and the outcome of issues requiring approval by the Company’s shareholders.  This concentration of ownership may have effects such as delaying or preventing a change in control of the Company that may be favored by other shareholders or preventing transactions in which shareholders might otherwise recover a premium for their shares over current market prices.

Our stock price has been volatile, and your investment in our common stock could suffer a decline in value.

There has been significant volatility in the market price and trading volume of equity securities, which is unrelated to the financial performance of the companies issuing the securities. These broad market fluctuations may negatively affect the market price of our common stock. You may not be able to resell your shares at or above the price you pay for those shares due to fluctuations in the market price of our common stock caused by changes in our operating performance or prospects and other factors.

Some specific factors that may have a significant effect on our common stock market price include:

·	actual or anticipated fluctuations in our operating results or future prospects;

·	our announcements or our competitors’ announcements of new products;

·	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

·	strategic actions by us or our competitors, such as acquisitions or restructurings;

·	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

·	changes in accounting standards, policies, guidance, interpretations or principles;

·	changes in our growth rates or our competitors’ growth rates;

·	developments regarding our patents or proprietary rights or those of our competitors;

·	our inability to raise additional capital as needed;

·	substantial sales of common stock underlying warrants and preferred stock;

·	concern as to the efficacy of our products;

·	changes in financial markets or general economic conditions;

·	sales of common stock by us or members of our management team; and

·	changes in stock market analyst recommendations or earnings estimates regarding our common stock, other comparable companies or our industry generally.

Our future sales of our common stock could adversely affect its price and our future capital-raising activities could involve the issuance of equity securities, which would dilute shareholders’ investments and could result in a decline in the trading price of our common stock.

We may sell securities in the public or private equity markets if and when conditions are favorable, even if we do not have an immediate need for additional capital at that time. Sales of substantial amounts of our common stock, or the perception that such sales could occur, could adversely affect the prevailing market price of our common stock and our ability to raise capital. We may issue additional common stock in future financing transactions or as incentive compensation for our executive management and other key personnel, consultants and advisors. Issuing any equity securities would be dilutive to the equity interests represented by our then-outstanding shares of common stock. The market price for our common stock could decrease as the market takes into account the dilutive effect of any of these issuances. Furthermore, we may enter into financing transactions at prices that represent a substantial discount to the market price of our common stock. A negative reaction by investors and securities analysts to any discounted sale of our equity securities could result in a decline in the trading price of our common stock.

Our corporate documents and Delaware law contain provisions that could discourage, delay or prevent a change in control of our company.

Provisions in our certificate of incorporation and bylaws may discourage, delay or prevent a merger or acquisition involving us that our stockholders may consider favorable. For example, our certificate of incorporation authorizes preferred stock, which carries special rights, including voting and dividend rights. With these rights, preferred stockholders could make it more difficult for a third party to acquire us.

We are also subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. Under these provisions, if anyone becomes an “interested stockholder,” we may not enter into a “business combination” with that person for three years without special approval, which could discourage a third party from making a takeover offer and could delay or prevent a change of control. For purposes of Section 203, “interested stockholder” means, generally, someone owning 15% or more of our outstanding voting stock or an affiliate of ours that owned 15% or more of our outstanding voting stock during the past three years, subject to certain exceptions as described in Section 203.

We do not expect to pay cash dividends on our common stock for the foreseeable future.

We have never paid cash dividends on our common stock and do not anticipate that any cash dividends will be paid on the common stock for the foreseeable future. The payment of any cash dividend by us will be at the discretion of our board of directors and will depend on, among other things, our earnings, capital, regulatory requirements and financial condition. Furthermore, the terms of our Series B Preferred directly limit our ability to pay cash dividends on our common stock.

USE OF PROCEEDS

    We will not receive any of the proceeds of the shares offered by the Selling Stockholders. We may receive proceeds upon exercise of the warrants, if they are exercised. The shares that will be resold under this prospectus were sold by us, or were issued upon the conversion of certain securities issued by us. The funds that may be received by us upon consummation of the warrants, estimated to be approximately $8.3 million if all warrants are exercised, will be used for general working capital purposes.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements that relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “likely,” “will,” “would,” “could,” and similar expressions or phrases identify forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

·	our ability to implement our business strategy, including the transition from a hardware storage company to a software solutions and services provider;

·	anticipated trends and challenges in our business and the markets in which we operate;

·	our expected future financial performance;

·	our expectations regarding our operating expenses;

·	our ability to anticipate market needs or develop new or enhanced products to meet those needs;

·	our ability to expand into other sectors of the storage market, beyond protection storage;

·	our expectations regarding market acceptance of our products;

·	our ability to compete in our industry and innovation by our competitors;

·	our ability to protect our confidential information and intellectual property rights;

·	our ability to successfully identify and manage any potential acquisitions;

·	our ability to manage expansion into international markets;

·	our ability to maintain or broaden our business relationships and develop new relationships with strategic alliances, suppliers, customers, distributors or otherwise;

·	our ability to recruit and retain qualified sales, technical and other key personnel;

·	our ability to obtain additional financing; and

·	our ability to manage growth.

All forward-looking statements involve risks, assumptions and uncertainties. The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from expected results. See the section titled “Risk Factors” and elsewhere in this prospectus for a more complete discussion of these risks, assumptions and uncertainties and for other risks and uncertainties. These risks, assumptions and uncertainties are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

Readers are cautioned not to place undue reliance on forward-looking statements, as there can be no assurance that the plans, intentions or expectations upon which they are based will occur. By their nature, forward-looking statements involve numerous assumptions, known and unknown risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts, projections and other things contemplated by the forward-looking statements will not occur. Forward-looking statements in this prospectus are based on management’s beliefs and opinions at the time the statements are made. The forward-looking statements contained in this prospectus are expressly qualified in their entirety by this cautionary statement. The forward-looking statements included in this prospectus are made as of the date of this prospectus and we undertake no obligation to publicly update or revise any forward-looking statements to reflect new information, future events or otherwise, except as required by applicable securities laws.

BUSINESS

Overview

The Company is a pioneer and leader in the emerging market for biometrically enabled software-based identity management solutions. Using those human characteristics that are unique to us all, the Company creates software that provides a highly reliable indication of a person’s identity.   Our “flagship” product is our patented IWS Biometric Engine®.  Scalable for small city business or worldwide deployment, our IWS Biometric Engine is a multi-biometric software platform that is hardware and algorithm independent, enabling the enrollment and management of unlimited population sizes.  It allows a user to utilize one or more biometrics on a seamlessly integrated platform. Our products are used to manage and issue secure credentials, including national IDs, passports, driver licenses and access control credentials. Our products also provide law enforcement with integrated mug shot, fingerprint LiveScan and investigative capabilities. We also provide comprehensive authentication security software using biometrics to secure physical and logical access to facilities or computer networks or Internet sites.  Biometric technology is now an integral part of all markets we address and all of our products are integrated into the IWS Biometric Engine.

While we have historically marketed our products to the government market at the federal, state and local levels, the emergence of cloud based computing - a mobile market that demands increased security and interoperable systems, and the proven success of our products in the government market, will enable us to enlarge our target market focus to include the emerging consumer and non-government enterprise marketplace.

Our biometric technology is a core software component of an organization’s security infrastructure and includes a multi-biometric identity management solution for enrolling, managing, identifying and verifying the identities of people by the physical characteristics of the human body. We develop, sell and support various identity management capabilities within government (federal, state and local), law enforcement, commercial enterprises, and transportation and aviation markets for identification and verification purposes. Our IWS Biometric Engine is a patented biometric identity management software platform for multi-biometric enrollment, management and authentication, managing population databases of virtually unlimited sizes. It is hardware agnostic and can utilize different types of biometric algorithms.  It allows different types of biometrics to be operated at the same time on a seamlessly integrated platform.  It is also offered as a Software Development Kit (SDK) based search engine, enabling developers and system integrators to implement a biometric solution or integrate biometric capabilities into existing applications without having to derive biometric functionality from pre-existing applications.  The IWS Biometric Engine combined with our secure credential platform, IWS EPI Builder, provides a comprehensive, integrated biometric and secure credential solution that can be leveraged for high-end applications such as passports, driver licenses, national IDs, and other secure documents.

Our law enforcement solutions enable agencies to quickly capture, archive, search, retrieve, and share digital images, fingerprints and other biometrics as well as criminal history records on a stand-alone, networked, wireless or Web-based platform. We develop, sell and support a suite of modular software products used by law enforcement and public safety agencies to create and manage criminal history records and to investigate crime. Our IWS Law Enforcement solution consists of five software modules: Capture and Investigative modules, which provide a criminal booking system with related databases as well as the ability to create and print mug photo/SMT image lineups and electronic mugbooks; a Facial Recognition module, which uses biometric facial recognition to identify suspects; a Web module, which provides access to centrally stored records over the Internet in a connected or wireless fashion; and a LiveScan module, which incorporates LiveScan capabilities into IWS Law Enforcement providing integrated fingerprint and palm print biometric management for civil and law enforcement use.  The IWS Biometric Engine is also available to our law enforcement clients and allows them to capture and search using other biometrics such as iris or DNA.

Our secure credential solutions empower customers to create secure and smart digital identification documents with complete ID systems. We develop, sell and support software and design systems which utilize digital imaging and biometrics in the production of photo identification cards, credentials and identification systems. Our products in this market consist of IWS EPI Suite and IWS EPI Builder (SDK).  These products allow for the production of digital identification cards and related databases and records and can be used by, among others, schools, airports, hospitals, corporations or governments.  We have added the ability to incorporate multiple biometrics into the ID systems with the integration of IWS Biometric Engine to our secure credential product line.

            Our enterprise authentication software includes the IWS Desktop Security product which is a comprehensive authentication management infrastructure solution providing added layers of security to workstations, networks and systems through advanced encryption and authentication technologies. IWS Desktop Security is optimized to enhance network security and usability, and uses multi-factor authentication methods to protect access, verify identity and help secure the computing environment without sacrificing ease-of-use features such as quick login. Additionally, IWS Desktop Security provides an easy integration with various smart card-based credentials including the Common Access Card (CAC), Homeland Security Presidential Directive 12 (HSPD-12), Personal Identity Verification (PIV) credential, and Transportation Worker Identification Credential (TWIC) with an organization’s access control process. IWS Desktop Security provides the crucial end-point component of a Logical Access Control System (LACS), and when combined with a Physical Access Control System (PACS), organizations benefit from a complete door to desktop access control and security model.

Industry Background

Biometrics and Secure Credential Markets

We believe the biometric identity management market will continue to grow as the role of biometrics becomes more widely adopted for enhancing security and complying with government regulations and initiatives and as biometric capture devices become increasingly mobile, robust and cost effective. Our biometric and secure credentialing solutions are meeting the requirements and standards for true multi-modal biometric identity management systems, as well as providing scalability to support evolving functionality.

As a result of HSPD-12, government organizations are required to adopt new processes for verifying the identity of employees and contractors as well as controlling access to secure facilities and information systems. In response to the strict requirements set forth by the Federal government, ImageWare enhanced its IWS Biometric Engine and secure credentialing product suite by adding card management and card printing modules which enable the offering of end-to-end support for PIV-I and PIV-II business processes, technical requirements, as well as the ability to partner with leading physical and logical access control vendors for logistics and deployment considerations.  We believe that the HSPD-12 standards as well as the product enhancements created to meet those standards will, in large part, be adopted by the commercial market and that the Company’s products will transition into those market spaces without significant customization.

  Organizations concerned with security can use our technology to create secure “smart” identification cards that can be instantly checked against a database of applicable biometrics to prevent unauthorized access to secure facilities or computer networks. We believe potential customers in these markets include, among others, large corporations, border crossings (land, air and sea), airports, hospitals, universities and government agencies.

Identification systems have historically been sold based upon the cost-savings digital systems offer over traditional non-digital systems. We believe that the ability to easily capture images and data in a digital database and to enable immediate and widespread access to that database for remote identification/verification will be a functionality that both public and private sector customers will require in the future and that such functionality will be one of the primary drivers for future growth within this market. We are able to provide field-proven identification products with high quality reference accounts across the board in terms of size and complexity of systems and user requirements. When combined with our proven biometric and Web capabilities, we believe we can provide a leading product offering into the biometrically enabled secure credential market.

Law Enforcement and Public Safety Markets

The United States law enforcement and public safety markets are composed of federal, state and local law enforcement agencies.  Our target customers include local police and sheriff’s departments, primary state law enforcement agencies, prisons, special police agencies, county constable offices, and federal agencies such as the Department of Homeland Security, FBI , DEA and ICE.  In addition, police agencies in foreign countries have shown interest in using the full range of IWS Law Enforcement products to meet the growing need for a flexible yet robust booking/investigative solution that includes the routine use of IWS Facial Recognition as well as the ability to use other biometrics. We continue to target agencies in foreign countries for our biometric and law enforcement solutions.

Law enforcement customers require demanding end-to-end solutions that incorporate robust features and functionalities such as biometric and secure credentialing capabilities, as well as instant access to centrally maintained records for real time verification of identity and privileges. Law enforcement has long used the multiple biometrics of fingerprint and face in establishing an individual’s identity record. More recently, law enforcement is seeking capability to utilize additional biometrics such as iris and DNA.  The Company’s multi-biometric platform product, the IWS Biometric Engine, allows company customers to use as many and different biometrics as desired all on a single, integrated platform.

Agencies are also moving toward a more shared experience where specific pieces of suspect/arrest data may be viewed by outside agencies allowing a suspect’s identity to be quickly defined with the end goal being the swift apprehension of the subject.

Our identity management solutions are primarily focused around biometrics and secure credentials providing complete, cross-functional and interoperable systems. Our biometric and secure credentialing products provide complete and interoperable solutions with features and functions required throughout the entire identity management life cycle, enabling users the flexibility to make use of any desired options, such as identity proofing and enrollment, card issuance, maintenance and access control. Our solutions offer a significant benefit that one vendor’s solution is used throughout the various stages, from establishing an applicant’s verified identity, to issuance of smart card based credentials, to the usage and integration to physical and logical access control systems.

These solutions improve global communication, the integrity and authenticity of access control to facilities and information systems, as well as enhance security, increase efficiency, reduce identity fraud, and protect personal privacy.

We categorize our identity management products and services into three basic markets: (1) Biometrics, (2) Secure Credential, and (3) Law Enforcement and Public Safety.  We offer a series of modular products that can be seamlessly integrated into an end-to-end solution or licensed as individual components.

Biometrics

Our biometric product line consists of the following:

IWS Biometric Engine.  This is a biometric identity management platform for multi-biometric enrollment, management and authentication, managing population databases of unlimited sizes without regard to hardware or algorithm.  Searches can be 1:1 (verification), 1:N (identification), X:N (investigative) and N:N (database integrity). IWS Biometric Engine is technology and biometric agnostic, enabling the use of biometric devices and algorithms from any vendor, and the support of the following biometric types: finger, face, iris, hand geometry, palm, signature, DNA, voice, 3D face and retina. IWS Biometric Engine is a second-generation solution from the Company that is based on field-proven ImageWare technology solutions that have been used to manage millions of biometric records since 1997 and is ideal for a variety of applications including: criminal booking, background checks (civil and criminal), watch list, visa/passport and border control (air, land and sea), physical and logical access control, and other highly-secure identity management environments.  The Company believes that this product will be very attractive to the emerging commercial and consumer markets as they deploy biometric identity management systems.

Our IWS Biometric Engine is scalable, and biometric images and templates can be enrolled either live or offline.   Because it stores the enrolled images, a new algorithm can be quickly converted to support new or alternate algorithms and capture devices. The IWS Biometric Engine is built to be hardware “agnostic”, and currently supports over 100 hardware capture devices and over 70 biometric algorithms.

The IWS Biometric Engine is available as a Software Development Kit (SDK), as well as a platform for custom configurations to meet specific customer requirements. The added suite of products provides government, law enforcement, border management and enterprise businesses, a wide variety of application-specific solutions that address specific government mandates and technology standards. It also provides the ability to integrate into existing legacy systems and expand based upon specific customer requirements. This enables users to integrate a complete solution or components as needed. The application suite of products includes packaged solutions for:

·	HSPD-12 Personal Identity Verification (PIV)

·	Border Management

·	ePassport & eVisa

·	Applicant Identity Vetting

·	Mobile Acquisition

·	Physical Access Control

·	Single-Sign-On and Logical Access Control

IWS PIV Management Application.  The Company provides a set of Enterprise Server products within our complete PIV solution, and these software products supply server-based features and functions, while the use case for PIV requires client-based presentation of PIV data and workflow.  The IWS PIV Management Application supplies the web-based graphical user interface that presents the user or client interface to the various server functions.  Since the server-based applications perform specific functions for specific phases of the PIV life cycle, these server-based applications need to be bound together with additional workflow processes.  The IWS PIV Management Application meets this need with software modules that interface and interconnect the server-based applications.

IWS PIV Middleware.  The IWS PIV Middleware product, which is NIST certified and listed on the GSA approved product list, is a library of functions that connect a card reader & PIV card on the hardware side with a software application. The library implements the specified PIV Middleware API functions that support interoperability of PIV Cards.  This  software has been developed in conformance with the FIPS-201 specification, and the software has been certified by the NIST Personal Identification Verification Program (NPIVP) Validation Authority as being compliant.

IWS Background Server.  The IWS Background Server is a software application designed specifically for government and law enforcement organizations to support the first stage of biometric identity management functions such as identity proofing and vetting.  IWS Background Check Server automatically processes the submission of an applicant’s demographic and biographic data to investigative bureaus for background checks prior to issuing a credential.

IWS Desktop Security.  IWS Desktop Security is a highly flexible, scalable and modular authentication management platform that is optimized to enhance network security and usability. This architecture provides an additional layer of security to workstations, networks and systems through advanced encryption and authentication technologies. Biometric technologies (face, fingerprint, iris, voice or signature), can be seamlessly coupled with TPM chips to further enhance corporate security. USB tokens, smart cards and RFID technologies can also be readily integrated. Additional features include:

·
Support for multiple authentication tools including Public Key Infrastructure (PKI) within a uniformed platform and privilege Management Infrastructure (PMI) technology to provide more advanced access control services and assure authentication and data integrity;

·	Integration with IWS Biometric Engine for searching and match capabilities (1:1, 1:N and X:N);

·	Integration with IWS EPI Builder for the production and management of secure credentials;

·	Support for both BioAPI and BAPI standards;

·	Supports a single sign-on feature that securely manages Internet Explorer and Windows application ID and password information;

·	Supports file and folder encryption features; and

·	Supports various operating systems, including Microsoft Windows 2000, Windows XP, and Windows Server 2003.

IWS Biometric Quality Assessment & Enhancement (IWS Biometric IQA&E). The IWS Biometric IQA&E is a biometric image enhancement and assessment solution that assists government organizations with the ability to evaluate and enrich millions of biometric images automatically, saving time and costs associated with biometric enrollment while maintaining image and database integrity.

The IWS Biometric IQA&E improves the accuracy and effectiveness of biometric template enrollments. The software may be used stand-alone or in conjunction with the IWS Biometric Engine. IWS Biometric IQA&E provides automated image quality assessment with respect to relevant image quality standards from organizations such as International Civil Aviation Organization (ICAO) National Institute of Standards and Technology (NIST), International Organization for Standards (ISO) and American Association of Motor Vehicle Association (AAMVA). IWS Biometric IQA&E also enables organizations to conduct multi-dimensional facial recognition, which further enhances accuracy for numerous applications including driver licenses, passports and watch lists.

IWS Biometric IQA&E automatically provides real-time biometric image quality analysis and feedback to improve the overall effectiveness of biometric images thus increasing the biometric verification performance, and maintaining database and image data integrity. IWS Biometric IQA&E provides a complete platform that includes an image enhancement library for biometric types including face, finger and iris.

Secure Credential

Our secure credential products consist of the following:

IWS Card Management.  The IWS Card Management System (CMS) is a comprehensive solution to support and manage the issuance of smart cards complete with the following capabilities:

·	Biometric enrollment and identity proofing with Smart Card encoding of biometrics;

·	Flexible models of central or distributed issuance of credentials;

·	Customizable card life-cycle workflow managed by the CMS; and

·	Integration of the CMS data with other enterprise solutions, such as physical access control and logical access control (i.e. Single-Sign-On – SSO).

IWS EPI Suite.  This is an ID software solution for producing, issuing, and managing secure credentials and personal identification cards. Users can efficiently manage large amounts of data, images and card designs, as well as track and issue multiple cards per person, automatically populate multiple cards and eliminate redundant data entry. IWS EPI Suite was designed to integrate with our customers’ existing security and computing infrastructure. We believe that this compatibility may be an appealing feature to corporations, government agencies, transportation departments, school boards, and other public institutions.

IWS EPI Builder.  This is a software developer’s kit (SDK) and a leading secure credential component of identity management and security solutions, providing all aspects of ID functionality from image and biometric capture to the enrollment, issuance and management of secure documents. It contains components which developers or systems integrators can use to support and produce secure credentials including national IDs, passports, International Civil Aviation Office (ICAO)-compliant travel documents, smart cards and driver licenses. IWS EPI Builder enables organizations to develop custom identification solutions or incorporate sophisticated identification capabilities into existing applications including the ability to capture images, biometric and demographic data; enable biometric identification and verification (1:1 and 1:X) as well as support numerous biometric hardware and software vendors. It also enables users to add electronic identification functionality for other applications, including access control, tracking of time and attendance, point of sale transactions, human resource systems, school photography systems, asset management, inventory control, warehouse management, facilities management and card production systems.

IWS EPI PrintFarm.  While it is the last stage of PIV Card Issuance, the PIV smart card printing process is by no means the least important stage.  Production printing of tens of thousands of PIV cards requires a significant investment and a well-engineered system.  The IWS EPI PrintFarm software offers a cost-effective yet high-performance method for high-volume card printing.

IWS PIV Encoder.  PIV smart cards must be programmed with specific mandatory data, digital signatures and programs in order to maintain the interoperability as well as the security features specified for the cards. The IWS PIV Encoder could be considered to be a complex device driver that properly programs the PIV smart cards.  The Encoder interacts with the Card Management System for data payload elements. It interacts with the Certificate Authority to encrypt or sign the PIV smart card data with trusted certificates. Finally, it acts as the application-level device driver to make the specific PIV smart card encoding system properly program the smart card, regardless if the system is a standalone encoding system or one integrated into a card printer.

Law Enforcement and Public Safety

We believe our integrated suite of software products significantly reduces the inefficiencies and expands the capabilities of traditional booking and mug shot systems. Using our products, an agency can create a digital database of thousands of criminal history records, each including one or more full-color facial images, finger and palm prints, biographic text information and images of other distinctive physical features such as scars, marks and tattoos (SMT’s). This database can be quickly searched using text queries, or biometric technology that can compare biometric characteristics of an unknown suspect with those in the database.

Our investigative software products can be used to create, edit and distribute both mug photo and SMT photo lineups of any size.  In addition, electronic mug books display hundreds of images for a witness to review and from which electronic selections are made. The Witness View software component records the viewing of a lineup (mug photo or SMT) detailing the images provided for viewing along with the image or images selected. In addition to a printed report, the Witness View module provides a non-editable executable file (.exe) that may be played on any computer for court exhibit viewing purposes.

Our IWS Law Enforcement solution consists of software modules, which may also be purchased individually. The IWS Law Enforcement Capture and Investigative module make up our booking system and database. Our add-on modules include LiveScan, Facial Recognition, Law Enforcement Web and Witness View as well as the IWS Biometric Engine.

IWS Law Enforcement.  IWS Law Enforcement is a digital booking, identification and investigative solution that enables users to digitally capture, store, search and retrieve images and demographic data including mug shots, fingerprints and scars, marks and tattoos (SMTs). Law enforcement may choose between submitting fingerprint data directly to the State AFIS, FBI criminal repository, or other agencies as required. Additional features and functionality include real-time access to images and data, creating of photo lineups and electronic mug books, and production of identification cards and credentials.  IWS Law Enforcement also uses off-the-shelf hardware and is designed to comply with open industry standards so that it can operate on an array of systems ranging from a stand-alone personal computer to a wide area network. To avoid duplication of entries, the system can be integrated easily with several other information storage and retrieval systems, such as a records/jail management system (RMS/JMS) or an automated fingerprint identification system.

Capture.  This software module allows users to capture and store a variety of images (facial, SMT and others such as evidence photos) as well as biographical text information. Each record includes images and text information in an easy-to-view format made up of fields designed and defined by the individual agency. Current customers of this module range from agencies that capture a few thousand mug shots per year to those that capture hundreds of thousands of mug shots each year.

LiveScan.  This software module is FBI certified which complies with the FBI Integrated Automated Fingerprint Identification System (IAFIS) Image Quality Specifications (IQS) while utilizing FBI certified LiveScan devices from most major vendors. LiveScan allows users to capture single to ten prints and palm data, providing an integrated biometric management solution for both civil and law enforcement use. By adding LiveScan capabilities, law enforcement organizations further enhance the investigative process by providing additional identifiers to identify suspects involved in a crime.  In addition, officers no longer need to travel to multiple booking stations to capture fingerprints and mug shots.  All booking information including images may be located at a central designation and from there routed to the State AFIS or FBI criminal history record repository.

Investigative.  This software module allows users to search the database created with IWS Law Enforcement. Officers can conduct text searches in many fields, including file number, name, alias, distinctive features, and other information such as gang membership and criminal history. The Investigative module creates a catalogue of possible matches, allowing officers or witnesses to save time by looking only at mug shots that closely resemble the description of the suspect. This module can also be used to create a line-up of similar facial images from which a witness may identify the suspect.

Facial Recognition.  This software module uses biometric facial recognition and retrieval technology to help authorities identify possible suspects. Images taken from surveillance videos or photographs can be searched against a digital database of facial images to retrieve any desired number of faces with similar characteristics. This module can also be used at the time of booking to identify persons using multiple aliases. Using biometrics-based technology, the application can search through thousands of facial images in a matter of seconds, reducing the time it would otherwise take a witness to flip through a paper book of facial images that may or may not be similar to the description of the suspect. The Facial Recognition module then creates a selection of possible matches ranked in order of similarity to the suspect, and a percentage confidence level is attributed to each possible match. The application incorporates search engine technology, which we license from various facial recognition algorithm providers.

LE Web.  This software module enables authorized personnel to access and search agency booking records stored in IWS Law Enforcement through a standard Web browser from within the agency’s intranet. This module allows remote access to the IWS Law Enforcement database without requiring the user to be physically connected to the customer’s network. This application requires only that the user have access to the Internet and authorization to access the law enforcement agency’s intranet.

EPI Designer for Law Enforcement.  The EPI Designer for LE software is a design solution created for the IWS Law Enforcement databases based on the IWS EPI Suite program.  This program is integrated with the various IWS databases an agency is utilizing and allows for unique booking/inmate reports, wristbands, photo ID cards, Wanted or BOLO fliers, etc. to be created from the fields of information stored in booking records. Designs can be created in minutes and quickly added to the IWS Law Enforcement system allowing all users with appropriate permissions immediate access to the newly added form.

Maintenance and Customer Support

We offer software and hardware support to our customers. Customers can contract with us for technical support that enables them to use a toll-free number to speak with our technical support center for software support and general assistance 24 hours a day, seven days a week. As many of our government customers operate around the clock and perceive our systems as critical to their day-to-day operations, a very high percentage contract for technical support. Customer support services typically provide us with annual revenue of approximately 15% of the initial sales price of the hardware and software purchased by our customers.  For the years ended December 31, 2011 and 2010, maintenance revenues accounted for approximately 53% and 45% of our total revenues, respectively.

Software Customization and Fulfillment

We directly employ computer programmers and also retain independent programmers to develop our software and perform quality control. We provide customers with software that we specifically customize to operate on their existing computer system. We work directly with purchasers of our system to ensure that the system they purchase will meet their unique needs. We configure and test the system either at our facilities or on-site and conduct any customized programming necessary to connect the system with any legacy systems already in place.  We can also provide customers with a complete computer hardware system with our software already installed and configured. In either case, the customer is provided with a complete turnkey solution, which can be used immediately. When we provide our customers with a complete solution including hardware, we use off-the-shelf computers, cameras and other components purchased from other companies such as Dell or Hewlett Packard. Systems are assembled and configured either at our facilities or at the customer’s location.

Our Strategy

Our strategy is to provide patented open-architected identity management solutions including multi-biometric, secure credential and law enforcement technologies that are stand alone, integrated and/or bundled with key partners including channel relationships and large systems integrators such as, United Technology Security, SAIC, GCR, Unisys, HP, IBM and Safran, among others. Key elements of our strategy for growth include the following:

Fully Exploit the Biometrics, Access Control and Identification Markets

The establishment of the Department of Homeland Security coupled with the movement by governments around the world to authenticate the identity of their citizens, employees and contractors has accelerated the adoption of biometric identification systems that can provide secure credentials and instant access to centrally maintained records for real-time verification of identity and access (physical and logical) privileges. Using our products, an organization can create secure credentials that correspond to records including images and biographic data in a digital database. A border guard or customs agent can stop an individual to quickly and accurately verify his identity against a database of authorized persons, and either allow or deny access as required. Our technology is also standards based and applied to facilitate activities such as federal identification mandates while complying with personal identification verification standards (HSPD-12), International Civil Aviation Organization (ICAO) standards, American Association of Motor Vehicle Administrators (AAMVA) driver licenses, voter registration, immigration control and welfare fraud identification.  We believe that these or very similar standards are applicable in markets throughout the world.

With the identity management market growing at a rapid pace, biometric identifiers are becoming recognized and accepted as integral components to the identification process in the public and private sectors.  As biometric technologies (facial recognition, fingerprint, iris, etc.) are adopted, identification systems must be updated to enable their use in the field.  We have built our solutions to enable the incorporation of one or multiple biometrics, which can be associated with a record and stored both in a database and on a card for later retrieval and verification without regard to the specific hardware employed.  We believe the increasing demand for biometric technology will drive demand for our solutions.  Our identity management products are built to accommodate the use of biometrics and meet the demanding requirements across the entire identity life cycle.

Expand Law Enforcement and Public Safety Markets

We intend to use our successful installations with customers such as the Arizona Department of Public Safety, New South Wales Police, and the San Bernardino County Sheriff’s Department as reference accounts and to market IWS Law Enforcement as a superior technological solution. Our recent addition of the LiveScan module and support for local AFIS to our IWS Law Enforcement will enhance its functionality and value to the law enforcement customer as well as increase the potential revenue the Company can generate from a system sale.  We primarily sell directly to the law enforcement community. Our sales strategy is to increase sales to new and existing customers including renewing supporting maintenance agreements. We have also established relationships with large systems integrators such as Sagem Morpho to OEM our law enforcement solution utilizing their worldwide sales force. We will focus our sales efforts in the near term to establish IWS Law Enforcement as the integrated mug shot and LiveScan system adopted in as many countries, states, large counties and municipalities as possible. Once we have a system installed in a region, we intend to then sell additional systems or retrieval seats to other agencies within the primary customer’s region and in neighboring regions. In addition, we plan to market our integrated investigative modules to the customer, including Facial Recognition, Web and WitnessView. As customer databases of digital mug shots grow, we expect that the perceived value of our investigative modules, and corresponding revenues from sales of those modules, will also grow.

New Software as a Service Business Model

With the advent of cloud based computing, the proliferation of mobile devices which allow for mobile transactions across wide geographical areas, the emergence of inexpensive and reliable biometric capture devices and the need to secure access to data, product and services, the Company believes that the market for multi-biometric solutions will expand to encompass significant deployments of biometric systems in the commercial and consumer markets.  The Company therefore intends to leverage the strength of its existing government clients who have deployed the Company’s products for large populations, as well as its foundational patent portfolio in the field of multi-modal biometrics and the fusion of multiple biometric algorithms, to address the commercial and consumer market. As part of its marketing plan, the Company will offer new versions of its product suite on a Software as a Service (“SaaS”) model during 2012.  This new business model, which is intended to supplement the Company’s existing business model, will allow new commercial and consumer clients to verify identity in order to access data, products or services from mobile and desktop devices.

Competition

The Law Enforcement and Public Safety Markets

Due to the fragmented nature of the law enforcement and public safety market and the modular nature of our product suite, we face different degrees of competition with respect to each IWS Law Enforcement module. We believe the principal bases on which we compete with respect to all of our products are:

·	the unique ability to integrate our modular products into a complete biometric, LiveScan, imaging and investigative system;

·	our reputation as a reliable systems supplier;

·	the usability and functionality of our products; and

·	the responsiveness, availability and reliability of our customer support.

Our law enforcement product line faces competition from other companies such as DataWorks Plus and Cogent Systems, Inc.  Internationally, there are often a number of local companies offering solutions in most countries.

Secure Credential Market

Due to the breadth of our software offering in the secure credential market space, we face differing degrees of competition in certain market segments. The strength of our competitive position is based upon:

·	our strong brand reputation with a customer base which includes small and medium-sized businesses, Fortune 500 corporations and large government agencies;

·	the ease of integrating our technology into other complex applications; and

·	the leveraged strength that comes from offering customers software tools, packaged solutions and Web-based service applications that support a wide range of hardware peripherals.

Our software faces competition from Datacard Corporation, a privately held manufacturer of hardware, software and consumables for the ID market as well as small, regionally based companies.

Biometric Market

The market to provide biometric systems to the identity management market is evolving and we face competition from a number of sources. We believe that the strength of our competitive position is based on:

·	our ability to provide a system which enables the enrollment, management and authentication of multiple biometrics managing population databases of unlimited sizes;

·	searches can be 1:1 (verification), 1:N (identification) and X:N (investigative); and N:N (database integrity);

·
the system is technology and biometric agnostic, enabling the use of biometric devices and algorithms from any vendor, and the support of the following biometric types: finger, face, iris, hand geometry, palm, DNA, signature, voice, and 3D face and retina; and

·
we hold five patents covering our core multi-modal biometric and fusion  technology, which we believe will give us a competitive advantage over our direct competitors who have little or no patent protection.

Our multi-biometric product faces competition from French-based Safran, Irish-based Daon, 3M and Aware Inc. none of which have offerings with the scope and flexibility of our IWS Biometric Engine and its companion suite of products or relevant patent protection.

Employees

We had a total of 50 full-time employees as of April 24, 2012.  Our employees are not covered by any collective bargaining agreement, and we have never experienced a work stoppage. We believe that our relations with our employees are good.

Environmental Regulation

Our business does not require us to comply with any particular environmental regulations.

DESCRIPTION OF PROPERTY

Our corporate headquarters are located in San Diego, California where we occupy approximately 5,134 square feet of office space. This facility is leased for a thirty-six month term at a cost of approximately $9,254 per month as of December 31, 2011 with escalating payments in years 2012 and 2013.   We occupy 6,768 square feet in Ottawa, Province of Ontario, Canada. These premises are leased until September 2013, at a cost of approximately $6,768 CAD per month. As of December 31, 2011 we also occupied 6,024 square feet of office space in Portland, Oregon at a cost of approximately $11,375 per month and continues through October 2012, and as of December 31, 2011 we occupy approximately 190 square feet of office space in Mexico City, Mexico.  Our lease for this facility is for an indefinite term at a cost of approximately $1,300 per month.

LEGAL PROCEEDINGS

We are periodically engaged in litigation in the ordinary course of business and do not believe that any of such litigation is material to our ongoing operations.

Reports to Security Holders

The Company is required to comply with the reporting requirements of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), pursuant to Section 15(d) of the Exchange Act. The Company is required to file annual, quarterly and other reports with the SEC and, accordingly, must furnish an annual report with audited financial statements to its stockholders.  Copies of this registration statement and all subsequent filings the Company makes with the SEC may be inspected, without charge, at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549, on official business days during the hours of 10 a.m. and 3 p.m.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  Copies of this material also should be available through the Internet by using the SEC’s EDGAR Archive, which is located at http://www.sec.gov.  We will also make such material available on our own website, which is located at http://www.iwsinc.com.

MARKET PRICE OF COMMON STOCK AND OTHER STOCKHOLDER MATTERS

Market Information

There is no established public trading market for our common stock. Our common stock is quoted under the symbol “IWSY” on the Pink Sheets. The following table sets forth the high and low bid information for our common stock for the periods indicated, which reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions:

	High	Low
Fiscal Year Ended December 31, 2011
First Quarter	$1.70	$0.78
Second Quarter	$1.45	$0.91
Third Quarter	$1.25	$0.56
Fourth Quarter	$0.80	$0.50
Fiscal Year Ended December 31, 2010
First Quarter	$0.99	$0.65
Second Quarter	$0.92	$0.46
Third Quarter	$0.60	$0.27
Fourth Quarter	$0.98	$0.27

Holders

As of April 24, 2012, we had approximately 212 holders of record of our common stock. A significant number of our shares were held in street name and, as such, we believe that the actual number of beneficial owners is significantly higher.

Dividends

We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to declare cash dividends will be made at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors may deem relevant.

Securities Authorized for Issuance Under Equity Compensation Plans

As of April 24, 2012, 2,992,713 shares of our common stock were issuable upon the exercise of options granted under our 2001 Equity Incentive Plan, of which 1,342,218 are currently vested.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected financial data are derived from our consolidated financial statements.  This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.  The selected consolidated balance sheet data as of December 31, 2011 and 2010 and the selected consolidated statement of operations data for the years ended December 31, 2011 and 2010 have been derived from our consolidated financial statements audited by Mayer Hoffman McCann P.C., independent registered public accounting firm, included elsewhere herein.   Historical results are not necessarily indicative of the results to be expected in the future.

	Year Ended December 31,
Statement of Operations Data:	2011	2010
(in thousands, except share and per share data)
Net sales	$5,474	$5,811
Cost of sales	1,394	1,997
Gross margin	4,080	3,814
Operating expenses:
General and administrative	2,327	2,546
Sales and marketing	1,404	1,528
Research and development	2,664	2,531
Depreciation and amortization	28	50
Total operating expenses	6,423	6,655
Loss from operations	(2,343)	(2,841)
Total other expense	856	2,082
Loss before income taxes	(3,199)	(4,923)
Income tax (benefit) expense	(19)	126
Net loss	$(3,180)	$(5,049)
Net loss per share – basic	$(0.13)	$(0.24)
Net loss per share – diluted	$(0.13)	$(0.24)
Weighted average number of shares of common stock outstanding – basic	27,316,475	23,175,405
Weighted average number of shares of common stock outstanding – basic	27,316,475	23,175,405

	December 31,
Balance Sheet Data:	2011	2010
(in thousands)
Cash and cash equivalents	$6,773	$103
Total current assets	7,232	411
Property and equipment, net	18	19
Total assets	10,787	3,982
Current liabilities	4,284	4,407
Long-term obligations	12,215	17,481
Total liabilities	16,499	21,888
Total stockholders’ deficit	$(5,712)	$(17,906)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our consolidated financial statements and the related notes and other financial information appearing elsewhere in this Registration Statement. Readers are also urged to carefully review and consider the various disclosures made by us which attempt to advise interested parties of the factors which affect our business, including (without limitation) the disclosures made under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors,” and in the audited consolidated financial statements and related notes included in the Annual Report on Form 10-K filed April 4, 2012.

Recent Developments

New Software as a Service Business Model.

With the advent of cloud based computing, the proliferation of mobile devices which allow for mobile transactions across wide geographical areas, the emergence of inexpensive and reliable biometric capture devices and the need to secure access to data, product and services, we believe that the market for multi-biometric solutions will expand to encompass significant deployments of biometric systems in the commercial and consumer markets.  We therefore intend to leverage the strength of our existing government clients who have deployed the Company’s products for large populations, as well as its foundational patent portfolio in the field of multi-modal biometrics and the fusion of multiple biometric algorithms, to address the commercial and consumer market. As part of its marketing plan, we will offer new versions of our product suite on a Software as a Service (“SaaS”) model during 2012.  This new business model, which is intended to supplement our existing business model, will allow new commercial and consumer clients to verify identity in order to access data, products or services from mobile and desktop devices.

Additional Intellectual Property.

We are a pioneer in inventing the technology of using multi-biometrics on a seamless and integrated platform, in addition to “fusing” multiple biometrics into a common or fused score for greater reliability in authenticating identity. We believe we have the foundational patents on the use of multiple biometrics and fusing on such a platform and continue to be an IP leader in the space. It is our belief that this intellectual property leadership will create a sustainable competitive advantage.  In addition to our eight issued U.S. and foreign patents, we recently filed three new patent applications surrounding new “Anonymous Matching” technologies.  These technologies will allow biometric matching for identity verification while protecting the privacy of an individual.  It is our belief that such technology will be critical to providing biometric management solutions for the consumer market where privacy protection has been a historical issue and barrier to biometric adoption.

Consummation of Financing.

 On December 20, 2011, we consummated an equity financing resulting in gross proceeds of  $10.0 million (“Qualified Financing”), including the $750,000 of promissory notes converted into the Qualified Financing.  In connection with the Qualified Financing, we issued 20,000,000 shares of our common stock (the “Shares”), and warrants to purchase 12,207,500 shares of common stock exercisable for $0.50 per share (“Warrants”), which number includes 2,207,500 shares issuable upon exchange of warrants issued to MDB Capital Group in consideration for acting as placement agent in connection with the Qualified Financing.  The Warrants expire five years from the date of grant.   In connection with the Qualified Financing, we also issued 90,000 shares of common stock and a warrant exercisable for 45,000 shares of common stock in lieu of cash in payment for legal fees related to the Qualified Financing.  That Warrant also has a five year life and is exercisable for $0.50 per share.  Further, warrants to purchase 250,000 shares of our common stock at an exercise price of $0.50, which expire two years from the date of grant, were issued to a significant investor to cover certain expenses related to and in anticipation of the Qualified Financing.

We evaluated the warrants issued pursuant to the Qualified Financing under the provisions of ASC 815, “Derivatives and Hedging-Contracts in Entity’s Own Equity-Scope and Scope Exceptions” and determined that 12,252,500 of the warrants require derivative liability classification.  Accordingly, we recorded approximately $5,626,000 in derivative liability based on the grant date fair value of the warrants as determined by the Black Scholes valuation model.

As a result of the Qualified Financing, our Series C 8% Convertible Preferred Stock (“Series C Preferred”) and Series D 8% Convertible Preferred Stock (“Series D Preferred”) was automatically converted into 11,768,525 shares of common stock.  In addition, in connection with the Qualified Financing, (i) the anti-dilution provision contained in certain of our existing warrants was amended resulting in such warrants no longer qualifying as derivative liabilities; and (ii) a significant investor ("Investor") exchanged $4.5 million principal amount of our convertible promissory notes ("Exchanged Notes"), and accrued but unpaid interest on the Exchanged Notes and on an additional $2.25 million in promissory notes, into 9,774,559 shares of our common stock ("Exchange Shares"). The Investor also agreed to convert $750,000 principal amount of additional promissory notes held by the Investor and invest the proceeds into the Qualified Financing.

Overview

We are a pioneer and leader in the emerging market for biometrically enabled software-based identity management solutions. Using those human characteristics that are unique to us all, we create software that provides a highly reliable indication of a person’s identity.   Our “flagship” product is our patented IWS Biometric Engine®.  Scalable for small city business or worldwide deployment, our IWS Biometric Engine is a multi-biometric software platform that is hardware and algorithm independent, enabling the enrollment and management of unlimited population sizes.  It allows a user to utilize one or more biometrics on a seamlessly integrated platform. Our products are used to manage and issue secure credentials, including national IDs, passports, driver licenses and access control credentials. Our products also provide law enforcement with integrated mug shot, fingerprint LiveScan and investigative capabilities. We also provide comprehensive authentication security software using biometrics to secure physical and logical access to facilities or computer networks or Internet sites.  Biometric technology is now an integral part of all markets we address and all of our products are integrated into the IWS Biometric Engine.

While we have historically marketed our products to the government market at the federal, state and local levels, the emergence of cloud based computing - a mobile market that demands increased security and interoperable systems, and the proven success of our products in the government market, will enable us to enlarge our target market focus to include the emerging consumer and non-government enterprise marketplace.

Our biometric technology is a core software component of an organization’s security infrastructure and includes a multi-biometric identity management solution for enrolling, managing, identifying and verifying the identities of people by the physical characteristics of the human body. We develop, sell and support various identity management capabilities within government (federal, state and local), law enforcement, commercial enterprises, and transportation and aviation markets for identification and verification purposes. Our IWS Biometric Engine is a patented biometric identity management software platform for multi-biometric enrollment, management and authentication, managing population databases of virtually unlimited sizes. It is hardware agnostic and can utilize different types of biometric algorithms.  It allows different types of biometrics to be operated at the same time on a seamlessly integrated platform.  It is also offered as a Software Development Kit (SDK) based search engine, enabling developers and system integrators to implement a biometric solution or integrate biometric capabilities into existing applications without having to derive biometric functionality from pre-existing applications.  The IWS Biometric Engine combined with our secure credential platform, IWS EPI Builder, provides a comprehensive, integrated biometric and secure credential solution that can be leveraged for high-end applications such as passports, driver licenses, national IDs, and other secure documents.

Our law enforcement solutions enable agencies to quickly capture, archive, search, retrieve, and share digital images, fingerprints and other biometrics as well as criminal history records on a stand-alone, networked, wireless or Web-based platform. We develop, sell and support a suite of modular software products used by law enforcement and public safety agencies to create and manage criminal history records and to investigate crime. Our IWS Law Enforcement solution consists of five software modules: Capture and Investigative modules, which provide a criminal booking system with related databases as well as the ability to create and print mug photo/SMT image lineups and electronic mugbooks; a Facial Recognition module, which uses biometric facial recognition to identify suspects; a Web module, which provides access to centrally stored records over the Internet in a connected or wireless fashion; and a LiveScan module, which incorporates LiveScan capabilities into IWS Law Enforcement providing integrated fingerprint and palm print biometric management for civil and law enforcement use.  The IWS Biometric Engine is also available to our law enforcement clients and allows them to capture and search using other biometrics such as iris or DNA.

Our secure credential solutions empower customers to create secure and smart digital identification documents with complete ID systems. We develop, sell and support software and design systems which utilize digital imaging and biometrics in the production of photo identification cards, credentials and identification systems. Our products in this market consist of IWS EPI Suite and IWS EPI Builder (SDK).  These products allow for the production of digital identification cards and related databases and records and can be used by, among others, schools, airports, hospitals, corporations or governments.  We have added the ability to incorporate multiple biometrics into the ID systems with the integration of IWS Biometric Engine to our secure credential product line.

Our enterprise authentication software includes the IWS Desktop Security product which is a comprehensive authentication management infrastructure solution providing added layers of security to workstations, networks and systems through advanced encryption and authentication technologies. IWS Desktop Security is optimized to enhance network security and usability, and uses multi-factor authentication methods to protect access, verify identity and help secure the computing environment without sacrificing ease-of-use features such as quick login. Additionally, IWS Desktop Security provides an easy integration with various smart card-based credentials including the Common Access Card (CAC), Homeland Security Presidential Directive 12 (HSPD-12), Personal Identity Verification (PIV) credential, and Transportation Worker Identification Credential (TWIC) with an organization’s access control process. IWS Desktop Security provides the crucial end-point component of a Logical Access Control System (LACS), and when combined with a Physical Access Control System (PACS), organizations benefit from a complete door to desktop access control and security model.

Critical Accounting Estimates

The discussion and analysis of our consolidated financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP. The preparation of these consolidated financial statements in accordance with U.S. GAAP requires us to utilize accounting policies and make certain estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingencies as of the date of the consolidated financial statements and the reported amounts of revenue and expenses during a fiscal period. The SEC considers an accounting policy to be critical if it is important to a company’s financial condition and results of operations, and if it requires significant judgment and estimates on the part of management in its application.

Significant estimates include the allowance for doubtful accounts receivable, calculation of the Company’s tax provision, inventory obsolescence reserve, deferred tax asset valuation allowances, accounting for loss contingencies, recoverability of goodwill and acquired intangible assets and amortization periods, assumptions used in the Black-Scholes model to calculate the fair value of share based payments, assumptions used in the application of fair value methodologies to calculate the fair value of derivative liabilities and revenue and cost of revenues recognized under the percentage of completion method.

The following are our critical accounting policies because we believe they are both important to the portrayal of our financial condition and results of operations and require critical management judgments and estimates about matters that are uncertain. If actual results or events differ materially from those contemplated by us in making these estimates, our reported financial condition and results of operations for future periods could be materially affected.

Revenue Recognition.  Our revenue recognition policy is significant because our revenue is a key component of our consolidated results of operations. We recognize revenue from the following major revenue sources:

·	Long-term fixed-price contracts involving significant customization

·	Fixed-price contracts involving minimal customization;

·	Software licensing;

·	Sales of computer hardware and identification media; and

·	Post contract customer support (PCS)

The Company’s revenue recognition policies are consistent with U.S. GAAP including Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 985-605, “Software Revenue Recognition”, ASC 605-35 “Revenue Recognition, Construction-Type and Production-Type Contracts”, “Securities and Exchange Commission Staff Accounting Bulletin 104, and ASC 605-25 “Revenue Recognition, Multiple Element Arrangements”. Accordingly, the Company recognizes revenue when all of the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the fee is fixed or determinable, and collectability is reasonably assured.

We recognize revenue and profit as work progresses on long-term, fixed-price contracts involving significant amount of hardware and software customization using the percentage of completion method based on costs incurred to date compared to total estimated costs at completion. Revenue from contracts for which we cannot reliably estimate total costs or there are not significant amounts of customization are recognized upon completion. Determining when a contract should be accounted for using the percentage of completion method involves judgment. Critical items that are considered in this process are the degree of customization and related labor hours necessary to complete the required work as well as ongoing estimates of the future labor hours needed to complete the contract. We also generate non-recurring revenue from the licensing of our software. Software license revenue is recognized upon the execution of a license agreement, upon deliverance, when fees are fixed and determinable, collectability is probable and when all other significant obligations have been fulfilled. We also generate revenue from the sale of computer hardware and identification media. Revenue for these items is recognized upon delivery of these products to the customer. The Company’s revenue from periodic maintenance agreements is generally recognized ratably over the respective maintenance periods provided no significant obligations remain and collectability of the related receivable is probable. Pricing of maintenance contracts is consistent period to period and calculated as a percentage of the software or hardware revenue which approximates 15% annually.  Amounts collected in advance for maintenance services are included in current liabilities under "Deferred revenues". Sales tax collected from customers is excluded from revenue.

For a detailed discussion on the application of these and other accounting policies, see Note 2 in the Notes to the Consolidated Financial Statements beginning on page F-10.

Allowance for Doubtful Accounts.  We provide an allowance for our accounts receivable for estimated losses that may result from our customers’ inability to pay.  We determine the amount of allowance by analyzing historical losses, customer concentrations, customer creditworthiness, current economic trends, the age of the accounts receivable balances and changes in our customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. Our accounts receivable balance was $348,000, net of allowance for doubtful accounts of $4,000 at December 31, 2011.  Our accounts receivable balance was $239,000, net of allowance for doubtful accounts of $5,000 at December 31, 2010.

Valuation of Goodwill, Other Intangible and Long-Lived Assets.  The Company accounts for its intangible assets under the provisions of ASC 350, “Intangibles - Goodwill and Other”. In accordance with ASC 350, intangible assets with a definite life are analyzed for impairment under ASC 360-10-05 and intangible assets with an indefinite life are analyzed for impairment under ASC 360. In accordance with ASC 350, goodwill, or the excess of cost over fair value of net assets acquired is tested for impairment using a fair value approach at the “reporting unit” level. A reporting unit is the operating segment, or a business one level below that operating segment (referred to as a component) if discrete financial information is prepared and regularly reviewed by management at the component level. The Company’s reporting unit is at the entity level. The Company recognizes an impairment charge for any amount by which the carrying amount of a reporting unit’s goodwill exceeds its fair value. The Company uses fair value methodologies to establish fair values.

We assess impairment of goodwill and identifiable intangible assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors we consider important which could trigger an impairment review include the following:

·	Significant underperformance relative to historical or expected future operating results;

·	Significant changes in the manner of our use of the acquired assets or the strategy of our overall business; and

·	Significant negative industry or economic trends.

The Company annually, or more frequently if events or circumstances indicate a need, tests the carrying amount of goodwill for impairment. The Company performs its annual impairment test in the fourth quarter of each year. A two-step impairment test is used to first identify potential goodwill impairment and then measure the amount of goodwill impairment loss, if any. These tests were conducted by determining and comparing the fair value, employing the market approach, of the Company’s reporting units to the carrying value of the reporting unit. In 2006, the Company determined that its only reporting unit is Identity Management. Based on the results of these impairment tests, the Company determined that its goodwill assets were not impaired as of December 31, 2011.

The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate their net book value may not be recoverable. When such factors and circumstances exist, the Company compares the projected undiscounted future cash flows associated with the related asset or group of assets over their estimated useful lives against their respective carrying amount. Impairment, if any, is based on the excess of the carrying amount over the fair value, based on market value when available, or discounted expected cash flows, of those assets and is recorded in the period in which the determination is made. The Company’s management currently believes there is no impairment of its long-lived assets. There can be no assurance, however, that market conditions will not change or demand for the Company’s products under development will continue. Either of these could result in future impairment of long-lived assets.

There are many management assumptions and estimates underlying the determination of an impairment loss, and estimates using different, but reasonable, assumptions could produce significantly different results. Significant assumptions include estimates of future levels of revenues and operating expenses. Therefore, the timing and recognition of impairment losses by us in the future, if any, may be highly dependent upon our estimates and assumptions. There can be no assurance that goodwill impairment will not occur in the future.

Goodwill and other net intangible assets amounted to approximately $3,479,000 and $3,494,000 at December 31, 2011 and December 31, 2010, respectively.

Stock-Based Compensation.  At December 31, 2011 and 2010, the Company had two stock-based compensation plans for employees and nonemployee directors, which authorize the granting of various equity-based incentives including stock options and restricted stock.

The Company estimates the fair value of its stock options using a Black-Scholes option-pricing model, consistent with the provisions of ASC 718, “Compensation – Stock Compensation”. The fair value of stock options granted is recognized to expense over the requisite service period. Stock-based compensation expense for all share-based payment awards is recognized using the straight-line single-option method. Stock-based compensation expense is reported in selling, general and expenses based upon the departments to which substantially all of the associated employees report and credited to additional paid-in-capital.  Stock-based compensation expense related to equity options was approximately $250,000 and $204,000 for the year ended December 31, 2011 and 2010, respectively.  In January 2010, the Company issued 847,258 shares of restricted stock to members of management and the Board. These shares will vest quarterly over a three-year period. The restricted shares were issued as compensation for the cancellation of 1,412,096 options held by members of management and the Board. The Company evaluated the exchange in accordance with ASC 718 and determined there was no incremental cost to be recorded in conjunction with the exchange as the fair value of the options surrendered at the modification date exceeded the fair value of the restricted shares issued at the modification date.  The Company recorded approximately $39,000 in compensation expense for the years ended December 31, 2011 and 2010 related to these restricted shares.

ASC 718 requires the use of a valuation model to calculate the fair value of stock-based awards. For the years ended December 31, 2011 and 2010, the Company has elected to use the Black-Scholes option-pricing model, which incorporates various assumptions including volatility, expected life, and interest rates. The Company is required to make various assumptions in the application of the Black-Scholes option-pricing model. The Company has determined that the best measure of expected volatility is based on the historical weekly volatility of the Company’s common stock. Historical volatility factors utilized in the Company’s Black-Scholes computations ranged from 135% to 144% for the grants issued in years 2011 and 2010. The Company has elected to estimate the expected life of an award based upon the SEC approved “simplified method” noted under the provisions of Staff Accounting Bulletin No. 110.  The expected term used by the Company to value the grants issued in 2011 and 2010 as computed by this method were 5.9 years. The effect of the difference between the actual historical expected life and the simplified method was immaterial.  The interest rate used is the risk free interest rate and is based upon U. S. Treasury rates appropriate for the expected term. Interest rates used in the Company’s Black-Scholes calculations were 2.6% for the years ended December 31, 2011 and 2010.  Dividend yield is zero as the Company does not expect to declare any dividends on the Company’s common shares in the foreseeable future.

In addition to the key assumptions used in the Black-Scholes model, the estimated forfeiture rate at the time of valuation is a critical assumption.  The Company has estimated an annualized forfeiture rate of approximately 9.7% for corporate officers, 4.1% for members of the Board of Directors and 6.0% for all other employees.  The Company reviews the expected forfeiture rate annually to determine if that percent is still reasonable based on historical experience.

Income Taxes. The Company accounts for income taxes in accordance with ASC 740, “Accounting for Income Taxes”. Deferred income taxes are recognized for the tax consequences related to temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for tax purposes at each year-end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. A valuation allowance is established when necessary based on the weight of available evidence, if it is considered more likely than not that all or some portion of the deferred tax assets will not be realized. Income tax expense is the sum of current income tax plus the change in deferred tax assets and liabilities.

ASC 740-10 requires a company to first determine whether it is more-likely-than-not (defined as a likelihood of more than fifty percent) that a tax position will be sustained based on its technical merits as of the reporting date, assuming that taxing authorities will examine the position and have full knowledge of all relevant information. A tax position that meets this more-likely-than-not threshold is then measured and recognized at the largest amount of benefit that is greater than fifty percent likely to be realized upon effective settlement with a taxing authority.

We recognize and measure uncertain tax positions in accordance with U.S. GAAP, pursuant to which we only recognize the tax benefit from an uncertain tax position if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. Any tax benefits recognized in the consolidated financial statements from such positions are then measured based on the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement. We report a liability for unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken in a tax return. U.S. GAAP further requires that a change in judgment related to the expected ultimate resolution of uncertain tax positions be recognized in earnings in the quarter of such change. We recognize interest and penalties, if any, related to unrecognized tax benefits in income tax expense.

We file annual income tax returns in multiple taxing jurisdictions around the world. A number of years may elapse before an uncertain tax position is audited and finally resolved. While it is often difficult to predict the final outcome or the timing of resolution of any particular uncertain tax position, we believe that our analysis of income tax reserves reflects the most likely outcome. We adjust these reserves, if any, as well as the related interest, in light of changing facts and circumstances. Settlement of any particular position could require the use of cash.

In June 2010, the Company was notified that the Canada Revenue Agency (CRA) has proposed certain significant adjustments to the Company’s transfer pricing tax position for the years 2001 through 2008.  Management evaluated those proposed adjustments and in July 2010 filed a formal notice of appeal.  In 2011, the Company was notified that certain significant portions of the Company’s appeal had been accepted by the CRA.

Significant judgment is required in evaluating the Company’s uncertain tax positions and determining the Company’s provision for income taxes. No assurance can be given that the final tax outcome of these matters will not be different from that which is reflected in the Company’s historical income tax provisions and accruals.  The Company adjusts these items in light of changing facts and circumstances.  To the extent that the final tax outcome of these matters is different than the amounts recorded, such differences will impact the provision for income taxes in the period in which such determination is made.

The Internal Revenue Code (“the Code”) limits the availability of certain tax credits and net operating losses that arose prior to certain cumulative changes in a corporation’s ownership resulting in a change of control of the Company.  The Company’s use of its net operating loss carryforwards and tax credit carryforwards will be significantly limited because the Company believes it underwent “ownership changes”, as defined under Section 382 of the Internal Revenue Code, in 1991, 1995, 2000, 2003, 2004 and 2011, though the Company has not performed a study to determine the limitation.  The Company has reduced its deferred tax assets to zero relating to its federal and state research credits because of such limitations.  The Company continues to disclose the tax effect of the net operating loss carryforwards at their original amount as the actual limitation has not yet been quantified.   The Company has also established a full valuation allowance for substantially all deferred tax assets due to uncertainties surrounding its ability to generate future taxable income to realize these assets. Since substantially all deferred tax assets are fully reserved, future changes in tax benefits will not impact the effective tax rate. Management periodically evaluates the recoverability of the deferred tax assets. If it is determined at some time in the future that it is more likely than not that deferred tax assets will be realized, the valuation allowance would be reduced accordingly at that time.

Fair-Value Measurements. The Company accounts for fair value measurements in accordance with ASC  820, “Fair Value Measurements and Disclosures”, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements.

ASC 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under ASC 820 are described below:

Level 1	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2
Applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3	Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

Assessing the significance of a particular input to the fair value measurement requires judgment, considering factors specific to the asset or liability.  Determining whether a fair value measurement is based on Level 1, Level 2, or Level 3 inputs is important because certain disclosures are applicable only to those fair value measurements that use Level 3 inputs.  The use of Level 3 inputs may include information derived through extrapolation or interpolation which involves management assumptions.

Derivative Financial Instruments. The Company does not use derivative instruments to hedge exposures to cash flow, market or foreign currency risks.

The Company reviews the terms of the common and preferred stock, warrants and convertible debt it issues to determine whether there are embedded derivative instruments, including embedded conversion options, which are required to be bifurcated and accounted for separately as derivative financial instruments.  In circumstances where the host instrument contains more than one embedded derivative instrument, including the conversion option, that is required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument.

Bifurcated embedded derivatives are initially recorded at fair value and are then revalued at each reporting date with changes in the fair value reported as non-operating income or expense. When the equity or convertible debt instruments contain embedded derivative instruments that are to be bifurcated and accounted for as liabilities, the total proceeds received are first allocated to the fair value of all the bifurcated derivative instruments.  The remaining proceeds, if any, are then allocated to the host instruments themselves, usually resulting in those instruments being recorded at a discount from their face value.

The discount from the face value of the convertible debt, together with the stated interest on the instrument, is amortized over the life of the instrument through periodic charges to interest expense, using the effective interest method.

Results of Operations

This management’s discussion and analysis of financial condition and results of operations should be read in conjunction with the consolidated financial statements and related notes contained elsewhere in this Annual Report.

Comparison of Results for Fiscal Years Ended December 31, 2011 and 2010

Product Revenue

	Years Ended December 31,
Net Product Revenue	2011	2010	$ Change	% Change
(dollars in thousands)

Software and royalties	$2,126	$1,882	$244	13%
Percentage of total net product revenue	82%	59%
Hardware and consumables	$199	$381	$(182)	(48)%
Percentage of total net product revenue	8%	12%
Services	$271	$929	$(658)	(71)%
Percentage of total net product revenue	10%	29%
Total net product revenue	$2,596	$3,192	$(596)	(19)%

Software and royalty revenue increased 13% or $244,000 during the year ended December 31, 2011 as compared to the corresponding period in 2010.  The increase is due primarily to higher sales of our biometric engine of approximately $410,000 offset by lower Law Enforcement project-oriented revenue of approximately $96,000, lower identification software royalties and license revenues of approximately $28,000 and lower sales of our boxed identity management software through our distribution channels of approximately $42,000.

Revenues from the sale of hardware and consumables decreased 48% or $182,000 during the year ended December 31, 2011 as compared to the corresponding period in 2010.  The decrease reflects lower revenue from project solutions containing hardware and consumable components.

Services revenue is comprised primarily of software integration services, system installation services and customer training.  Such revenue decreased approximately 71% or $658,000 during the year ended December 31, 2011 as compared to the corresponding period in 2010.  This decrease was primarily due to the completion of the service element in certain contracts as well as a higher volume of software only project solutions not requiring significant amounts of customization, integration or installation.

 We believe that the period-to-period fluctuations of identity management software revenue in project-oriented solutions are largely due to the timing of government procurement with respect to the various programs we are pursuing.  Based on management’s current visibility into the timing of potential government procurements, and while no assurances can be given, we believe that we will see an increase in government procurement and implementations with respect to identity management initiatives; however, we cannot predict the timing of such initiatives.

Maintenance Revenue

	Years Ended December 31,
Net Maintenance Revenue	2011	2010	$ Change	% Change
(dollars in thousands)
Maintenance Revenue	$2,878	$2,619	$259	10%

Maintenance revenue was approximately $2,878,000 for the year ended December 31, 2011 as compared to approximately $2,619,000 for the corresponding period in 2010.  The increase of $259,000 is primarily due to the increase in identity management software project solutions revenue discussed above.  Law enforcement maintenance revenue did not change significantly year over year.

We anticipate continued growth of our maintenance revenue through the retention of existing customers combined with the expansion of our installed base resulting from the completion of project-oriented work, however we cannot predict the timing of this anticipated growth.

Cost of Product Revenue

	Years Ended December 31,
Cost of Product Revenue	2011	2010	$ Change	% Change
(dollars in thousands)

Software and royalties	$143	$266	$(123)	(46)%
Percentage of software and royalty product revenue	7%	14%
Hardware and consumables	$151	$289	$(138)	(48)%
Percentage of hardware and consumables product revenue	76%	76%
Services	$165	$504	$(339)	(67)%
Percentage of services product revenue	61%	54%
Total cost of product revenues	$459	$1,059	$(600)	(57)%
Percentage of total product revenue	18%	33%

The cost of software and royalty product revenue decreased 46% or $123,000 during the year ended December 31, 2011 as compared to the corresponding period in 2010.  This decrease relates to an uncharacteristically large percentage of software revenue for the year ended December 31, 2011 being generated from software only project solutions not requiring significant amounts of customization, integration or installation as compared to the corresponding period in 2010. Costs of products can vary as a percentage of product revenue from period to period depending upon the level of software customization and third party software license content included in product sales during a given period.

The decrease in the cost of product revenue for our hardware and consumable sales of $138,000 for the year ended December 31, 2011 as compared to the corresponding period in 2010 reflects a similar decrease in hardware and consumable revenue for the year ended December 31, 2011 as compared to the comparable period in 2010.

Costs of service revenue decreased 67% or $339,000 for the year ended December 31, 2011 as compared to the corresponding period in 2010.  That decrease in costs is primarily driven by the similar decrease in service revenue of 71% shown above.

Cost of Maintenance Revenue

	Years Ended December 31,
Cost of Maintenance Revenue	2011	2010	$ Change	% Change
(dollars in thousands)
Total maintenance cost of revenue	$935	$938	$(3)	(0)%
Percentage of total maintenance revenue	32%	36%

Cost of maintenance revenue did not change significantly year over year.   Please see the gross profit section below for a discussion regarding the decrease in cost of maintenance revenue as a percentage of maintenance revenue.

Product Gross Profit

	Years Ended December 31,
Product Gross Profit	2011	2010	$ Change	% Change
(dollars in thousands)
Software and royalties	$1,983	$1,616	$367	23%
Percentage of software and royalty product revenue	93%	86%
Hardware and consumables	$48	$92	$(44)	(48)%
Percentage of hardware and consumables product revenue	24%	24%
Services	$106	$425	$(319)	(75)%
Percentage of services product revenue	39%	46%
Total product gross profit	$2,137	$2,133	$4	0%
Percentage of total product revenue	82%	67%

Software and royalty gross profit increased 23% or approximately $367,000 for the year ended December 31, 2011 from the corresponding period in 2010 due to the combination of higher software and royalty product revenues of approximately $244,000 and lower cost of software and royalty revenues of $123,000.  Costs of software products can vary as a percentage of product revenue from period to period depending upon product mix and third party software licenses included in software solutions.

Hardware and consumable gross profit decreased approximately $44,000 due primarily to a $182,000 decrease in hardware and consumables revenue which was partially offset by a $138,000 decrease in related cost of revenues during the year ended December 31, 2011 as compared to the corresponding period in 2010.

Services gross profit decreased $319,000 due to lower services revenue of approximately $658,000 for the year ending December 30, 2011 as compared to the corresponding period in 2010 due to the completion of the service element in certain contracts.  Offsetting this decrease were lower cost of service revenues of approximately $339,000 for the year ended December 31, 2011 as compared the corresponding period of 2010.

Maintenance Gross Profit

	Years Ended December 31,
Maintenance Gross Profit	2011	2010	$ Change	% Change
(dollars in thousands)

Total maintenance gross profit	$1,943	$1,681	$262	16%
Percentage of total maintenance revenue	68%	64%

Gross margins related to maintenance revenue increased from 64% for the year ended December 31, 2010 to 68% for the same period in 2011.  That increase is due to higher maintenance revenue of approximately $259,000.  The relatively flat maintenance costs year-over-year reflect consistent personnel costs and contract services expenditures incurred during the year ended December 31, 2011 period as compared to the corresponding period of 2010.

Operating Expense

	Years Ended December 31,
Operating Expense	2011	2010	$ Change	% Change
(dollars in thousands)

General and administrative	$2,327	$2,546	$(219)	(9)%
Percentage of total net revenue	43%	44%
Sales and marketing	$1,404	$1,528	$(124)	(8)%
Percentage of total net revenue	26%	26%
Research and development	$2,664	$2,531	$133	5%
Percentage of total net revenue	49%	44%
Depreciation and amortization	$28	$50	$(22)	(44)%
Percentage of total net revenue	1%	1%

General and Administrative Expense

General and administrative expense is comprised primarily of salaries and other employee-related costs for executive, financial, and other infrastructure personnel. General legal, accounting and consulting services, insurance, occupancy and communication costs are also included with general and administrative expense.  The decrease of $219,000 is comprised of the following major components:

·	Decrease in professional services of approximately $116,000.

·	Decrease in financing related expenditures of $49,000.

·	Decrease in occupancy and insurance related expense of approximately $47,000.

We are continuing to focus our efforts on achieving additional future operating efficiencies by reviewing and improving upon existing business processes and evaluating our cost structure. We believe these efforts will allow us to continue to gradually decrease our level of general and administrative expense expressed as a percentage of total revenue.

Sales and Marketing Expense

Sales and marketing expense consist primarily of the salaries, commissions, other incentive compensation, employee benefits and travel expense of our sales force.  Selling and marketing expense decreased in 2011 by approximately $124,000.  The major components of this change are:

·	Decrease in salaries and personnel costs of approximately $97,000.

·	Decrease in rent and occupancy related costs of approximately $10,000.

·	Decrease in travel, trade show and other of approximately $26,000.

We anticipate that the level of expense incurred for sales and marketing during the year ended December 31, 2012 will increase as we pursue large project solution opportunities.

Research and Development Expense

Research and development expense consists primarily of salaries, employee benefits and outside contractors for new product development, product enhancements and custom integration work. Such expenses increased by $133,000 for the year ended December 31, 2011 as compared to the corresponding period in 2010.  The increase is comprised of the following major components:

·	Increase in salaries and personnel costs of approximately $80,000.

·	Increase in stock-based compensation expense of approximately $32,000.

·	Increase in contract services of approximately $60,000.

·	Decrease in rent and occupancy related costs of approximately $51,000.

Our level of expenditures in research and development reflects our belief that, in order to maintain our competitive position in markets characterized by rapid rates of technological advancement, we must continue to invest significant resources in new systems and software as well as continue to enhance existing products.

Depreciation and Amortization

During the year ended December 31, 2011, depreciation and amortization expense decreased $22,000 as compared to the corresponding period in 2010.  The decrease is due to a decrease in depreciation related to certain office equipment that became fully depreciated during the quarter ended March 31, 2011.  The Company’s amortization expense consisted solely of amortization expense incurred on the Company’s EPI trademark and trade name intangible asset.

Interest Expense

Our interest expense was approximately $4,851,000 and $1,123,000 for the years ended December 31, 2011 and 2010, respectively. Interest expense of approximately $4,851,000 for the year ended December 31, 2011 is comprised of the following components:

·	Coupon interest on secured notes payable and convertible notes payable of approximately $348,000.

·	Accretion of note discount and beneficial conversion feature to interest expense of approximately $4,448,000.

·	Other interest expense of approximately $55,000.

Interest expense of approximately $1,123,000 for the year ended December 31, 2010 is comprised of the following components:

·	Coupon interest on secured notes payable and convertible notes payable of approximately $370,000.

·	Accretion of note discount and beneficial conversion feature to interest expense of approximately $674,000.

·	Other interest expense of approximately $79,000.

Change in Fair Value of Financing Obligation

For the year ended 2010, we recognized non-cash income of $551,000 related to the change in fair value of our variable component of the financing obligation of approximately $695,000 offset by the accretion of the fixed component of the financing obligation of approximately $144,000. As that financing obligation was settled in fiscal 2010 there is no corresponding impact for the year ended December 31, 2011.

Change in Fair Value of Derivative Liabilities

For the year ended December 31, 2011, we recognized a non-cash income of $3,970,000 compared to non-cash expense of $738,000 for the corresponding period in 2010.  The recording of the change in fair market value of the derivative liabilities is due to implementation of ASC 815 effective January 1, 2009.  Such expense is related to the change in fair value of our derivative liabilities related to the embedded conversion features in our Series C and Series D Preferred Stocks as well as the anti-dilution provisions and certain settlement features contained within certain common stock warrant agreements. The Derivative Liabilities were revalued using available market information and commonly accepted fair value methodologies.

Other Income, Net

For the year ended December 31, 2011 we recognized other income of $25,000.  That $25,000 is primarily due to miscellaneous receipts at our German sales office.  For the year ended December 31, 2010, we recognized other income of $330,000 and other expense of $2,000.  Total other income of $328,000 for the year ended December 31, 2010 is comprised of approximately $280,000 from the reduction of previously accrued liquidated damages due to the expiration of the statute of limitations; $10,000 for the application of forfeiture account balances of our 401(k) plan against the accrued employer match; $5,000 from the reduction of the allowance for doubtful accounts; $10,000 from the write-off of certain long-outstanding trade accounts payable; and $25,000 in income on previously derecognized accounts receivables offset by $2,000 in losses on the disposal of certain fixed assets.

Income Tax Expense

During the year ended December 31, 2011, we recorded a benefit from income taxes of $19,000 as compared to expense of $126,000 for the year ended December 31, 2010.

During the year ended December 31, 2011, our benefit for income taxes of $19,000 related to taxes on income generated in certain foreign jurisdictions offset by research and development tax credits generated in certain foreign jurisdictions.

We have incurred consolidated pre-tax losses during the years ended December 31, 2011 and 2010, and have incurred operating losses in all periods prior to 2009. Management has determined that it is more likely than not that a tax benefit from such losses will not be realized. Accordingly, we did not record a benefit for income taxes for these periods.

Liquidity and Capital Resources

On December 20, 2011, we consummated an equity financing resulting in gross proceeds of  $10.0 million (“Qualified Financing”), including the $750,000 of promissory notes converted into the Qualified Financing.  In connection with the Qualified Financing, we issued 20,000,000 shares of our common stock (the “Shares”), and warrants to purchase 12,207,500 shares of common stock exercisable for $0.50 per share (“Warrants”), which number includes 2,207,500 shares issuable upon exchange of warrants issued to MDB Capital Group in consideration for acting as placement agent in connection with the Qualified Financing.  We also issued 90,000 shares of common stock and a warrant exercisable for 45,000 shares of common stock in lieu of cash in payment for legal fees related to the Qualified Financing. We also issued a warrant to purchase 250,000 shares of the Company’s common stock at an exercise price of $0.50, which expires two years from the date of grant, to a significant investor to cover certain expenses related to and in anticipation of the Qualified Financing. The net proceeds from the Qualified Financing were approximately $8,544,000, of which, $1,500,000 was then used to repay certain convertible notes payable. As of December 31, 2011, all debt other than the $110,000 in related party notes payable had been converted to common stock or repaid.  In addition, in connection with the Qualified Financing, (i) the anti-dilution provision contained in certain of our existing warrants were amended resulting in such warrants no longer qualifying as derivative liabilities; and (ii) a significant investor ("Investor") exchanged $4.5 million principal amount of convertible promissory notes of the Company ("Exchanged Notes"), and accrued but unpaid interest on the Exchanged Notes and on an additional $2.25 million in promissory notes, into 9,774,559 shares of our common stock ("Exchange Shares"). The Investor also agreed to convert $750,000 principal amount of additional promissory notes held by the Investor and invest the proceeds into the Qualified Financing.

At December 31, 2011, our principal sources of liquidity consisted of cash and cash equivalents of $6,773,000 and accounts receivable, net of $348,000.  As of December 31, 2011, we had positive working capital of $2,948,000 which included $1,066,000 of deferred revenue.  This compares to negative working capital of $3,996,000 during the corresponding period in 2010. Historically, our principal sources of cash have included customer payments from the sale of our products, proceeds from the issuance of common and preferred stock and proceeds from the issuance of debt. Our principal uses of cash have included cash used in operations, payments relating to purchases of property and equipment and repayments of borrowings. We expect that our principal uses of cash in the future will be for product development including customization of identity management products for enterprise and consumer applications, further development of intellectual property, development of SaaS capabilities for existing products as well as general working capital and capital expenditure requirements. We expect that, as our revenues grow, our sales and marketing and research and development expenses will continue to grow and, as a result, we will need to generate significant net revenues to achieve and sustain income from operations.

Management believes that the Company’s current cash and cash equivalents will be sufficient to meet working capital and capital expenditure requirements for at least the next 12 months from the date of this filing and that we will have sufficient liquidity to fund its business and meet its contractual obligations over a period beyond the next 12 months.

Operating Activities

Net cash used in operating activities was $2,269,000 during the year ended December 31, 2011 as compared to $2,070,000 for the corresponding period in 2010.  The cash used in operations of $2,269,000 during the year ended December 31, 2011 was primarily driven by a loss from operations of $2,343,000.  Further, we had a net loss of $3,180,000 in 2011 largely driven by interest expense of $4,851,000, of which, approximately $2,250,000 relates to the write-off of the unamortized note discount and beneficial conversion feature related to the convertible debt that was converted to common stock in December 2011 as part of the Qualified Financing. This expense was offset by approximately $3,970,000 in non-cash income resulting from the change in fair value of derivative liabilities.  Changes in working capital and other assets and liabilities in total decreased the net cash used in operations by approximately $103,000 due largely to a $570,000 increase in accrued expenses.

For the year ended December 31, 2010, we used cash to fund net losses of $2,720,000, excluding non-cash expenses (depreciation, amortization, change in fair value of additional financing obligation and derivative liabilities, amortization of debt discount, stock-based compensation, loss on debt modification and financing expense incurred from the issuance of derivative instruments) of $2,329,000.  For the year ended December 31, 2010 we generated cash of $617,000 through reductions in current assets and generated cash of $34,000 through increases in current liabilities (excluding debt).

Investing Activities

For the years ended December 31, 2011 and 2010, we used cash of $11,000 and $13,000, respectively, to fund capital expenditures of computer equipment, software and furniture and fixtures. The level of equipment purchases resulted primarily from continued growth of the business and replacement of older equipment.

Financing Activities

We generated cash of $9.0 million from financing activities for the year ended December 31, 2011 compared to $1.8 million for the same period in the prior year. The $9.0 million generated in 2011 was the result of $8.5 million in net proceeds from the Qualified Financing offset by a net outflow of $250,000 to repay certain notes payable.  We also received $655,000 in proceeds from the exercise of warrants to purchase 1,310,000 shares of common stock.  For the year ended December 31, 2010, the net cash provided by financing activities of $1.8 million was the result of net borrowings in the form of secured notes payable of $1.3 million combined with $500,000 in proceeds from the exercise of warrants to purchase 1,000,000 shares of common stock.

Debt

As of December 31, 2011 we had $110,000 in outstanding debt compared to $5,610,000 (exclusive of $4,073,000 in unamortized debt discounts) as of December 31, 2010.

Factors That May Affect Future Financial Condition and Liquidity

As a result of the consummation of the Qualified Financing in December 2011, we believe that our current cash and cash equivalents will be sufficient to meet our working capital and capital expenditure requirements for at least the next 12 months from the date of the filing of this Annual Report and that we will have sufficient liquidity to fund our business and meet our contractual obligations over a period beyond the next 12 months. However, we may be required to obtain additional financing in order to fund our continued operations. Due to the tightening of the credit markets, general economic conditions, and other economic and business factors, this financing may not be available to us on acceptable terms or at all. Although we cannot accurately anticipate the effect of inflation or foreign exchange markets on our operations, we do not believe these external economic forces have had, or are likely in the foreseeable future to have, a material impact on our results of operations.

Off-Balance Sheet Arrangements

At December 31, 2011, we did not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance, special purpose or variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. In addition, we did not engage in trading activities involving non-exchange traded contracts. As a result, we are not exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in such relationships. We do not have relationships and transactions with persons or entities that derive benefits from their non-independent relationship with us or our related parties except as disclosed elsewhere in this Annual Report.

Recently Issued Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the FASB, or other standard setting bodies, which are adopted by the Company as of the specified effective date.  Unless otherwise discussed, the Company’s management believes that the impact of recently issued standards that are not yet effective will not have a material impact on the Company’s consolidated financial statements upon adoption.

FASB ASU 2010-06.  In January 2010, the FASB issued ASU 2010-06 which amends the disclosure requirements relating to recurring and nonrecurring fair value measurements.  New disclosures are required about transfers into and out of the Levels 1 and 2 fair value hierarchy and separate disclosures about purchases, sales, issuances and settlements relating to Level 3 measurements.  This ASU also requires an entity to present information about purchases, sales, issuances and settlements for significant unobservable inputs on a gross basis rather than as a net number.  This ASU was effective for the Company with the reporting period beginning January 1, 2010, except for the disclosures on the roll forward activities for Level 3 fair value measurements, which became effective for the Company beginning January 1, 2011.  The adoption of this ASU had no impact on the Company’s consolidated financial statements as it only requires additional disclosures.

FASB ASU 2010-17.  In April 2010, the FASB issued ASU 2010-17, “Revenue Recognition – Milestone Method (Topic 605): Milestone Method of Revenue Recognition, a consensus of the FASB Emerging Issues Task Force”, which provides guidance on defining a milestone and determining when it may be appropriate to apply the milestone method of revenue recognition for research or development transactions.  ASU 2010-17 is effective for milestones achieved in fiscal years, and interim periods within those years, beginning on or after June 15, 2010.  The adoption of this standard did not have an impact on the Company’s consolidated financial statements.

FASB ASU 2010-29.  In December 2010, the FASB issued ASU 2010-29, which requires an entity to disclose revenue and earnings of a combined entity as though the business combination that occurred during the current year had occurred as of the beginning of the comparable prior annual period only.  It also requires pro forma disclosures to include a description of the nature and amount of the material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings.   The adoption of ASU 2010-29 did not impact the Company’s consolidated financial statements as there were no business combinations to report.

FASB ASU 2011-05.  In June 2011 the FASB issued ASU 2011-05, “Comprehensive Income (Topic 220): Presentation of Comprehensive Income”. This new accounting standard: (1) eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity; (2) requires the consecutive presentation of the statement of net income and other comprehensive income; and (3) requires an entity to present reclassification adjustments on the face of the financial statements from other comprehensive income to net income. This new standard does not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income, nor does it affect how earnings per share is calculated or presented. ASU 2011-05 is required to be applied retrospectively and is effective for fiscal years and interim periods within those years beginning after December 15, 2011, with early adoption permitted. As this new standard only requires enhanced disclosure, the adoption of ASU 2011-05 will not impact the Company’s consolidated financial statements.

FASB ASU 2011-08.  In September 2011 the FASB issued ASU 2011-08, “Goodwill and Other (Topic 350): Testing Goodwill for Impairment”. This new accounting standard simplifies goodwill impairment tests and states that a qualitative assessment may be performed to determine whether further impairment testing is necessary. ASU 2011-08 is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. The adoption of ASU 2011-08 did not have a material impact on the Company’s consolidated financial statements.

FASB ASU 2011-11.  The FASB has issued ASU 2011-11, “Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities”. The amendments to the FASB Accounting Standards Codification in this ASU require an entity to disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. Coinciding with the release of ASU 2011-11, the International Accounting Standards Board (IASB) has issued Disclosures - Offsetting Financial Assets and Financial Liabilities (Amendments to International Financial Reporting Standards 7). This amendment requires disclosures about the offsetting of financial assets and financial liabilities common to those in ASU 2011-11. An entity is required to apply the amendments for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. An entity should provide the disclosures required by those amendments retrospectively for all comparative periods presented.  We do not expect the adoption of this pronouncement to have a material impact on the Company’s consolidated financial statements.

FASB ASU 2011-12. The FASB has issued ASU 2011-12, “Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05”. The amendments to the Codification in ASU 2011-12 are effective at the same time as the amendments in ASU 2011-05, “Comprehensive Income (Topic 220): Presentation of Comprehensive Income”, so that entities will not be required to comply with the presentation requirements in ASU 2011-05 that ASU 2011-12 is deferring. In order to defer only those changes in ASU No. 2011-05 that relate to the presentation of reclassification adjustments, the paragraphs in ASU 2011-12 supersede certain pending paragraphs in ASU 2011-05. The amendments are being made to allow the FASB time to redeliberate whether to present on the face of the financial statements the effects of reclassifications out of accumulated other comprehensive income on the components of net income and other comprehensive income for all periods presented. While the FASB is considering the operational concerns about the presentation requirements for reclassification adjustments and the needs of financial statement users for additional information about reclassification adjustments, entities should continue to report reclassifications out of accumulated other comprehensive income consistent with the presentation requirements in effect before ASU 2011-05. All other requirements in ASU 2011-05 are not affected by ASU 2011-12, including the requirement to report comprehensive income either in a single continuous financial statement or in two separate but consecutive financial statements. Public entities should apply these requirements for fiscal years, and interim periods within those years, beginning after December 15, 2011. The Company does not expect the adoption of this pronouncement to have a material impact on the Company’s consolidated financial statements.

Impact of Inflation

The primary inflationary factor affecting our operations is labor costs and we do not believe that inflation has materially affected earnings during the past four years. Substantial increases in costs and expenses, particularly labor and operating expenses, could have a significant impact on our operating results to the extent that such increases cannot be passed along to customers and end users.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no disagreements with our independent registered public accounting firm in regards to accounting and financial disclosure.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Executive Officers and Directors

The following table sets forth certain information regarding our executive officers and directors as of the date of this prospectus.
Name	Age	Principal Occupation/Position Held With the Company
Mr. S. James Miller, Jr.	58	Chief Executive Officer and Chairman of the Board of Directors
Mr. Wayne Wetherell	59	Sr. Vice President, Chief Financial Officer, Secretary and Treasurer
Mr. John Callan	65	Director
Mr. David Carey	67	Director
Mr. Guy Steve Hamm	64	Director
Mr. David Loesch	67	Director
Mr. John Cronin	57	Director

S. James Miller, Jr. has served as our Chief Executive Officer since 1990 and Chairman of the Board since 1996. He also served as our President from 1990 until 2003. From 1980 to 1990, Mr. Miller was an executive with Oak Industries, Inc., a manufacturer of components for the telecommunications industry. While at Oak Industries, Mr. Miller served as a director and as Senior Vice President, General Counsel, Corporate Secretary and Chairman/President of Oak Industries’ Pacific Rim subsidiaries. He has a J.D. from the University of San Diego School of Law and a B.A. from the University of California, San Diego.

The Nominating and Corporate Governance Committee believes that Mr. Miller possesses substantial managerial expertise leading the Company through its various stages of development and growth, beginning in 1990 when Mr. Miller joined the Company as President and Chief Executive Officer, and that such expertise is extremely valuable to the Board of Directors and the Company as it executes its business plan.  In addition, the Board of Directors values the input provided by Mr. Miller given his legal experience.

Wayne Wetherell has served as our Senior Vice President, Administration and Chief Financial Officer since May 2001 and additionally as our Secretary and Treasurer since October 2005. From 1996 to May 2001, he served as Vice President of Finance and Chief Financial Officer. From 1991 to 1996, Mr. Wetherell was the Vice President and Chief Financial Officer of Bilstein Corporation of America, a manufacturer and distributor of automotive parts. Mr. Wetherell holds a B.S. degree in Management and an M.S. degree in Finance from San Diego State University.

John Callan was appointed to the Board in September 2000.  Since July 2008, Mr. Callan returned to Ursa Major Associates, the consulting firm he co-founded in 2001.  He now serves as Managing Director.  From February 2007 to July 2008, Mr. Callan served as Vice President, Strategy and Business Development at DHL Global Mail, Americas. From March 2006 to February 2007, Mr. Callan served at DHL Global Mail as Vice President - Domestic Product Management. From 2001 to 2006, Mr. Callan served as Principal of Ursa Major Associates, LLC, the logistics strategy-consulting firm he co-founded. From 1997 to 2002, he was an independent business strategy consultant in the imaging and logistics fields. From 1995 to 1997, Mr. Callan served as Chief Operating Officer for Milestone Systems, a shipping systems software company. From 1987 to 1995, he served as Director of Entertainment Imaging at Polaroid Corporation. Mr. Callan is a graduate of the University of North Carolina.

The Nominating and Corporate Governance Committee believes that Mr. Callan’s extensive business strategy consulting experience in the imaging and logistics fields, together with his extensive knowledge of the Company’s operations gained since joining the Board in 2000, provides the Company and the Board of Directors with valuable input with respect to issues facing the Company as it executes its business plan.

David Carey was appointed to the Board in February 2006. Mr. Carey is a former Executive Director of the Central Intelligence Agency.  Since July 2009 Mr. Carey has served as an Outside Director on the Special Security Agreement (SSA) Board of DRS Technologies, a Finmeccanica S.p.a company.  Mr. Carey also serves on a number of Advisory Boards, including the Advisory Board of Raytheon TCS (Trusted Computer Solutions). Mr. Carey also consults with companies both independently and as an affiliate of both the Command Consulting Group and D4 Consulting.  From April 2005 to August of 2008, Mr. Carey served as Executive Director for Blackbird Technologies, which provides state-of-the-art IT security expertise, where he assists the company with business development and strategic planning. Prior to joining Blackbird Technologies, Mr. Carey was Vice President, Information Assurance for Oracle Corporation from September 2001 to April 2005. In addition, Mr. Carey worked for the CIA for 32 years until 2001. During his career at the CIA, Mr. Carey held several senior positions including that of Executive Director, often referred to as the Chief Operating Officer, or No. 3 person in the agency, from 1997 to 2001. Before assuming that position, Mr. Carey was Director of the DCI Crime and Narcotics Center, the Director of the Office of Near Eastern and South Asian Analysis, and Deputy Director of the Office of Global Issues. Mr. Carey is a graduate of Cornell University and the University of Delaware.

The Nominating and Corporate Governance Committee believes that Mr. Carey’s experience as a former Executive Director of the CIA, his experience dealing with IT security matters, and the extensive contacts gained over his career working within the intelligence and security community, provide the Board with specialized expertise that assists the Company in the specific industries in which it operates.

Guy Steve Hamm was appointed to the Board in October 2004. Mr. Hamm served Aspen Holding, a privately held insurance provider, as CFO from December 2005 to February 2007. In 2003, Mr. Hamm retired from PricewaterhouseCoopers, where he was a national partner-in-charge of middle market. Mr. Hamm was instrumental in growing the Audit Business Advisory Services (ABAS) Middle Market practice at PricewaterhouseCoopers, where he was responsible for $300 million in revenue and more than 100 partners. Mr. Hamm is an adjunct professor in accounting at Chapman University.  Mr. Hamm is a graduate of San Diego State University.

The Nominating and Corporate Governance Committee believes that Mr. Hamm’s experience in public accounting, together with his management experience as a Chief Financial Officer, provide the Audit Committee of the Board with the expertise needed to oversee the Company’s finance and accounting professionals, and the Company’s independent public accountants.

David Loesch was appointed to the Board in September 2001 after 29 years of service as a Special Agent with the Federal Bureau of Investigations (“FBI”). At the time of his retirement from the FBI, Mr. Loesch was the Assistant Director in Charge of the Criminal Justice Information Services Division of the FBI. Mr. Loesch was awarded the Presidential Rank Award for Meritorious Executive in 1998 and has served on the board of directors of the Special Agents Mutual Benefit Association since 1996. He is also a member of the International Association of Chiefs of Police and the Society of Former Special Agents of the FBI, Inc.  Mr. Loesch served in the United States Army as an Officer with the 101st Airborne Division in Vietnam. He holds a Bachelor’s degree from Canisius College and a Master’s degree in Criminal Justice from George Washington University. Mr. Loesch is currently a private consultant on public safety and criminal justice solutions.

The Nominating and Corporate Governance Committee believes that Mr. Loesch’s extensive service as a Special Agent with the FBI, together with his knowledge of security issues relevant to the Company’s products and markets, provides the Company and the Board of Directors with relevant input regarding the industries in which the Company competes, and the markets served by the Company.

John Cronin was appointed to the Board in February 2012. Mr. Cronin is currently a Managing Director and Chairman of ipCG, the largest intellectual property strategy consulting team in the world, serving over 700 companies since 1998. As the primary architect for ipCG's Systemtatic ipCG  Methodology.  Mr. Cronin has also helped over many companies IP strategy and the resultant execution as well as assists clients for monetization , including out-licensing agreements, asset sales, and mergers and acquisitions. Prior to his work at ipCG, Mr. Cronin spent 17 years serving as the top inventor at IBM, with over 100 patents and 150 patent publications. Additionally, Mr. Cronin serves as a member of the Board of Directors at Vermont Electric Power Company (VELCO), Armor Designs, Inc., Document Security Systems, and Primal Fusion, Inc, and GraphOn and as a member of the advisory board for innoPad, Inc.

The Nominating and Corporate Governance Committee believes that Mr. Cronin’s experience developing and extracting the value from intellectual property, and his experience serving on, and advising, boards of directors, will contribute to deliberations of our Board of Directors, and assist the Company as it capitalizes on the opportunities presented by its portfolio of intellectual property assets.

Significant Employees

The Company has also identified the following persons as significant employees of the Company:

Chuck AuBuchon.  Mr. AuBuchon has served as our Vice President, Business Development since January 2007. From 2004 to 2007 he served as Vice President, Sales. From 2003 to 2004, he served as Director of North American Sales. From 2000 to 2003, Mr. AuBuchon was Vice President Sales & Marketing at Card Technology Corporation, a manufacturer of Card Personalization Systems, where he was responsible for distribution within the Americas, Asia Pacific and EMEA (Europe, Middle East and Africa) regions. From 1992 to 2000, Mr. AuBuchon held various sales management positions, including Vice President Sales and Marketing, for Gemplus and Datacard. Mr. AuBuchon is a graduate of Pennsylvania State University.

David Harding. Mr. Harding has served as our Vice President and Chief Technology Officer since January 2006. Before joining us, Mr. Harding was the Chief Technology Officer at IC Solutions, Inc., where he was responsible for all technology departments including the development and management of software development, IT and quality assurance as well as their respective hardware, software and human resource budgets from 2001 to 2003. He was the Chief Technology Officer at Thirsty.com from 1999 to 2000, the Chief Technology Officer at Fulcrum Point Technologies, Inc., from 1996 to 1999, and consultant to Access360, which is now part of IBM/Tivoli, from 1995 to 1996.

Code of Ethics

The Company has adopted a Code of Business Conduct and Ethics policy that applies to our directors and employees (including the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions).  The Company intends to promptly disclose (i) the nature of any amendment to this code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and (ii) the nature of any waiver, including an implicit waiver, from a provision of this code of ethics that is granted to one of these specified individuals, the name of such person who is granted the waiver and the date of the waiver on our website in the future.  A copy of our Code of Business Conduct and Ethics can be obtained from our website at http://www.iwsinc.com.

Committees of the Board of Directors

Our Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which has the composition and responsibilities described below.

Audit Committee

The Audit Committee provides assistance to the Board of Directors in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by our independent accountants and reviewing their reports regarding our accounting practices and systems of internal accounting controls. The Audit Committee also oversees the audit efforts of our independent accountants and takes those actions as it deems necessary to satisfy it that the accountants are independent of management. The Audit Committee currently consists of Messrs. Hamm (Chairman), Carey and Loesch, each of whom is a non-management member of our Board of Directors. Mr. Hamm is also our Audit Committee financial expert as currently defined under Securities and Exchange Commission rules.  We believe that the composition of our Audit Committee meets the criteria for independence under, and the functioning of our Audit Committee complies with the applicable requirements of, the Sarbanes-Oxley Act of 2002 and Securities and Exchange Commission rules and regulations.

Compensation Committee

The Compensation Committee determines our general compensation policies and the compensation provided to our directors and officers. The Compensation Committee also reviews and determines bonuses for our officers and other employees. In addition, the Compensation Committee reviews and determines equity-based compensation for our directors, officers, employees and consultants and administers our stock option plans and employee stock purchase plan. The Compensation Committee currently consists of Messrs. Callan (Chairman), Cronin and Carey, each of whom is a non-management member of our Board of Directors. We believe that the composition of our Compensation Committee meets the criteria for independence under, and the functioning of our Compensation Committee complies with the applicable requirements of, the Sarbanes-Oxley Act of 2002 and Securities and Exchange Commission rules and regulations.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for making recommendations to the Board of Directors regarding candidates for directorships and the size and composition of the Board. In addition, the Nominating and Corporate Governance Committee is responsible for overseeing our corporate governance guidelines and reporting and making recommendations to the Board concerning corporate governance matters. The Nominating and Corporate Governance Committee currently consists of all the non employee  members of the Board.   We believe that the composition of our Nominating and Corporate Governance Committee meets the criteria for independence under, and the functioning of our Nominating and Corporate Governance Committee complies with the applicable requirements of, the Sarbanes-Oxley Act of 2002 and Securities and Exchange Commission rules and regulations.

Indemnification of Officers and Directors

As permitted by Delaware law, the Company will indemnify its directors and officers against expenses and liabilities they incur to defend, settle, or satisfy any civil or criminal action brought against them on account of their being or having been Company directors or officers unless, in any such action,  they are adjudged to have acted with gross negligence or willful misconduct.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information about the compensation paid or accrued during the year ended December 31, 2011 and 2010 to our Chief Executive Officer and the Company's two most highly compensated executive officers other than our Chief Executive Officer who were serving as executive officers at December 31, 2011, and whose annual compensation exceeded $100,000 during such year (collectively the “Named Executive Officers”).

Name and Principal Position	Year	Salary	Stock Awards		Option Awards (1)(2)		All Other Compensation	Total

S. James Miller, Jr. Chairman of the Board and Chief Executive Officer	2011	$331,428	$-		$100,565	(6)	$16,745	$448,738
	2010	326,630	-	(3)	68,539	(6)	-	395,169
			-
Wayne G. Wetherell Senior Vice President Chief Financial Officer, Secretary, and Treasurer	2011	198,291	-		24,836	(6)	-	223,127
	2010	195,240	-	(4)	47,644	(6)	-	242,884

David Harding Vice President and Chief Technical Officer	2011	191,000	-		20,719	(6)	-	211,719
	2010	188,061	-	(5)	35,822	(6)	-	$223,883

(1)	All option awards were granted under the 1999 Stock Award Plan (the “1999 Plan”).

(2)
The amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2011, in accordance with the provisions of ASC 718 and thus may include amounts from awards granted prior to 2011. We have elected to use the Black-Scholes option-pricing model, which incorporates various assumptions including volatility, expected life, and interest rates. We are required to make various assumptions in the application of the Black-Scholes option-pricing model and have determined that the best measure of expected volatility is based on the historical weekly volatility of our common stock. Historical volatility factors utilized in our Black-Scholes computations range from 135% to 144%. We have elected to estimate the expected life of an award based upon the SEC approved “simplified method” noted under the provisions of Staff Accounting Bulletin No. 110. The expected term used by the Company during the years ended December 31, 2011 and 2010 was 5.9 years. The difference between the actual historical expected life and the simplified method was immaterial.  The interest rate used is the risk free interest rate and is based upon U.S. Treasury rates appropriate for the expected term. Interest rates used in the Company’s Black-Scholes calculations for the years ended December 31, 2011 and 2010 was 2.6%. Dividend yield is zero, as we do not expect to declare any dividends on our common shares in the foreseeable future. In addition to the key assumptions used in the Black-Scholes model, the estimated forfeiture rate at the time of valuation is a critical assumption. We have estimated an annualized forfeiture rate of 9.7 % for corporate officers, 4.1 % for members of the Board of Directors and 6.0 % for all other employees. We review the expected forfeiture rate annually to determine if that percent is still reasonable based on historical experience.

(3)
Represents the quarterly vesting of 316,620 restricted shares granted on January 11, 2010.  In January 2010, the Compensation Committee approved a proposal that certain members of management and board members holding stock options be offered restricted stock awards in exchange for the cancellation of the stock options they held with strike prices of $1.45 or more.  The restricted stock awards were offered on a 3 for 5 basis (for each 5 stock options surrendered, 3 shares of restricted stock are granted).  The shares of restricted stock vest over three years on a quarterly basis with the participant to receive 1/12 of the shares on each three-month anniversary of the date of grant.  As the fair value of the stock options exchanged exceeded the fair value of the restricted shares issued, no incremental compensation expense is incurred for the restricted shares.

(4)
Represents the quarterly vesting of 163,560 restricted shares granted on January 11, 2010.  In January 2010, the Compensation Committee approved a proposal that certain members of management and board members holding stock options be offered restricted stock awards in exchange for the cancellation of the stock options they hold with strike prices of $1.45 or more.  The restricted stock awards were offered on a 3 for 5 basis (for each 5 stock options surrendered, 3 shares of restricted stock are granted).  The shares of restricted stock vest over three years on a quarterly basis with the participant to receive 1/12 of the shares on each three-month anniversary of the date of grant.  As the fair value of the stock options exchanged exceeded the fair value of the restricted shares issued, no incremental compensation expense is incurred for the restricted shares.

(5)
Represents the quarterly vesting of 105,000 restricted shares granted on January 11, 2010.  In January 2010, the Compensation Committee approved a proposal that certain members of management and board members holding stock options be offered restricted stock awards in exchange for the cancellation of the stock options they hold with strike prices of $1.45 or more.  The restricted stock awards were offered on a 3 for 5 basis (for each 5 stock options surrendered, 3 shares of restricted stock are granted).  The shares of restricted stock vest over three years on a quarterly basis with the participant to receive 1/12 of the shares on each three-month anniversary of the date of grant.  As the fair value of the stock options exchanged exceeded the fair value of the restricted shares issued, no incremental compensation expense is incurred for the restricted shares.

(6)
The amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2011 and 2010, in accordance with the provisions of ASC 718 and thus may include amounts from awards granted prior to 2011 and 2010. Assumptions used in the calculation of these amounts are included in Note 2 of the Consolidated Financial Statements.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding unexercised options, stock that has not vested and equity incentive awards held by each of the Named Executive Officers outstanding as of December 31, 2011:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Unearned Options: Exercisable (#)		Number of Securities Underlying Unexercised Unearned Options: Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares That Have Not Vested (#)	Market Value of Shares That Have Not Vested
S. James Miller, Jr.	91,675	(1)	8,235	$0.20	1/27/2019	131,925	$105,540
	106,750	(2)	76,250	$0.73	1/29/2020
	-	(3)	225,000	$1.11	3/10/2021
Wayne G. Wetherell
	55,000	(1)	5,000	$0.20	1/27/2019	68,150	$54,520
	35,000	(2)	25,000	$0.73	1/29/2020
David Harding
	45,834	(1)	4,166	$0.20	1/27/2019	43,750	$35,000

(1)	These options vest over three years with one third vesting on January 27, 2010 and the remainder vesting in equal quarterly installments thereafter.
(2)	These options vest over three years with one third vesting on January 29, 2011 and the remainder vesting in equal quarterly installments thereafter.
(3)	These options vest over three years with one third vesting on March 10, 2012 and the remainder vesting in equal quarterly installments thereafter.

Employment Agreements

S. James Miller, Jr. On October 1, 2005, we entered into an employment agreement with Mr. Miller pursuant to which Mr. Miller serves as President and Chief Executive Officer. This agreement was for a three-year term ending September 30, 2008.  On September 27, 2008 this agreement was amended to change the expiration from September 30, 2008 to June 30, 2009.   On April 6, 2009 this agreement was amended to change the expiration to December 31, 2009.   On December 10, 2009 this agreement was amended to change the expiration to December 31, 2011. On March 10, 2011 this agreement was amended to change the expiration to December 31, 2012. On January 31, 2012 this agreement was amended to change the expiration to December 31, 2013. This agreement provides for annual base compensation in the amount of $291,048, which amount will be increased based on cost-of-living increases. Under this agreement, we will reimburse Mr. Miller for reasonable expenses incurred in connection with our business. Under the terms of the agreement, Mr. Miller will be entitled to the following severance benefits if we terminate his employment without cause or in the event of an involuntary termination: (i) a lump sum cash payment equal to twenty-four months base salary; (ii) continuation of Mr. Miller’s fringe benefits and medical insurance for a period of three years; and (iii) immediate vesting of 50% of Mr. Miller’s outstanding stock options and restricted stock awards. In the event that Mr. Miller’s employment is terminated within six months prior to or thirteen months following a change of control (defined below), Mr. Miller is entitled to the severance benefits described above, except that 100% of Mr. Miller’s outstanding stock options and restricted stock awards will immediately vest.

Wayne Wetherell. On October 1, 2005, we entered into an amended employment agreement with Mr. Wetherell pursuant to which Mr. Wetherell will serve as our Chief Financial Officer. This agreement is for a three-year term ending September 30, 2008. On September 27, 2008 this agreement was amended to change the expiration from September 30, 2008 to June 30, 2009.   On April 6, 2009 this agreement was amended to change the expiration to December 31, 2009.   On December 10, 2009 this agreement was amended to change the expiration to December 31, 2010.   On March 10, 2011 this agreement was amended to change the expiration to December 31, 2011.   On January 31, 2012 this agreement was amended to change the expiration to June 30, 2012.  This agreement provides for annual base compensation in the amount of $174,100, which amount will be increased based on cost-of-living increases and may also be increased based on performance reviews. Under this agreement, we will reimburse Mr. Wetherell for reasonable expenses incurred in connection with our business. Under the terms of the agreement, Mr. Wetherell will be entitled to the following severance benefits if we terminate his employment without cause or in the event of an involuntary termination: (i) a lump sum cash payment equal to twelve months of base salary; (ii) continuation of Mr. Wetherell’s fringe benefits and medical insurance for a period of three years; (iii) immediate vesting of 50% of Mr. Wetherell’s outstanding stock options and restricted stock awards. In the event that Mr. Wetherell’s employment is terminated within six months prior to or thirteen months following a change of control (defined below), Mr. Wetherell is entitled to the severance benefits described above, except that 100% of Mr. Wetherell’s outstanding stock options and restricted stock awards will immediately vest.

Change of Control and Severance Benefits Agreement with David Harding. On May 21, 2007, we entered into a Change of Control and Severance Benefits Agreement with Mr. David Harding, our Vice President and Chief Technical Officer. This agreement has a two-year term, commencing on May 21, 2007. On September 27, 2008 this agreement was amended to change the expiration from May 21, 2009 to June 30, 2009.  On April 6, 2009 this agreement was amended to change the expiration to December 31, 2009.   On December 10, 2009 this agreement was amended to change the expiration to December 31, 2010.  On March 10, 2011 this agreement was amended to change the expiration to December 31, 2011.  On January 31, 2012 this agreement was amended to change the expiration to June 30, 2012.  Subject to the conditions and other limitations set forth therein, Mr. Harding will be entitled to the following severance benefits if we terminate his employment without cause prior to the closing of any change of control transaction: (i) a lump sum cash payment equal to six months of base salary; and (ii) continuation of Mr. Harding’s health insurance benefits until the earlier of six (6) months following the date of termination, the date on which he is no longer entitled to continuation coverage pursuant to COBRA or the date that he obtains comparable health insurance coverage. In the event that Mr. Harding’s employment is terminated within the twelve months following a change of control, he is entitled to the severance benefits described above, plus his stock options will immediately vest and become exercisable. Mr. Harding’s eligibility to receive severance payments or other benefits upon his termination is conditioned upon him executing a general release of liability.

For purposes of each of the above-referenced agreements, termination for “cause” generally means the executive’s commission of an act of fraud or similar conduct which is intended to result in substantial personal enrichment of the executive, conviction or plea of nolo contendere to a felony, gross negligence or breach of fiduciary duty that results in material injury to us, material breach of the executive’s proprietary information agreement that is materially injurious to us, willful and material failure to perform his duties as an officer or employee of ours or material breach of his employment agreement and the failure to cure such breach in a specified period of time or a violation of a material policy of ours that is materially injurious to us. A “change in control” as used in these agreements generally means the occurrence of any of the following events: (i) the acquisition by any person or group of 50% or more of our outstanding voting stock, (ii) the consummation of a merger, consolidation, reorganization, or similar transaction other than a transaction: (1) in which substantially all of the holders of our voting stock hold or receive directly or indirectly 50% or more of the voting stock of the resulting entity or a parent company thereof, in substantially the same proportions as their ownership of the Company immediately prior to the transaction; or (2) in which the holders of our capital stock immediately before such transaction will, immediately after such transaction, hold as a group on a fully diluted basis the ability to elect at least a majority of the directors of the surviving corporation (or a parent company); (iii)  there is consummated a sale, lease, exclusive license, or other disposition of all or substantially all of the consolidated assets of us and our Subsidiaries, other than a sale, lease, license, or other disposition of all or substantially all of the consolidated assets of us and our Subsidiaries to an entity, 50% or more of the combined voting power of the voting securities of which are owned by our stockholders in substantially the same proportions as their ownership of the Company immediately prior to such sale, lease, license, or other disposition;

 or (iv)  individuals who, on the date the applicable agreement was adopted by the Board, are Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Directors; provided, however, that if the appointment or election (or nomination for election) of any new Director was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of the applicable agreement, be considered as a member of the Incumbent Board.

Director Compensation

Each of our non-employee directors receives a monthly retainer of $3,000 for serving on the Board of Directors. Board members who also serve on the Audit Committee receive additional monthly compensation of $458 for the Chairman and $208 for the remaining members of the Audit Committee.   Board members who also serve on the Compensation Committee receive additional monthly compensation of $417 for the Chairman and $208 for the remaining members of the Compensation Committee.  The members of the Board of Directors are also eligible for reimbursement for their expenses incurred in attending Board meetings in accordance with our policies. For the fiscal year ended December 31, 2011, the Board held the payment of fees for the period for approximately ten months in light of the Company’s limited cash resources.  For the fiscal year ended December 31, 2011 the total amounts paid to non-employee directors as compensation (excluding reimbursable expenses) was $39,667.  During that same period a total of approximately $151,000 was accrued as board fees but not paid.

Each of our non-employee directors is also eligible to receive stock option grants under the 1999 Plan. Options granted under the 1999 Plan are intended by us not to qualify as incentive stock options under the Code.

The term of options granted under the 1999 Plan is ten years. In the event of a merger of us with or into another corporation or a consolidation, acquisition of assets or other change-in-control transaction involving us, an equivalent option will be substituted by the successor corporation, provided, however, that we may cancel outstanding options upon consummation of the transaction by giving at least thirty (30) days notice.

The following table sets forth the compensation awarded to, earned by, or paid to each person who served as a director during the year ended December 31, 2011, other than a director who also served as an executive officer.

	Year	Fees Earned or Paid in Cash ($)	Stock Awards ($)		Option Awards ($)(8)	All Other Compensation ($)	Total ($)
John Callan	2011	41,000	-	(2)	1,871		42,871
	2010	41,000	-	(2)	4,799	-	45,799

John Holleran (1)	2011	34,167	-	(3)	1,871		36,038
	2010	41,000	-	(3)	4,799	-	45,799

Guy Steve Hamm	2011	41,500	-	(4)	2,411		43,911
	2010	41,500	-	(4)	4,799	-	46,299

David Carey	2011	38,500	-	(5)	1,871		40,371
	2010	38,500	-	(5)	4,799	-	43,299

David Loesch	2011	38,500	-	(6)	1,871		40,371
	2010	38,500	-	(6)	4,799	-	43,299

John Cronin (7)	2011	-	-		-	-	-
	2010	-	-		-	-	-

(1)	Mr. Holleran passed away on October 6, 2011, and is therefore no longer a member of the Board of Directors.
(2)
Represents the quarterly vesting of 25,521 restricted shares granted on January 11, 2010.  In January 2010, the Compensation Committee approved a proposal that certain members of management and board members holding stock options be offered restricted stock awards in exchange for the cancellation of the stock options they held with strike prices of $1.45 or more.  The restricted stock awards were offered on a 3 for 5 basis (for each 5 stock options surrendered, 3 shares of restricted stock are granted).  The shares of restricted stock vest over three years on a quarterly basis with the participant to receive 1/12 of the shares on each three-month anniversary of the date of grant.  As the fair value of the stock options exchanged exceeded the fair value of the restricted shares issued, no incremental compensation expense is incurred for the restricted shares.

(3)
Represents the quarterly vesting of 24,157 restricted shares granted on January 11, 2010.  The restricted shares vest quarterly over three years ending January 11, 2013. In January 2010, the Compensation Committee approved a proposal that certain members of management and board members holding stock options be offered restricted stock awards in exchange for the cancellation of the stock options they held with strike prices of $1.45 or more.  The restricted stock awards were offered on a 3 for 5 basis (for each 5 stock options surrendered, 3 shares of restricted stock are granted).  The shares of restricted stock vest over three years on a quarterly basis with the participant to receive 1/12 of the shares on each three-month anniversary of the date of grant.  As the fair value of the stock options exchanged exceeded the fair value of the restricted shares issued, no incremental compensation expense is incurred for the restricted shares.

(4)
Represents the quarterly vesting of 16,200 restricted shares granted on January 11, 2010.  The restricted shares vest quarterly over three years ending January 11, 2013. In January 2010, the Compensation Committee approved a proposal that certain members of management and board members holding stock options be offered restricted stock awards in exchange for the cancellation of the stock options they held with strike prices of $1.45 or more.  The restricted stock awards were offered on a 3 for 5 basis (for each 5 stock options surrendered, 3 shares of restricted stock are granted).  The shares of restricted stock vest over three years on a quarterly basis with the participant to receive 1/12 of the shares on each three-month anniversary of the date of grant.  As the fair value of the stock options exchanged exceeded the fair value of the restricted shares issued, no incremental compensation expense is incurred for the restricted shares.

(5)
Represents the quarterly vesting of 12,000 restricted shares granted on January 11, 2010.  The restricted shares vest quarterly over three years ending January 11, 2013. In January 2010, the Compensation Committee approved a proposal that certain members of management and board members holding stock options be offered restricted stock awards in exchange for the cancellation of the stock options they held with strike prices of $1.45 or more.  The restricted stock awards were offered on a 3 for 5 basis (for each 5 stock options surrendered, 3 shares of restricted stock are granted).  The shares of restricted stock vest over three years on a quarterly basis with the participant to receive 1/12 of the shares on each three-month anniversary of the date of grant.  As the fair value of the stock options exchanged exceeded the fair value of the restricted shares issued, no incremental compensation expense is incurred for the restricted shares.

(6)
Represents the quarterly vesting of 28,200 restricted shares granted on January 11, 2010.  The restricted shares vest quarterly over three years ending January 11, 2013. In January 2010, the Compensation Committee approved a proposal that certain members of management and board members holding stock options be offered restricted stock awards in exchange for the cancellation of the stock options they held with strike prices of $1.45 or more.  The restricted stock awards were offered on a 3 for 5 basis (for each 5 stock options surrendered, 3 shares of restricted stock are granted).  The shares of restricted stock vest over three years on a quarterly basis with the participant to receive 1/12 of the shares on each three-month anniversary of the date of grant.  As the fair value of the stock options exchanged exceeded the fair value of the restricted shares issued, no incremental compensation expense is incurred for the restricted shares.

(7)	Mr. Cronin joined the Board of Directors in February 2012.
(8)
The amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2011 and 2010, in accordance with the provisions of ASC 718 and thus may include amounts from awards granted prior to 2011 and 2010. Assumptions used in the calculation of these amounts are included in Notes to the Consolidated Financial Statements.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is or has ever been one of our officers or employees. No interlocking relationship exists between our Board of Directors or Compensation Committee and the Board of Directors or Compensation Committee of any other entity, nor has any interlocking relationship existed in the past.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On November 14, 2008, Jim Miller and Charles AuBuchon loaned the Company $45,000 each and in consideration therefor received a convertible promissory note (“Management Notes”).  The Management Notes were due and payable on February 14, 2009 (“Maturity Date”), accrued interest at 7% annually, and were convertible into shares of common stock of the Company at $0.55 per share.  In addition, each of Messrs. Miller and AuBuchon were issued warrants to purchase 61,363 shares of our common stock, exercisable for five years, at $0.55 per share (“Management Warrants”).  In addition, additional Management Notes were issued to Steve Hamm and David Loesch, who each loaned the Company $10,000.  Messrs. Hamm and Loesch were each issued Management Warrants to purchase 13,365 shares of the Company’s common stock.  On August 25, 2009, the Maturity Date was extended indefinitely by the lenders in exchange for 61,365 additional Management Warrants with an exercise price of $0.50 per share, in the case of the Management Notes held by Messrs. Miller and AuBuchon.  Messrs Hamm and Loesch were each issued an additional 13,365 Management Warrants with an exercise price of $0.50 per share.  From time to time, Mr. Miller has advanced the Company sums ranging from $5-$20,000 for various expenses. No compensation for these advances was paid and these advances were repaid in full.

        As of December 31, 2010, Neal Goldman, and certain affiliated entities (together, "Goldman"), held certain promissory notes issued during the quarter ended December 31, 2010, in the principal amount of $5.5 million (the “Goldman Notes”).  The Goldman Notes accrued interest at the rate of 6.0%, became due and payable on various dates in the quarter ending December 31, 2012, and were convertible into a total of 11,732,986 shares of the Company’s common stock.    In addition, Goldman was issued warrants to purchase 8.25 million shares of the Company’s common stock in connection with the issuance of the Goldman Notes, at an exercise price of $0.50 per share.  The total principal and accrued interest due and payable Goldman under the terms of the Goldman Notes at December 31, 2010 was $5,543,438, at which time Goldman may be deemed an affiliate of the Company due to his beneficial ownership of in excess of ten percent of the Company’s issued and outstanding shares of common stock.  Each of the Goldman Notes was paid, and/or converted into shares of the Company’s common stock on December 20, 2011 in connection with the Qualified Financing.

Review, Approval or Ratification of Transactions with Related Persons

As provided in the charter of our Audit Committee, it is our policy that we will not enter into any transactions required to be disclosed under Item 404 of the SEC’s Regulation S-K unless the Audit Committee or another independent body of our Board of Directors first reviews and approves the transactions.

In addition, pursuant to our Code of Ethical Conduct and Business Practices, all employees, officers and directors of ours and our subsidiaries are prohibited from engaging in any relationship or financial interest that is an actual or potential conflict of interest with us without approval. Employees, officers and directors are required to provide written disclosure to the Chief Executive Officer as soon as they have any knowledge of a transaction or proposed transaction with an outside individual, business or other organization that would create a conflict of interest or the appearance of one.

Director Independence

Our Board of Directors has determined that all of its members, other than Mr. Miller, who serves as the Company’s Chief Executive Officer, are “independent” within the meaning of the NASDAQ and Securities and Exchange Commission rules regarding independence.

We maintain separately designated Audit, Compensation and Nominating and Corporate Governance Committees. In applying the independence standards applicable to such Committee members, each of the members is considered independent.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDERS MATTERS

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information with respect to the ownership of our common stock as of April 24, 2012, by (i) each person who is known by us to own of record or beneficially more than 10% of our common stock, (ii) each of our directors and officers. Unless otherwise indicated, the stockholders listed in the table have sole voting and investment powers with respect to the shares of common stock. Shareholdings include shares held by family members. Unless otherwise noted, the addresses of the individuals listed below are 10815 Rancho Bernardo Road, Suite 310, San Diego, California 92127.

Name and Address	Number of Shares (1)	Percent of Class (2)

Directors and Named Executive Officers:
S. James Miller, Jr. (3)	1,186,333	1.7%
Chairman, Chief Executive Officer

John Callan (4)	86,146	-	%*
Director

David Carey (5)	42,625	-	%*
Director

G. Steve Hamm (6)	78,746	-	%*
Director

David Loesch (7)	104,870	-	%*
Director

Wayne Wetherell (8)	431,200	-	%*
SVP of Administration, Chief Financial Officer, Secretary

Charles AuBuchon (9)	500,502	-	%*
VP of Business Development

David Harding (10)	214,999	-	%*
Chief Technical Officer

Total beneficial ownership of directors and officers as a group (8 persons):	2,645,421	3.8%

5% Stockholders:

J. Patterson McBaine (11)	10,898,197	15.9%

Bruce Toll (12)	9,051,708	13.2%

Neal I. Goldman (13)	32,460,145	41.5%

Compass Financial, Traditional Investment Fund, LTD Class B (14)	6,000,000	8.6%

Revelation Special Situation Fund Ltd (15)	5,250,000	7.5%

(1)
All entries exclude beneficial ownership of shares issuable pursuant to options that have not vested or that are not otherwise exercisable as of the date hereof or which will not become vested or exercisable within 60 days of April 24, 2012.

(2)
Percentages are rounded to nearest one-tenth of one percent. Percentages are based on 68,591,346 shares of common stock outstanding as of April 24, 2012. Options that are presently exercisable or exercisable within 60 days of the April 24, 2012 are deemed to be beneficially owned by the stockholder holding the options for the purpose of computing the percentage ownership of that stockholder, but are not treated as outstanding for the purpose of computing the percentage of any other stockholder.

(3)
Includes 75,201 shares held jointly with spouse and 331,000 options exercisable within 60 days of April 24, 2012.  Also includes 122,727 warrants and notes convertible into 65,262 shares of common stock.

(4)	Includes of 10,625 options exercisable within 60 days of April 24, 2012.

(5)	Includes of 10,625 options exercisable within 60 days of April 24, 2012.

(6)	Includes of 12,501 options exercisable within 60 days of April 24, 2012. Also includes 27,271 warrants and notes convertible into 22,774 shares of common stock.

(7)	Includes of 10,625 options exercisable within 60 days of April 24, 2012. Also includes 27,271 warrants and notes convertible into 22,774 shares of common stock.

(8)	Includes 105,000 options exercisable within 60 days of April 24, 2012.

(9)	Includes 134,999 options exercisable within 60 days of April 24, 2012. Also includes 122,727 warrants and notes convertible into 56,776 shares of common stock.

(10)	Includes 109,999 options exercisable within 60 days of April 24, 2012.

(11)
Includes 6,798,852 shares held by Lagunitas Partners, LP, 2,175,810 shares and held by Gruber & McBaine Capital Management LLC, 111,148 shares held by the Jon D. and Linda W. Gruber Trust, and 111,148 shares held by J. Patterson McBaine.  As managing members of Gruber & McBaine Capital Management, the Investment advisor to Gruber & McBaine International and the general partner of Lagunitas Partners, LP, Jon D. Gruber and J. Patterson McBaine control voting and dispositive activity for shares held by Lagunitas Partners, LP and Gruber & McBaine International.  The address of the beneficial owner is 50 Osgood Place, San Francisco, California, 94133.

(12)
Includes 1,202,430 shares held by BET Funding LLC, 4,400,000 shares issuable upon exercise of warrants held by BET Funding LLC, and 431,390 shares held by Bru Holdings.   Bruce Toll and Douglas Topkis, each members of BET Funding LLC, share voting and dispositive power over securities beneficially owned by BET Funding LLC.  Bruce Toll has sole voting and dispositive power over securities beneficially owned by Bru Holdings.  The address of the beneficial owner is 754 South County Road, Palm Beach, Florida, 33480.

(13)
Includes 11,025,000 shares issuable upon exercise of warrants.   Mr. Goldman exercises sole voting and dispositive power over 29,395,085 shares, and shared voting and dispositive power over 9,095,060 reported shares, of which 3,065,060 shares are owned by Goldman Capital Management, Inc., 6,000,000 shares are owed by Goldman Partners, LP and 30,000 shares are owed by The Neal and Marlene Goldman Foundation. Neal Goldman has sole voting and dispositive power over securities beneficially owned Goldman Capital Management MPP, and by Goldman Capital Management, Inc. The address of the beneficial owner is 767 Third Avenue, New York, New York, 10017.

(14)
Includes 2,000,000 shares issuable upon exercise of warrants. Thomas L. Wallace, Manager of the Traditional Investment Fund, Class B Shares, LTD, has voting and dispositive power over securities beneficially owned the Traditional Investment Fund, Class B Shares, LTD.  The address of the beneficial owner is 795 Ridgelake Boulevard, Suite 106, Memphis, Tennessee, 38120.

(15)
Includes 1,750,000 shares issuable upon exercise of warrants. Revelation Capital Management Ltd, the investment manager of Revelation Special Situations Fund Ltd, has discretionary authority to vote and dispose of the shares held by Revelation Special Situations Fund Ltd and may be deemed to be the beneficial owner of these shares. Chris Kuchanny, in its capacity as chairman and chief investment officer of Revelation Capital Management Ltd, may also be deemed to have investment discretion and voting power over the shares held by Revelation Special Situations Fund Ltd. Mr. Kuchanny disclaims any direct beneficial ownership of these shares.  The address of the beneficial owner is 5a Waterloo Lane, Pembroke, HM08, Bermuda.

* less than 1%

DESCRIPTION OF SECURITIES TO BE REGISTERED

Common Stock

The holders of our common stock have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by our board of directors.  Holders of common stock are also entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of the affairs.

All shares of common stock now outstanding are fully paid and non-assessable.

The holders of shares of common stock do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose and in such event, the holders of the remaining shares will not be able to elect any of our directors.  The holders of 50% percent of the outstanding common stock constitute a quorum at any meeting of shareholders, and the vote by the holders of a majority of the outstanding shares are required to effect certain fundamental corporate changes, such as liquidation, merger or amendment of our articles of incorporation.

We have not paid any dividends on our common stock.

Warrant Shares

This registration statement does not register the resale of the warrants, but does register for resale up to 12,252,500 shares of common stock issuable upon exercise of the warrants from the date of issuance until December 20, 2016, and 4,500,000 shares of common stock issuable upon exercise of certain warrants from the date of issuance until February 12, 2014.

 Transfer Agent

Our transfer agent is ComputerShare, Denver, Colorado.

SELLING STOCKHOLDERS

On December 20, 2011, we issued 20,090,000 shares of our common stock and issued warrants to purchase an additional 12,252,500 shares of common stock to a group of institutional investors for gross proceeds to us of $10.0 million (“Offering”). The net proceeds of the Offering, after deducting placement agent fees and estimated financing expenses, were approximately $9.2 million. MDB Capital Group, LLC acted as sole placement agent for the private placement and received $652,500 and warrants to purchase 2,207,500 shares of our common stock as placement agent fees.

Pursuant to a registration rights agreement with the purchasers in the Offering, we agreed to file with the Securities and Exchange Commission a registration statement covering the resale of all of our registerable securities under the registration rights agreement they own pursuant to Rule 415 of the Securities Act of 1933, as amended (“Securities Act”). Accordingly, we filed a registration statement on Form S-1 of which this prospectus forms a part with respect to the resale of these securities from time to time. In addition, we agreed in the registration rights agreement to use our best efforts to cause the registration statement to be declared effective under the Securities Act by May 20, 2012, and to use our best efforts to keep the registration statement effective until the shares of our common stock they own covered by this prospectus have been sold or may be sold without registration or prospectus delivery requirements under the Securities Act, subject to certain restrictions.

Selling Stockholders Table

We have filed a registration statement with the Securities and Exchange Commission, of which this prospectus forms a part, with respect to the resale of our securities covered by this prospectus from time to time under Rule 415 of the Securities Act. Our securities being offered by this prospectus is being registered to permit secondary public trading of our securities. Subject to the restrictions described in this prospectus, the Selling Stockholders may offer our securities covered under this prospectus for resale from time to time. In addition, subject to the restrictions described in this prospectus, the Selling Stockholders may sell, transfer or otherwise dispose of all or a portion of our securities being offered under this prospectus in transactions exempt from the registration requirements of the Securities Act. See “Plan of Distribution.”

The table below presents information as of April 24, 2012, regarding the Selling Stockholders and the shares of common stock that the Selling Stockholders (and their donees, pledgees, assignees, transferees and other successors in interest) may offer and sell from time to time under this prospectus. More specifically, the following table sets forth as to the Selling Stockholders:

•
the number of shares of our common stock that the Selling Stockholders beneficially owned prior to the offering for resale of any of the shares of our common stock being registered by the registration statement of which this prospectus is a part;

•	the number of shares of our common stock that may be offered for resale for the Selling Stockholders’ account under this prospectus; and

•
the number and percent of shares of our common stock to be held by the Selling Stockholders after the offering of the resale securities, assuming all of the resale shares of common stock are sold by the Selling Stockholders and that the Selling Stockholders do not acquire any other shares of our common stock prior to their assumed sale of all of the resale shares.

The table is prepared based on information supplied to us by the Selling Stockholders. Although we have assumed for purposes of the table below that the Selling Stockholders will sell all of the securities offered by this prospectus, because the Selling Stockholders may offer from time to time all or some of its securities covered under this prospectus, or in another permitted manner, no assurances can be given as to the actual number of securities that will be resold by the Selling Stockholders or that will be held by the Selling Stockholders after completion of the resales. In addition, the Selling Stockholders may have sold, transferred or otherwise disposed of the securities in transactions exempt from the registration requirements of the Securities Act since the date the Selling Stockholders provided the information regarding their securities holdings. Information covering the Selling Stockholders may change from time to time and changed information will be presented in a supplement to this prospectus if and when necessary and required.

Except as described above, there are currently no agreements, arrangements or understandings with respect to the resale of any of the securities covered by this prospectus.

The applicable percentages of ownership are based on an aggregate of 68,591,346 shares of our common stock issued and outstanding on April 24, 2012. The number of shares beneficially owned by the Selling Stockholders is determined under rules promulgated by the Securities and Exchange Commission.

			Shares Beneficially Owned After Offering
Name of Selling Stockholder (1)	Shares Beneficially Owned Prior to Offering*	Maximum Number of Shares Being Offered Pursuant to this Prospectus	Number	Percent**
1999 Clifford Family Trust (2)	75,000	75,000	-	**
Alex Zapanta (3)(47)	4,415	4,415	-	**
Anthony DiGiandomenico (4)(47)	220,750	220,750	-	**
Benjamin L. Padnos (5)	150,000	150,000	-	**
Bruce Toll (6)	7,268,034	6,165,674	1,120,360	1.6%
Catalysis Offshore LTD (7)	150,000	150,000	-	**
Compass Financial, Traditional Investment Fund, LTD Class B (8)	6,000,000	6,000,000	-	**
Del Rey Management LP (9)	450,000	450,000	-	**
Erick Richardson (10)	75,000	75,000	-	**
Gary Shuman (11)(47)	84,000	84,000	-	**
George Hugh Brandon (12)(47)	134,658	134,658	-	**
Goldman Capital Management MPP (13)	10,661,077	1,575,000	9,086,077	12.7%
Goldman Partners LP (14)	6,000,000	6,000,000	-	**
Greg Suess (15)	66,000	66,000	-	**
Gruber & McBaine International (16)	2,175,810	1,126,488	1,049,322	1.5%
Iroquois Master Fund, Ltd. (17)	340,246	300,000	40,246	**
J. Paterson McBaine (18)	1,812,389	1,126,489	685,900	1.0%
James P. Tierney (19)	75,000	75,000	-	**
Kevin Cotter (20)(47)	147,903	147,903	-	**
Kingsbrook Opportunities Master Fund LP (21)	750,000	750,000	-	**
Lagunitas Partners, LP (22)	6,798,852	3,379,463	3,419,389	5.0%
Law Offices of Aaron A. Grunfeld & Associates Defined Benefit Pension Plan (23)	75,000	75,000	-	**
Liolios Family Trust, J. Scott Liolios TTEE (24)	150,000	150,000	-	**
LKCM Investment Partnership, L.P. (25)	900,000	900,000	-	**
LKCM Investment Partnership II, L.P. (26)	37,500	37,500	-	**
LKCM Micro-Cap Partnership, L.P. (27)	150,000	150,000	-	**
LKCM Private Discipline Master Fund, SPC (28)	1,012,500	1,012,500	-	**
LKCM Technology Partnership, L.P. (29)	150,000	150,000	-	**
Martin P. Regan (30)	150,000	150,000	-	**
MDB Capital Group LLC (31)	1,103,750	1,103,750	-	**
Michael J. Cavalier Jr. (32)	225,000	225,000	-	**
Michael Sean Browning (33)	75,000	75,000	-	**
Murray H. Gross (34)	100,000	75,000	25,000	**
Neal Goldman (35)	15,799,065	2,850,000	12,949,065	18.1%
Peter A. Appel (36)	750,000	750,000	-	**
Peter Conley (37)(47)	298,012	298,012	-	**
R&A Chade Family Trust (38)	225,000	225,000	-	**
Revelation Special Situation Fund Ltd (39)	5,250,000	5,250,000	-	**
Richardson & Patel LLP (40)	135,000	135,000	-	**
Robert Clifford (41)(47)	298,012	298,012	-	**
Equity Trust Company Custodian FBO, Robert C. Clifford IRA (42)	300,000	300,000	-	**
Strome Alpha Offshore LTD (43)	1,500,000	1,500,000	-	**
Thomas A. McCall (44)	150,000	150,000	-	**
Wiley M. Pickett (45)	150,000	150,000	-	**
William A and Holly K Clifford (46)	75,000	75,000	-	**

*	Beneficial ownership assumes the exercise of any warrant shares held by the Selling Stockholder.
**	Less than 1%.
(1)	Information concerning other Selling Stockholders will be set forth in one or more prospectus supplements from time to time, if required.
(2)
Includes 50,000 shares of common stock and a warrant to purchase 25,000 shares of common stock. Robert C. Clifford and Rachel L. Clifford, Trustees of the 1999 Clifford Family Trust, have voting and dispositive power over securities beneficially owned the 1999 Clifford Family Trust.

(3)	Includes a placement agent warrant to purchase 4,415 shares of common stock.
(4)	Includes a placement agent warrant to purchase 220,750 shares of common stock.
(5)	Includes 100,000 shares of common stock and a warrant to purchase 50,000 shares of common stock.
(6)
Includes (i) 1,252,214 shares of common stock; (ii) 1,202,430 shares of common stock and a warrant to purchase 4,400,000 shares of common stock held by BET Funding LLC; and (iii) 431,390 shares of common stock held by BRU Holding Co., LLC. Bruce Toll and Douglas Topkis, each members of BET Funding LLC, share voting and dispositive power over securities beneficially owned by BET Funding LLC.

(7)
Includes 100,000 shares of common stock and a warrant to purchase 50,000 shares of common stock. Francis Capital Management, LLC has the sole voting and dispositive power over the shares held by Catalysis Offshore, Ltd. and may be deemed to beneficially own those securities. John P. Francis has voting and dispositive power over securities beneficially owned by Francis Capital Management, LLC.

(8)
Includes 4,000,000 shares of common stock and a warrant to purchase 2,000,000 shares of common stock. Thomas L. Wallace, Manager of the Traditional Investment Fund, Class B Shares, LTD, has voting and dispositive power over securities beneficially owned the Traditional Investment Fund, Class B Shares, LTD.

(9)
Includes 300,000 shares of common stock and a warrant to purchase 150,000 shares of common stock. Gregory A. Bied is the Managing Partner of Del Rey Management LP and has voting and dispositive power over the securities held by Del Rey Management LP.

(10)	Includes 50,000 shares of common stock and a warrant to purchase 25,000 shares of common stock.
(11)	Includes 56,000 shares of common stock and a warrant to purchase 28,000 shares of common stock.
(12)	Includes a placement agent warrant to purchase 134,658 shares of common stock.
(13)
Includes 6,386,077 shares of common stock and warrants to purchase 4,275,000 shares of common stock.   Neal Goldman has sole voting and dispositive power over securities beneficially owned Goldman Capital Management MPP.

(14)
Includes 4,000,000 shares of common stock and a warrant to purchase 2,000,000 shares of common stock. Neal Goldman has sole voting and dispositive power over securities beneficially owned Goldman Partners LP.

(15)	Includes 44,000 shares of common stock and a warrant to purchase 22,000 shares of common stock.
(16)
Includes 2,002,011 shares of common stock and warrants to purchase 173,799 shares of common stock.    J. Patterson McBaine has sole voting and dispositive power over securities beneficially owned by Gruber & McBaine International.

(17)
Includes 200,000 shares of common stock and a warrant to purchase 140,246 shares of common stock. Iroquois Capital Management L.L.C. (“Iroquois Capital”) is the investment manager of Iroquois Master Fund, Ltd (“IMF”). Consequently, Iroquois Capital has voting control and investment discretion over securities held by IMF.  As managing members of Iroquois Capital, Joshua Silverman and Richard Abbe make voting and investment decisions on behalf of Iroquois Capital in its capacity as investment manager to IMF. As a result of the foregoing, Mr. Silverman and Mr. Abbe may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by IMF.  Notwithstanding the foregoing, Mr. Silverman and Mr. Abbe disclaim such beneficial ownership.

(18)
Includes 1,716,362 shares of common stock and warrants to purchase 96,025 shares of common stock.   J. Patterson McBaine has sole voting and dispositive power over securities beneficially owned by Gruber & McBaine International.

(19)	Includes 50,000 shares of common stock and a warrant to purchase 25,000 shares of common stock.
(20)	Includes a placement agent warrant to purchase 147,903 shares of common stock.
(21)
Includes 500,000 shares of common stock and a warrant to purchase 250,000 shares of common stock. Kingsbrook Partners LP (“Kingsbrook Partners”) is the investment manager of Kingsbrook Opportunities Master Fund LP (“Kingsbrook Opportunities”) and consequently has voting control and investment discretion over securities held by Kingsbrook Opportunities. Kingsbrook Opportunities GP LLC (“Opportunities GP”) is the general partner of Kingsbrook Opportunities and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Opportunities. KB. GP LLC (“GP LLC”) is the general partner of Kingsbrook Partners and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Partners. Ari J. Storch, Adam J. Chill and Scott M. Wallace are the sole managing members of Opportunities GP and GP LLC and as a result may be considered beneficial owners of any securities deemed beneficially owned by Opportunities GP and GP LLC. Each of Kingsbrook Partners, Opportunities GP, GP LLC and Messrs. Storch, Chill and Wallace disclaim beneficial ownership of these securities.

(22)
Includes warrants to purchase 560,536 shares of common stock, 3,379,463 shares of common stock issued to the Selling Stockholder upon conversion of the Series C Preferred, and 1,216,956 shares of common stock issued to the Selling Stockholder upon conversion of the Series D Preferred. J. Patterson McBaine has sole voting and dispositive power over securities beneficially owned by Lagunitas Partners, LP.

(23)
Includes 50,000 shares of common stock and a warrant to purchase 25,000 shares of common stock. Aaron A. Grunfeld has sole voting and dispositive power over securities beneficially owned by the Law Offices of Aaron A. Grunfeld & Associates Defined Benefit Pension Plan.

(24)
Includes 100,000 shares of common stock and a warrant to purchase 50,000 shares of common stock. J. Scott Liolios, Trustee of the Liolios Familiy Trust, has sole voting and dispositive power over securities beneficially owned the Liolios Family Trust.

(25)
Includes 600,000 shares of common stock and warrants to purchase 300,000 shares of common stock. J. Luther King, President of LKCM Investment Partnership GP, LLC, its general partner, has sole voting and dispositive power over securities beneficially owned by LKCM Investment Partnership, L.P.

(26)
Includes 25,000 shares of common stock and warrants to purchase 12,500 shares of common stock. J. Luther King, President of LKCM Investment Partnership GP, LLC, its general partner, has sole voting and dispositive power over securities beneficially owned by LKCM Investment Partnership II, L.P.

(27)
Includes 100,000 shares of common stock and warrants to purchase 50,000 shares of common stock. J. Luther King, and J. Bryan King, controlling members of LKCM Micro-Cap Management, L.P., its general partner, share voting and dispositive power over securities beneficially owned by LKCM Micro-Cap Partnership, L.P.

(28)
Includes 675,000 shares of common stock and warrants to purchase 337,500 shares of common stock. J. Luther King, and J. Bryan King, controlling members of LKCM Private Discipline Management, L.P., general partner of LKCM Private Discipline Master Fund, SPC, share voting and dispositive power over securities beneficially owned by of LKCM Private Discipline Master Fund, SPC.

(29)
Includes 100,000 shares of common stock and warrants to purchase 50,000 shares of common stock. J. Luther King, President of LKCM Technology Partnership GP, LLC, its general partner, has sole voting and dispositive power over securities beneficially owned by LKCM Technology Partnership, L.P.

(30)	Includes 100,000 shares of common stock and a warrant to purchase 50,000 shares of common stock.
(31)
Includes a placement agent warrant to purchase 1,103,750 shares of common stock. MDB Capital Group, LLC (“MDB”) was the placement agent in the Offering, and is a broker-dealer.  Christopher Marlett is the Chief Executive Officer of MDB and has voting and dispositive power over the securities held by MDB.

(32)	Includes 150,000 shares of common stock and a warrant to purchase 75,000 shares of common stock.
(33)	Includes 50,000 shares of common stock and a warrant to purchase 25,000 shares of common stock.
(34)	Includes 50,000 shares of common stock and warrants to purchase 50,000 shares of common stock.

(35)
Includes (i) 2,850,000 shares of common stock; (ii) a warrant to purchase 3,800,000 shares of common stock; (iii) 800,000 shares held by the Selling Stockholder’s Individual Retirement Account; (iv) 30,000 shares held by The Neal and Marlene Goldman Foundation; (v) 6,969,068 shares of common stock and a warrant to purchase 750,000 shares of common stock issued to the Selling Stockholder in connection with the Offering; and (vi) 1,010,586 shares of common stock issued to the Selling Stockholder upon conversion of the Series D Preferred.

(36)	Includes 500,000 shares of common stock and a warrant to purchase 250,000 shares of common stock.
(37)	Includes a placement agent warrant to purchase 298,012 shares of common stock.
(38)
Includes 150,000 shares of common stock and a warrant to purchase 75,000 shares of common stock. Richard Chade and Anthea Chade, Trustees of R & A Chade Family Trust, share voting and dispositive power over securities beneficially owned the R & A Chade Family Trust.

(39)
Includes 3,500,000 shares of common stock and a warrant to purchase 1,750,000 shares of common stock. Revelation Capital Management Ltd, the investment manager of Revelation Special Situations Fund Ltd, has discretionary authority to vote and dispose of the shares held by Revelation Special Situations Fund Ltd and may be deemed to be the beneficial owner of these shares. Chris Kuchanny, in its capacity as chairman and chief investment officer of Revelation Capital Management Ltd, may also be deemed to have investment discretion and voting power over the shares held by Revelation Special Situations Fund Ltd. Mr. Kuchanny disclaims any direct beneficial ownership of these shares.

(40)
Includes 90,000 shares of common stock and a warrant to purchase 45,000 shares of common stock. Erick Richardson has voting and dispositive power over securities beneficially owned by Richardson & Patel LLP.

(41)	Includes a placement agent warrant to purchase 298,012 shares of common stock.
(42)
Includes 200,000 shares of common stock and a warrant to purchase 100,000 shares of common stock. Robert C. Clifford has sole voting and dispositive power over securities beneficially owned the Equity Trust Company Custodian FBO, Robert C. Clifford IRA.

(43)
Includes 1,000,000 shares of common stock and a warrant to purchase 500,000 shares of common stock. Mark E. Strome, Director of Strome Alpha Offshore LTD., has sole voting and dispositive power over securities beneficially owned by Strome Alpha Offshore LTD.

(44)	Includes 100,000 shares of common stock and a warrant to purchase 50,000 shares of common stock.
(45)	Includes 100,000 shares of common stock and a warrant to purchase 50,000 shares of common stock.
(46)	Includes 50,000 shares of common stock and a warrant to purchase 25,000 shares of common stock.
(47)
This Selling Stockholder is an affiliate of MDB, a broker-dealer.  The Selling Stockholders that are affiliated with MDB acquired the securities as compensation in connection with the Offering, and represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof.

RELATIONSHIPS BETWEEN THE ISSUER AND THE SELLING SECURITY HOLDERS

None of the Selling Stockholders has at any time during the past three years acted as one of our employees, officers or directors or had a material relationship with us.

PLAN OF DISTRIBUTION

Each Selling Stockholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock covered hereby on the Pink Sheets or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. The Selling Stockholders will offer their shares of our common stock at a price of $1.05 per share until the shares of our common stock are quoted on the OTC Bulletin Board, or listed for trading or quoted on any other public market, and thereafter at prevailing market prices or privately negotiated prices.  The offering price has been determined based on the closing price of the Company's common stock on May 8, 2012 , as set forth in the Pink Sheets, and does not have any relationship to any established criteria of value, such as book value or earning per share. Additionally, because there is no established trading market for our common stock, the price of the common stock is not based on past earnings, nor is the price of the common stock indicative of the current market value of the assets owned by us.

A Selling Stockholder may use any one or more of the following methods when selling shares:

•	on any national securities exchange, market or quotation service on which our common stock may be listed or quoted at the time of sale;

•	in transactions other than on these exchanges or systems or in the over-the-counter market;

•	in ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	in block trades in which the broker-dealer will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	in purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	in an exchange distribution in accordance with the rules of the applicable exchange;

•	in privately negotiated transactions;

•	in put or call option transactions;

•	in transactions involving short sales through broker-dealers;

•	in transactions wherein the Selling Stockholder sells securities short themselves and delivers the securities to close out short positions;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	in transactions that may involve crosses or block transactions;

•	in transactions where broker-dealers may agree with the Selling Stockholders to sell a specified number of securities at a stipulated price per security;

•	a combination of any such methods of sale; or

•	in any other method permitted by applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (“Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with Rule 2440 of the Financial Industry Regulatory Authority, Inc.; and in the case of a principal transaction a markup or markdown in compliance with IM-2440 of the Financial Industry Regulatory Authority, Inc.

In connection with the sale of the common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute their shares of common stock.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. The Selling Stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act, or any other rule of similar effect (assuming that the shares were at no time held by any affiliate of ours, and all warrants are exercised by “cashless exercise” as provided in each of the warrants) or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act, or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares of common stock covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (“Exchange Act”), any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

EXPERTS

The consolidated financial statements as of December 31, 2011 and 2010, and for each of the two years in the period ended December 31, 2011, included in this prospectus and elsewhere in the registration statement have been audited by Mayer Hoffman McCann P.C., independent registered public accounting firm, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in auditing and accounting in giving said reports.

LEGAL MATTERS

The validity of our common stock offered hereby will be passed upon for us by The Disclosure Law Group, San Diego, California.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed for such purpose on a contingency basis, or had, or is to receive, in connection with this offering, a substantial interest, direct or indirect, in us or any of our subsidiaries, nor was any such person connected with us as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the Securities and Exchange Commission. This prospectus, which forms a part of that registration statement, does not contain all of the information included in the registration statement and the exhibits and schedules thereto as permitted by the rules and regulations of the Securities and Exchange Commission. For further information with respect to us and the shares of our common stock offered hereby, please refer to the registration statement, including its exhibits and schedules. Statements contained in this prospectus as to the contents of any contract or other document referred to herein are not necessarily complete and, where the contract or other document is an exhibit to the registration statement, each such statement is qualified in all respects by the provisions of such exhibit, to which reference is hereby made. You may review a copy of the registration statement at the Securities and Exchange Commission’s public reference room at 100 F Street, N.E., Washington, DC 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The registration statement can also be reviewed by accessing the Securities and Exchange Commission’s website at http://www.sec.gov. We are subject to the information and reporting requirements of the Securities Exchange Act of 1934 and, in accordance therewith, file periodic reports, proxy statements or information statements, and other information with the Securities and Exchange Commission. These reports can also be reviewed by accessing the Securities and Exchange Commission’s website.

You should rely only on the information provided in this prospectus, any prospectus supplement or as part of the registration statement filed on Form S-1 of which this prospective is a part, as such registration statement is amended and in effect with the Securities and Exchange Commission. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of those documents.

IMAGEWARE SYSTEMS, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
ImageWare Systems, Inc.

We have audited the accompanying consolidated balance sheets of ImageWare Systems, Inc. as of December 31, 2011 and 2010, and the related consolidated statements of operations, shareholders' deficit, comprehensive loss and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ImageWare Systems, Inc. as of December 31, 2011 and 2010, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Mayer Hoffman McCann P.C.
San Diego, California
April 4, 2012

IMAGEWARE SYSTEMS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	December 31, 2011	December 31, 2010
ASSETS
Current Assets:
Cash and cash equivalents	$6,773	$103
Accounts receivable, net of allowance for doubtful accounts of $4 and $5 at December 31, 2011 and December 31, 2010, respectively	348	239
Inventory, net	45	12
Other current assets	66	57
Total Current Assets	7,232	411

Property and equipment, net	18	19
Other assets	58	58
Intangible assets, net of accumulated amortization	63	78
Goodwill	3,416	3,416
Total Assets	$10,787	$3,982

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Current Liabilities:
Accounts payable	$1,103	$1,161
Deferred revenue	1,066	1,073
Billings in excess of costs and estimated earnings on uncompleted contracts	—	241
Accrued expenses	2,005	1,822
Notes payable to related parties	110	110
Total Current Liabilities	4,284	4,407

Convertible secured notes payable, net of discount	—	1,427
Derivative liabilities	11,824	15,653
Pension obligation	391	401
Total Liabilities	16,499	21,888

Shareholders’ deficit:
Preferred stock, authorized 4,000,000 shares:
Series B convertible preferred stock, $0.01 par value; designated 750,000 shares, 389,400 shares issued, and 239,400 shares outstanding at December 31, 2011 and 2010, respectively; liquidation preference $786 and $735 at December 31, 2011 and 2010, respectively	2	2
Series C convertible preferred stock, $0.01 par value; designated 3,500 shares, 2,500 shares issued, and 0 and 2,200 shares outstanding at December 31, 2011 and December 31, 2010; liquidation preference $0 and $2,956 at December 31, 2011 and 2010, respectively	—	—
Series D convertible preferred stock, $0.01 par value; designated 3,000 shares, 2,310 shares issued, and 0 and 2,085 shares outstanding at December 31, 2011 and 2010, respectively; liquidation preference $0 and $2,660 at December 31, 2011 and 2010, respectively	—	—
Common stock, $0.01 par value, 150,000,000 and 50,000,000 shares authorized at December 31, 2011 and 2010, respectively; 67,995,620 and 23,845,481 shares issued at December 31, 2011 and 2010, respectively, and 67,988,916 and 23,838,777 shares outstanding at December 31, 2011 and 2010, respectively	679	237
Additional paid-in capital	101,720	85,186
Treasury stock, at cost 6,704 shares	(64)	(64)
Accumulated other comprehensive loss	(65)	(62)
Accumulated deficit	(107,984)	(103,205)
Total Shareholders’ Deficit	(5,712)	(17,906)

Total Liabilities and Shareholders’ Deficit	$10,787	$3,982

The accompanying notes are an integral part of these consolidated financial statements.

IMAGEWARE SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)

	Year Ended December 31, 2011	Year Ended December 31, 2010
Revenues:
Product	$2,596	$3,192
Maintenance	2,878	2,619
	5,474	5,811
Cost of revenues:
Product	459	1,059
Maintenance	935	938
Gross profit	4,080	3,814

Operating expenses:
General and administrative	2,327	2,546
Sales and marketing	1,404	1,528
Research and development	2,664	2,531
Depreciation and amortization	28	50
	6,423	6,655
Loss from operations	(2,343)	(2,841)

Interest expense	4,851	1,123
Change in fair value of financing obligation	—	(551)
Change in fair value of derivative liabilities	(3,970)	738
Loss on debt modification	—	1,100
Other income, net	(25)	(328)
Loss before income taxes	(3,199)	(4,923)

Income tax (benefit) expense	(19)	126
Net Loss	$(3,180)	$(5,049)
Preferred dividends	(383)	(396)
Net loss available to common shareholders	$(3,563)	$(5,445)

Basic and diluted loss per common share — see Note 2:
Net loss	$(0.12)	$(0.22)
Preferred dividends	(0.01)	(0.02)
Basic and diluted loss per share available to common shareholders	$(0.13)	$(0.24)
Basic and diluted weighted-average shares outstanding	27,316,475	23,175,405

The accompanying notes are an integral part of these consolidated financial statements.

IMAGEWARE SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2011 AND DECEMBER 31, 2010
(In thousands, except share amounts)
	Series B Convertible, Redeemable Preferred		Series C Convertible, Preferred		Series D Convertible, Preferred		Common Stock		Treasury Stock		Addit- ional Paid- In	Accum- ulated Other Compre- hensive	Accum- ulated
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Loss	Deficit	Total

Balance at December 31, 2009	239,400	$2	2,200	$-	2,198	$-	21,258,264	$211	(6,704)	$(64)	$83,363	$(86)	$(98,129)	$(14,703)
Issuance of restricted stock grants pursuant to stock exchange agreement	-	-	-	-	-	-	847,258	8	-	-	(8)	-	-	-
Conversion of preferred stock into common	-	-	-	-	(113)	-	281,428	3	-	-	24	-	(27)	-
Issuance of common stock pursuant to warrant exercises	-	-	-	-	-	-	1,000,000	10	-	-	490	-	-	500
Issuance of common stock pursuant to cashless warrant exercises	-	-	-	-	-	-	458,531	5	-	-	(5)	-	-	-
Beneficial conversion feature of convertible debt	-	-	-	-	-	-	-	-	-	-	1,079	-	-	1,079
Stock-based comp-ensation expense	-	-	-	-	-	-	-	-	-	-	243	-	-	243
Foreign currency translation adjustment	-	-	-	-	-	-	-	-	-	-	-	(18)	-	(18)
Additional minimum pension liability	-	-	-	-	-	-	-	-	-	-	-	42	-	42
Net loss	-	-	-	-	-	-	-	-	-	-	-	-	(5,049)	(5,049)
Balance at December 31, 2010	239,400	$2	2,200	$-	2,085	$-	23,845,481	$237	(6,704)	$(64)	$85,186	$(62)	$(103,205)	$(17,906)

The accompanying notes are an integral part of these consolidated financial statements.

IMAGEWARE SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2011 AND DECEMBER 31, 2010
(In thousands, except share amounts)
(continued)
	Series B Convertible, Redeemable Preferred		Series C Convertible, Preferred		Series D Convertible, Preferred		Common Stock		Treasury Stock		Addit- ional Paid- In	Accum- ulated Other Compre- hensive	Accum- ulated
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Loss	Deficit	Total

Balance at December 31, 2010	239,400	$2	2,200	$-	2,085	-	23,845,481	$237	(6,704)	$(64)	$85,186	$(62)	$(103,205)	$(17,906)
Issuance of common stock for cash, net of derivative liabilities and transaction costs of $706	-	-	-	-	-	-	18,500,000	185	-	-	2,734	-	-	2,919
Conversion of preferred stock into common	-	-	(2,200)	-	(2,085)	-	11,768,525	118	-	-	1,481	-	(1,599)	-
Issuance of common stock pursuant to warrant exercises	-	-	-	-	-	-	1,310,000	13	-	-	642	-	-	655
Issuance of common stock pursuant to cashless warrant exercises	-	-	-	-	-	-	1,194,547	12	-	-	(12)	-	-	-
Beneficial conversion feature of convertible debt	-	-	-	-	-	-	-	-	-	-	188	-	-	188
Issuance of common stock pursuant to repayment of debt	-	-	-	-	-	-	1,500,000	15	-	-	735	-	-	750
Issuance of common stock pursuant to conversion of accrued interest	-	-	-	-	-	-	774,559	8	-	-	379	-	-	387
Issuance of common stock pursuant to conversion of debt	-	-	-	-	-	-	9,000,000	90	-	-	4,410	-	-	4,500
Issuance of common stock in lieu of cash for financing transaction costs	-	-	-	-	-	-	90,000	1	-	-	(1)	-	-	-
Recission of previously issued restricted stock grants	-	-	-	-	-	-	(12,079)	-	-	-	-	-	-	-

Reclassification of previously bifurcated conversion option of preferred stocks and warrants	-	-	-	-	-	-	-	-	-	-	5,672	-	-	5,672
Issuance of common stock pursuant to option exercises	-	-	-	-	-	-	14,587	-	-	-	4	-	-	4
Issuance of common stock as compensation in lieu of cash	-	-	-	-	-	-	10,000	-	-	-	13	-	-	13
Stock-based compensation expense	-	-	-	-	-	-	-	-	-	-	289	-	-	289
Additional minimum pension liability	-	-	-	-	-	-	-	-	-	-	-	(28)	-	(28)
Foreign currency translation adjustment	-	-	-	-	-	-	-	-	-	-	-	25	-	25
Net loss	-	-	-	-	-	-	-	-	-	-	-	-	(3,180)	(3,180)
Balance at December 31, 2011	239,400	$2	-	$-	-	$-	67,995,620	$679	(6,704)	$(64)	$101,720	$(65)	$(107,984)	$(5,712)

The accompanying notes are an integral part of these consolidated financial statements.

IMAGEWARE SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(In thousands)

	Year Ended December 31,	Year Ended December 31,
	2011	2010

Net loss	$(3,180)	$(5,049)
Other comprehensive income (loss):
Additional minimum pension liability	(28)	42
Foreign currency translation adjustment	25	(18)
Comprehensive loss	$(3,183)	$(5,025)

The accompanying notes are an integral part of these consolidated financial statements.

IMAGEWARE SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
	Year Ended December 31,	Year Ended December 31,
	2011	2010
Cash flows from operating activities
Net loss	$(3,180)	$(5,049)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	28	50
Amortization of debt discounts and debt issuance costs	4,448	675
Change in fair value of additional financing obligation	—	(551)
Stock based compensation	289	243
Change in fair value of derivative liabilities	(3,970)	738
Non-cash warrant financing expense	—	74
Stock issued in lieu of cash	13	—
Loss on debt modification	—	1,100
Change in assets and liabilities
Accounts receivable	(109)	388
Inventory	(33)	209
Other assets	(9)	20
Accounts payable	(58)	206
Accrued expenses	570	150
Deferred revenue	(7)	(262)
Billings in excess of costs and estimated earnings on uncompleted contracts	(241)	(33)
Pension obligation	(10)	(28)

Total adjustments	911	2,979

Net cash used by operating activities	(2,269)	(2,070)

Cash flows from investing activities
Purchase of property and equipment	(11)	(13)

Net cash used by investing activities	(11)	(13)

Cash flows from financing activities
Proceeds from issuance of notes payable	1,250	5,750
Repayment of notes payable	(1,500)	(4,430)
Proceeds from issuance of common stock and warrants, net	8,544	—
Proceeds from exercise of stock options	4	—
Proceeds from exercise of stock purchase warrants	655	500

Net cash provided by financing activities	8,953	1,820

Effect of exchange rate changes on cash and cash equivalents	(3)	24
Net increase (decrease) in cash and cash equivalents	6,670	(239)
Cash and cash equivalents at beginning of period	103	342

Cash and cash equivalents at end of period	$6,773	$103

Supplemental disclosure of cash flow information:
Cash paid for interest	$—	$418
Cash paid for income taxes	$—	$—
Summary of non-cash investing and financing activities:
Conversion of notes payable and related interest to common stock	$5,637	$—
Beneficial conversion feature of convertible debt	$188	$1,079
Non-cash fees added to secured notes payable	$—	$85
Issuance of common stock pursuant to restricted stock grants	$—	$8
Issuance of common stock pursuant to cashless warrant exercises	$12	$5
Conversion of preferred stock into common stock	$1,599	$27
Reclassification of previously bifurcated conversion option on warrants and preferred stocks	$5,672	$—
Warrants issued with notes payable	$188	$3,238

The accompanying notes are an integral part of these consolidated financial statements.

IMAGEWARE SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

1.	DESCRIPTION OF BUSINESS AND OPERATIONS

Overview

ImageWare Systems, Inc. (the “Company”) is incorporated in the state of Delaware. The Company is a pioneer and leader in the emerging market for biometrically enabled software-based identity management solutions. Using those human characteristics that are unique to us all, the Company creates software that provides a highly reliable indication of a person’s identity. The Company’s “flagship” product is the patented IWS Biometric Engine®. The Company’s products are used to manage and issue secure credentials, including national IDs, passports, driver licenses and access control credentials. The Company’s products also provide law enforcement with integrated mug shot, fingerprint LiveScan and investigative capabilities. The Company also provides comprehensive authentication security software using biometrics to secure physical and logical access to facilities or computer networks or Internet sites. Biometric technology is now an integral part of all markets the Company addresses and all of the products are integrated into the IWS Biometric Engine.

Recent Developments

On December 20, 2011, the Company consummated an equity financing resulting in gross proceeds of  $10.0 million (“Qualified Financing”), including the $750,000 of promissory notes converted into the Qualified Financing.  In connection with the Qualified Financing, the Company issued 20,000,000 shares of its common stock (the “Shares”), and warrants to purchase 12,207,500 shares of its common stock exercisable for $0.50 per share (“Warrants”), which number includes 2,207,500 shares issuable upon exchange of warrants issued to MDB Capital Group in consideration for acting as a placement agent in connection with the Qualified Financing.  The Warrants expire five years from the date of grant.   In connection with the Qualified Financing, the Company also issued 90,000 shares of common stock and a warrant exercisable for 45,000 shares of common stock in lieu of cash in payment for legal fees related to the Qualified Financing.  That Warrant also has a five year life and is exercisable for $0.50 per share.  Further, warrants to purchase 250,000 shares of the Company’s common stock at an exercise price of $0.50, which expire two years from the date of grant, were issued to a significant investor to cover certain expenses related to and in anticipation of the Qualified Financing.

The Company evaluated the warrants issued pursuant to the Qualified Financing under the provisions of ASC 815, “Derivatives and Hedging-Contracts in Entity’s Own Equity-Scope and Scope Exceptions” and determined that 12,252,500 of the warrants require derivative liability classification.  Accordingly, we recorded approximately $5,626,000 in derivative liability based on the grant date fair value of the warrants as determined by the Black Scholes valuation model.

As a result of the Qualified Financing, the Company’s Series C 8% Convertible Preferred Stock (“Series C Preferred”) and Series D 8% Convertible Preferred Stock (“Series D Preferred”) were automatically converted into 11,768,525 shares of common stock.  In addition, in connection with the Qualified Financing, (i) the anti-dilution provision contained in certain of the Company's existing warrants were amended resulting in such warrants no longer qualifying as derivative liabilities; and (ii) a significant investor ("Investor") exchanged $4.5 million principal amount of convertible promissory notes of the Company ("Exchanged Notes"), and accrued but unpaid interest on the Exchanged Notes and on an additional $2.25 million in promissory notes, into 9,774,559 shares of the Company’s common stock ("Exchange Shares"). The Investor also agreed to convert $750,000 principal amount of additional promissory notes held by the Investor and invest the proceeds into the Qualified Financing.

2.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

Operating Cycle

Assets and liabilities related to long-term contracts are included in current assets and current liabilities in the accompanying consolidated balance sheets, although they will be liquidated in the normal course of contract completion which may take more than one operating cycle.

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenue and expense during the reporting period. Significant estimates include the allowance for doubtful accounts receivable, calculation of the Company’s tax provision, inventory obsolescence reserve, deferred tax asset valuation allowances, accounting for loss contingencies, recoverability of goodwill and acquired intangible assets and amortization periods, assumptions used in the Black-Scholes model to calculate the fair value of share based payments, assumptions used in the application of fair value methodologies to calculate the fair value of derivative liabilities and revenue and cost of revenues recognized under the percentage of completion method. Actual results could differ from estimates.

Cash and Cash Equivalents

The Company defines cash equivalents as highly liquid investments with original maturities of less than 90 days that are not held for sale in the ordinary course of business.

Accounts Receivable

In the normal course of business, the Company extends credit without collateral requirements to its customers that satisfy pre-defined credit criteria. Accounts receivable are recorded net of an allowance for doubtful accounts. Accounts receivable are considered delinquent when the due date on the invoice has passed. The Company records its allowance for doubtful accounts based upon its assessment of various factors. The Company considers historical experience, the age of the accounts receivable balances, the credit quality of its customers, current economic conditions and other factors that may affect customers’ ability to pay to determine the level of allowance required.  Accounts receivable are written off against the allowance for doubtful accounts when all collection efforts by the Company have been unsuccessful.

Inventories

Inventories are stated at the lower of cost, determined using the average cost method, or market.

Property, Equipment and Leasehold Improvements

Property and equipment, consisting of furniture and equipment, are stated at cost and are being depreciated on a straight-line basis over the estimated useful lives of the assets, which generally range from three to five years. Maintenance and repairs are charged to expense as incurred. Major renewals or improvements are capitalized. When assets are sold or abandoned, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is recognized. Expenditures for leasehold improvements are capitalized. Amortization of leasehold improvements is computed using the straight-line method over the shorter of the remaining lease term or the estimated useful lives of the improvements.

Fair Value of Financial Instruments

For certain of the Company’s financial instruments, including accounts receivable, accounts payable, accrued expenses, deferred revenues and notes payable to related parties, the carrying amounts approximate fair value due to their relatively short maturities.

Derivative Financial Instruments

The Company does not use derivative instruments to hedge exposures to cash flow, market or foreign currency risks.

The Company reviews the terms of the common and preferred stock, warrants and convertible debt it issues to determine whether there are embedded derivative instruments, including embedded conversion options, which are required to be bifurcated and accounted for separately as derivative financial instruments. In circumstances where the host instrument contains more than one embedded derivative instrument, including the conversion option, that is required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument.

Bifurcated embedded derivatives are initially recorded at fair value and are then revalued at each reporting date with changes in the fair value reported as non-operating income or expense. When the equity or convertible debt instruments contain embedded derivative instruments that are to be bifurcated and accounted for as liabilities, the total proceeds received are first allocated to the fair value of all the bifurcated derivative instruments. The remaining proceeds, if any, are then allocated to the host instruments themselves, usually resulting in those instruments being recorded at a discount from their face value.

The discount from the face value of the convertible debt, together with the stated interest on the instrument, is amortized over the life of the instrument through periodic charges to interest expense, using the effective interest method.

Revenue Recognition

The Company recognizes revenue from the following major revenue sources:

●	Long-term fixed-price contracts involving significant customization
●	Fixed-price contracts involving minimal customization

●	Software licensing
●	Sales of computer hardware and identification media

●	Postcontract customer support (PCS)

The Company’s revenue recognition policies are consistent with U.S. GAAP including the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 985-605, “Software Revenue Recognition”, ASC 605-35 “Revenue Recognition, Construction-Type and Production-Type Contracts”, “Securities and Exchange Commission Staff Accounting Bulletin 104”, and ASC 605-25 “Revenue Recognition, Multiple Element Arrangements”. Accordingly, the Company recognizes revenue when all of the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the fee is fixed or determinable, and collectability is reasonably assured.

The Company recognizes revenue and profit as work progresses on long-term, fixed-price contracts involving significant amount of hardware and software customization using the percentage of completion method based on costs incurred to date compared to total estimated costs at completion. The primary components of costs incurred are third party software and direct labor cost including fringe benefits. Revenues recognized in excess of amounts billed are classified as current assets under “Costs and estimated earnings in excess of billings on uncompleted contracts”. Amounts billed to customers in excess of revenues recognized are classified as current liabilities under “Billings in excess of costs and estimated earnings on uncompleted contracts”. Revenue from contracts for which the Company cannot reliably estimate total costs or there are not significant amounts of customization are recognized upon completion. The Company also generates non-recurring revenue from the licensing of its software. Software license revenue is recognized upon the execution of a license agreement, upon deliverance, when fees are fixed and determinable, when collectability is probable and when all other significant obligations have been fulfilled. The Company also generates revenue from the sale of computer hardware and identification media. Revenue for these items is recognized upon delivery of these products to the customer. The Company’s revenue from periodic maintenance agreements is generally recognized ratably over the respective maintenance periods provided no significant obligations remain and collectability of the related receivable is probable. Pricing of maintenance contracts is consistent period to period and calculated as a percentage of the software or hardware revenue which is approximately 15% annually.  Amounts collected in advance for maintenance services are included in current liabilities under "Deferred revenue". Sales tax collected from customers is excluded from revenue.

Goodwill

The Company accounts for its intangible assets under the provisions of ASC 350, “Intangibles - Goodwill and Other”. In accordance with ASC 350, intangible assets with a definite life are analyzed for impairment under ASC 360-10-05 “Property, Plant and Equipment” and intangible assets with an indefinite life are analyzed for impairment under ASC 360 annually, or more often if circumstances dictate. The Company performs its annual goodwill impairment test in the fourth quarter of each year.  In accordance with ASC 350, goodwill, or the excess of cost over fair value of net assets acquired is tested for impairment using a fair value approach at the “reporting unit” level. A reporting unit is the operating segment, or a business one level below that operating segment (referred to as a component) if discrete financial information is prepared and regularly reviewed by management at the component level. The Company’s reporting unit is at the entity level. The Company recognizes an impairment charge for any amount by which the carrying amount of a reporting unit’s goodwill exceeds its fair value. The Company uses fair value methodologies to establish fair values.

The Company did not record any goodwill impairment charges for the years ended December 31, 2011 or 2010.

Intangible and Long Lived Assets

Intangible assets are carried at their cost less any accumulated amortization.  Any costs incurred to renew or extend the life of an intangible or long lived asset are reviewed for capitalization.  The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate their net book value may not be recoverable. When such factors and circumstances exist, the Company compares the projected undiscounted future cash flows associated with the related asset or group of assets over their estimated useful lives against their respective carrying amount. Impairment, if any, is based on the excess of the carrying amount over the fair value, based on market value when available, or discounted expected cash flows, of those assets and is recorded in the period in which the determination is made. The Company’s management currently believes there is no impairment of its long-lived assets. There can be no assurance, however, that market conditions will not change or demand for the Company’s products under development will continue. Either of these could result in future impairment of long-lived assets.

Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and trade accounts receivable. The Company places its cash with high quality financial institutions and at times during the years ended December 31, 2011 and 2010 exceeded the FDIC insurance limits of $250,000 for 2011 and 2010. Sales are typically made on credit and the Company generally does not require collateral. The Company performs ongoing credit evaluations of its customers’ financial condition and maintains an allowance for doubtful accounts. The Company considers historical experience, the age of the accounts receivable balances, the credit quality of its customers, current economic conditions and other factors that may affect customers’ ability to pay to determine the level of allowance required. Accounts receivable are presented net of an allowance for doubtful accounts of approximately $4,000 and $5,000 at December 31, 2011 and 2010, respectively.

For the year ended December 31, 2011 one customer accounted for approximately 34%, or $1,836,000 of total revenues and had trade receivables of $0 as of the end of the year.  For the year ended December 31, 2010 two customers accounted for approximately 31% or $1,803,000 of total revenues and had trade receivables of approximately $15,000 as of the end of the year.

Stock Based Compensation

At December 31, 2011, the Company had two stock-based compensation plans for employees and nonemployee directors, which authorize the granting of various equity-based incentives including stock options and restricted stock.

The Company estimates the fair value of its stock options using a Black-Scholes option-pricing model, consistent with the provisions of ASC 718, “Compensation – Stock Compensation”. The fair value of stock options granted is recognized to expense over the requisite service period. Stock-based compensation expense for all share-based payment awards is recognized using the straight-line single-option method. Stock-based compensation expense is reported in operating expenses based upon the departments to which substantially all of the associated employees report and credited to additional paid-in-capital. Stock-based compensation expense related to equity options was approximately $250,000 and $204,000 for the years ended December 31, 2011 and 2010, respectively. In January 2010, the Company issued 847,258 shares of restricted stock to members of management and the Board. These shares will vest quarterly over a three-year period. The restricted shares were issued as compensation for the cancellation of 1,412,096 options held by members of management and the Board. The Company evaluated the exchange in accordance with ASC 718 and determined there was no incremental cost to be recorded in conjunction with the exchange as the fair value of the options surrendered at the modification date exceeded the fair value of the restricted shares issued at the modification date.  The Company recorded approximately $39,000 in compensation expense for the years ended December 31, 2011 and 2010 related to these restricted shares.

ASC 718 requires the use of a valuation model to calculate the fair value of stock-based awards. The Company has elected to use the Black-Scholes option-pricing model, which incorporates various assumptions including volatility, expected life, and interest rates. The Company is required to make various assumptions in the application of the Black-Scholes option-pricing model. The Company has determined that the best measure of expected volatility is based on the historical weekly volatility of the Company’s common stock. Historical volatility factors utilized in the Company’s Black-Scholes computations for years ended December 31, 2011 and 2010 ranged from 135% to 144%. The Company has elected to estimate the expected life of an award based upon the SEC approved “simplified method” noted under the provisions of Staff Accounting Bulletin No. 110. The expected term used by the Company during the years ended December 31, 2011 and 2010 was 5.9 years. The difference between the actual historical expected life and the simplified method was immaterial. The interest rate used is the risk free interest rate and is based upon U.S. Treasury rates appropriate for the expected term. Interest rates used in the Company’s Black-Scholes calculations for the years ended December 31, 2011 and 2010 averaged 2.6%. Dividend yield is zero as the Company does not expect to declare any dividends on the Company’s common shares in the foreseeable future.

In addition to the key assumptions used in the Black-Scholes model, the estimated forfeiture rate at the time of valuation is a critical assumption. The Company has estimated an annualized forfeiture rate of approximately 9.7% for corporate officers, 4.1% for members of the Board of Directors and 6.0% for all other employees. The Company reviews the expected forfeiture rate annually to determine if that percent is still reasonable based on historical experience.

Income Taxes

Current income tax expense or benefit is the amount of income taxes expected to be payable or refundable for the current year. A deferred income tax asset or liability is computed for the expected future impact of differences between the financial reporting and tax bases of assets and liabilities and for the expected future tax benefit to be derived from tax credits and loss carryforwards. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Foreign Currency Translation

The financial position and results of operations of the Company’s foreign subsidiaries are measured using the foreign subsidiary’s local currency as the functional currency. Revenues and expenses of such subsidiaries have been translated into U.S. dollars at average exchange rates prevailing during the period. Assets and liabilities have been translated at the rates of exchange on the balance sheet date. The resulting translation gain and loss adjustments are recorded directly as a separate component of shareholders’ equity, unless there is a sale or complete liquidation of the underlying foreign investments. The Company translates foreign currencies of its German, Canadian and Mexican subsidiaries. The cumulative translation adjustment, which is recorded in accumulated other comprehensive income, increased approximately $25,000 for the year ended December 31, 2011 and decreased approximately $18,000 for the year ended December 31, 2010.

Comprehensive Income

Comprehensive income consists of net gains and losses affecting shareholders’ deficit that, under generally accepted accounting principles, are excluded from net loss. For the Company, the only items are the cumulative translation adjustment and the additional minimum liability related to the Company’s defined benefit pension plan, recognized pursuant to ASC 715-30, "Compensation - Retirement Benefits - Defined Benefit Plans – Pension".

Advertising Costs

The Company expenses advertising costs as incurred. The Company did not incur any advertising expense during the years ended December 31, 2011 and 2010.

Loss Per Share

Basic loss per common share is calculated by dividing net loss available to common shareholders for the period by the weighted-average number of common shares outstanding during the period. Diluted loss per common share is calculated by dividing net loss available to common shareholders for the period by the weighted-average number of common shares outstanding during the period, adjusted to include, if dilutive, potential dilutive shares consisting of convertible preferred stock, convertible notes payable, stock options and warrants, calculated using the treasury stock and if-converted methods.  For diluted loss per share calculation purposes, the net loss available to commons shareholders is adjusted to add back any preferred stock dividends and any interest on convertible debt reflected in the  consolidated statement of operations for the respective periods.

(Amounts in thousands except share and per share amounts)	Year Ended December 31,
	2011	2010
Numerator for basic and diluted loss per share:
Net loss	$(3,180)	$(5,049)
Preferred dividends	(383)	(396)
Net loss available to common shareholders	$(3,563)	$(5,445)

Denominator for basic loss per share — weighted-average shares outstanding	27,316,475	23,175,405
Effect of dilutive securities	—	—
Denominator for diluted loss per share — weighted-average shares outstanding	27,316,475	23,175,405

Basic and diluted loss per share:
Net loss	$(0.12)	$(0.22)
Preferred dividends	(0.01)	(0.02)
Net loss available to common shareholders	$(0.13)	$(0.24)

The Company has excluded the following weighted-average securities from the calculation of diluted loss per share, as their effect would have been antidilutive:

Potential Dilutive Securities:	Common Share Equivalents at December 31, 2011	Common Share Equivalents at December 31, 2010
Convertible notes payable	205,255	10,700,109
Convertible preferred stock – Series B	58,415	54,784
Convertible preferred stock – Series C	—	5,854,290
Convertible preferred stock – Series D	—	5,249,296
Stock options	1,707,713	1,463,295
Restricted stock grants	360,000	360,000
Warrants	28,453,760	19,737,612
Total Potential Dilutive Securities	30,785,143	43,419,386

Recently Issued Accounting Standards

From time to time, new accounting pronouncements are issued by the FASB, or other standard setting bodies, which are adopted by the Company as of the specified effective date. Unless otherwise discussed, the Company’s management believes that the impact of recently issued standards that are not yet effective will not have a material impact on the Company’s consolidated financial statements upon adoption.

FASB ASU 2010-06. In January 2010, the FASB issued ASU 2010-06, which amends the disclosure requirements relating to recurring and nonrecurring fair value measurements. New disclosures are required about transfers into and out of the Levels 1 and 2 fair value hierarchy and separate disclosures about purchases, sales, issuances and settlements relating to Level 3 measurements. This ASU also requires an entity to present information about purchases, sales, issuances and settlements for significant unobservable inputs on a gross basis rather than as a net number. This ASU was effective for us with the reporting period beginning January 1, 2010, except for the disclosures on the roll forward activities for Level 3 fair value measurements, which became effective for the Company beginning January 1, 2011. The adoption of this ASU had no impact on the Company’s financial position and results of operations, as it only requires additional disclosures.

FASB ASU 2010-29.  In December 2010, the FASB issued ASU 2010-29, which requires an entity to disclose revenue and earnings of a combined entity as though the business combination that occurred during the current year had occurred as of the beginning of the comparable prior annual period only.  It also requires pro forma disclosures to include a description of the nature and amount of the material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings.   The adoption of ASU 2010-29 did not impact the Company’s consolidated financial statements as there were no business combinations to report.

FASB ASU 2011-05. In June 2011 the FASB issued ASU 2011-05, “Comprehensive Income (Topic 220): Presentation of Comprehensive Income”. This new accounting standard: (1) eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity; (2) requires the consecutive presentation of the statement of net income and other comprehensive income; and (3) requires an entity to present reclassification adjustments on the face of the financial statements from other comprehensive income to net income. This new standard does not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income, nor does it affect how earnings per share is calculated or presented. ASU 2011-05 is required to be applied retrospectively and is effective for fiscal years and interim periods within those years beginning after December 15, 2011, with early adoption permitted. As this new standard only requires enhanced disclosure, the adoption of ASU 2011-05 will not impact the Company’s financial position or results of operations.

FASB ASU 2011-08.  In September 2011 the FASB issued ASU 2011-08, “Goodwill and Other (Topic 350): Testing Goodwill for Impairment”. This new accounting standard simplifies goodwill impairment tests and states that a qualitative assessment may be performed to determine whether further impairment testing is necessary. ASU 2011-08 is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. The adoption of ASU 2011-08 did not have a material impact on the Company’s consolidated financial statements.

FASB ASU 2011-11.  The FASB has issued ASU 2011-11, “Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities”. The amendments in this ASU require an entity to disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. Coinciding with the release of ASU No. 2011-11, the International Accounting Standards Board (IASB) has issued Disclosures - Offsetting Financial Assets and Financial Liabilities (Amendments to International Financial Reporting Standards 7). This amendment requires disclosures about the offsetting of financial assets and financial liabilities common to those in ASU 2011-11. An entity is required to apply the amendments for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. An entity should provide the disclosures required by those amendments retrospectively for all comparative periods presented.  The Company does not expect the adoption of this pronouncement to have a material impact on its consolidated financial statements.

FASB ASU 2011-12. The FASB has issued ASU 2011-12, “Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05”. The amendments to the Codification in ASU 2011-12 are effective at the same time as the amendments in ASU 2011-05, “Comprehensive Income (Topic 220): Presentation of Comprehensive Income”, so that entities will not be required to comply with the presentation requirements in ASU 2011-05 that ASU 2011-12 is deferring. In order to defer only those changes in ASU 2011-05 that relate to the presentation of reclassification adjustments, the paragraphs in ASU 2011-12 supersede certain pending paragraphs in ASU 2011-05. The amendments are being made to allow the FASB time to redeliberate whether to present on the face of the financial statements the effects of reclassifications out of accumulated other comprehensive income on the components of net income and other comprehensive income for all periods presented. While the FASB is considering the operational concerns about the presentation requirements for reclassification adjustments and the needs of financial statement users for additional information about reclassification adjustments, entities should continue to report reclassifications out of accumulated other comprehensive income consistent with the presentation requirements in effect before ASU 2011-05. All other requirements in ASU 2011-05 are not affected by ASU 2011-12, including the requirement to report comprehensive income either in a single continuous financial statement or in two separate but consecutive financial statements. Public entities should apply these requirements for fiscal years, and interim periods within those years, beginning after December 15, 2011. The Company does not expect the adoption of this pronouncement to have a material impact on its consolidated financial statements.

Reclassifications

Certain reclassifications were made to the 2010 consolidated financial statements in order to conform to the presentation of the 2011 consolidated financial statements. The reclassifications did not have any effect on previously reported shareholders’ deficit, net loss or net cash flows.

3.           FAIR VALUE ACCOUNTING

The Company accounts for fair value measurements in accordance with ASC  820, “Fair Value Measurements and Disclosures,” which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements.

ASC 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under ASC 820 are described below:

Level 1	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2
Applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3	Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

The following table sets forth the Company’s financial assets and liabilities measured at fair value by level within the fair value hierarchy. As required by ASC 820, assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

	Fair Value at December 31, 2011
($ in thousands)	Total	Level 1	Level 2	Level 3

Assets:
Pension assets	$1,455	$1,455	$—	$—
Totals	$1,455	$1,455	$—	$—
Liabilities:
Derivative liabilities	$11,824	$—	$—	$11,824
Totals	$11,824	$—	$—	$11,824

	Fair Value at December 31, 2010
($ in thousands)	Total	Level 1	Level 2	Level 3

Assets:
Pension assets	$1,369	$1,369	$—	$—
Totals	$1,369	$1,369	$—	$—
Liabilities:
Derivative liabilities	$15,653	$—	$—	$15,653
Totals	$15,653	$—	$—	$15,653

The Company’s pension assets are classified within Level 1 of the fair value hierarchy because they are valued using market prices. The pension assets are primarily comprised of the cash surrender value of insurance contracts. All plan assets are managed in a policyholder pool in Germany by outside investment managers. The investment objectives for the plan are the preservation of capital, current income and long-term growth of capital.

The Company records derivative liabilities on its consolidated balance sheet related to certain common stock warrants and the conversion feature embedded in its Series C and Series D Preferred Stock. The fair value of the Company’s derivative liabilities are classified within Level 3 of the fair value hierarchy because they are valued using pricing models that incorporate management assumptions that cannot be corroborated with observable market data. The Company uses Monte-Carlo simulation methodologies and the Black Scholes option pricing model in the determination of the fair value of the derivative liabilities. The Monte-Carlo simulation methodologies are affected by the Company’s stock price as well as assumptions regarding the expected stock price volatility over the term of the derivative liabilities in addition to the probability of future financings. The Black-Scholes option-pricing model is affected by the Company’s stock prices as well as assumptions regarding the expected stock price volatility of the term of the derivative liabilities in addition to interest rates and dividend yields.

Prior to the settlement of the Company’s secured notes payable and additional financing obligation in full in 2010, the fair value of the Company’s additional financing obligation was classified within Level 3 of the fair value hierarchy because they were valued using pricing models that incorporated management assumptions that could not be corroborated with observable market data.  The Company utilized various pricing models that were consistent with what other market participants would use.  Significant assumptions used in calculating the fair value of the additional financing obligation included the application of the Black-Scholes option pricing model.  The determination of fair value of the additional financing obligation using the Black-Scholes option-pricing model was affected by the stock price as well as assumptions regarding the expected stock price volatility over the term of these instruments. The Company calculated the expected volatility assumptions based on the historical volatility of the Company’s stock.

The Company monitors the activity within each level and any changes with the underlying valuation techniques or inputs utilized to recognize if any transfers between levels are necessary. That determination is made, in part, by working with outside valuation experts for Level 3 instruments and monitoring market related data and other valuation inputs for Level 1 and Level 2 instruments.

A reconciliation of the Company’s liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) is as follows:

($ in thousands)	Additional Financing Obligation	Derivative Liabilities

Balance December 31, 2009	$1,504	$11,603
Included in earnings	(551)	738
Settlements	(2,108)	—
Issuances	1,155	3,312
Transfers in and /or out of Level 3	—	—
Balance at December 31, 2010	$—	$15,653
Included in earnings	—	(3,970)
Settlements	—	(5,672)
Issuances	—	5,813
Transfers in and/or out of Level 3	—	—
Balance at December 31, 2011	$—	$11,824

All unrealized gains or losses resulting from changes in value of any Level 3 instruments are reflected as a separate line in the consolidated statement of operations in arriving at net loss. The Company is not a party to any hedge arrangements, commodity swap agreement or any other derivative financial instruments.  See further disclosures regarding the Company’s derivative liabilities in Note 11.

4.           INTANGIBLE ASSETS AND GOODWILL

The following table presents the changes in the carrying amounts of the Company’s acquired intangible assets for the years ended December 31, 2011 and 2010. All intangible assets are being amortized over their estimated useful lives with no estimated residual values.

($ in thousands)	Total
Balance of intangible assets as of December 31, 2009	$94
Intangible assets acquired	—
Amortization	(16)
Impairment losses	—

Balance of intangible assets as of December 31, 2010	$78
Intangible assets acquired	—
Amortization	(15)
Impairment losses	—
Balance of intangible assets as of December 31, 2011	$63

The Company annually, or more frequently if events or circumstances indicate a need, tests the carrying amount of goodwill for impairment. The Company performs its annual impairment test in the fourth quarter of each year. A two-step impairment test is used to first identify potential goodwill impairment and then measure the amount of goodwill impairment loss, if any. These tests were conducted by determining and comparing the fair value, employing the market approach, of the Company’s reporting unit to the carrying value of the reporting unit. The Company continues to have only one reporting unit, Identity Management. Based on the results of these impairment tests, the Company determined that its goodwill was not impaired as of December 31, 2011 and 2010.

Amortization expense for the years ended December 31, 2011 and 2010 was approximately $15,000 and $16,000, respectively.

The estimated acquired intangible amortization expense for the next five fiscal years is as follows:

Fiscal Year Ended December 31,	EstimatedAmortization Expense ($ in thousands)
2012	$16
2013	16
2014	16
2015	15
2016	—
Thereafter	—
Totals	$63

5.           RELATED PARTIES

As more fully described in Note 10 to these consolidated financial statements, on November 14, 2008, the Company entered into a series of convertible promissory notes (the “Related Party Convertible Notes”), aggregating $110,000, with certain officers and members of the Company’s Board of Directors. The Related Party Convertible Notes bear interest at 7.0% per annum and were originally due February 14, 2009.  The Company continues to seek a waiver from the holders of the Related Party Convertible Notes.

In conjunction with the issuance of the Related Party Convertible Notes, the Company issued an aggregate of 149,996 warrants to the note holders to purchase Common Stock of the Company. The warrants have an exercise price $0.55 per share and may be exercised at any time from November 14, 2008 until November 14, 2013.  All warrants were outstanding and exercisable as of December 31, 2011 and 2010.

6.           INVENTORY

Inventories at December 31, 2011 were comprised of work in process of $29,000 representing direct labor costs on in-process projects and finished goods of $16,000, net of reserves for obsolete and slow-moving items of $3,000.  Inventories at December 31, 2010 were comprised of work in process of $7,000 representing direct labor costs on in-process projects and finished goods of $5,000, net of reserves for obsolete and slow-moving items of $2,000.   Appropriate consideration is given to obsolescence, excessive levels, deterioration, and other factors in evaluating net realizable value and required reserve levels.

7.           PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2011 and 2010, consists of:

($ in thousands)	2011	2010

Equipment	$770	$820
Furniture	66	66
	836	886
Less accumulated depreciation	(818)	(867)
	$18	$19

During the year ended December 31, 2010, the Company disposed of Leasehold Improvements of approximately $31,000 net of accumulated amortization of $31,000; furniture of $96,000 net of accumulated depreciation of $96,000 and equipment of $669,000 net of accumulated depreciation of $669,000.  Disposals during the year ended December 31, 2011 were insignificant.

Total depreciation expense for the years ended December 31, 2011 and 2010 was approximately $13,000 and $35,000, respectively.

8.           BILLINGS IN EXCESS OF COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

The Company recognizes sales and cost of sales on long-term, fixed price contracts involving significant amounts of customization using the percentage of completion method based on costs incurred to date compared to total estimated costs at completion.  Such amounts are included in the accompanying consolidated balance sheets under the caption “Billings in excess of costs and estimated earnings on uncompleted contracts”.

Costs and estimated earnings on uncompleted contracts and related amounts billed under contract provisions as of December 31, 2011 and 2010 are as follows:

($ in thousands)	December 31, 2011	December 31, 2010

Costs incurred on uncompleted contract	$619	$539
Estimated earnings	1,141	980
	1,760	1,519

Less: billings to date	(1,760)	(1,760)
Billings in excess of costs and estimated earnings on uncompleted contract	$—	$(241)

9.           ACCRUED LIABILITIES

Principal components of accrued liabilities consist of:

($ in thousands)	December 31, 2011	December 31, 2010

Compensated absences	$256	$245
Wages and sales commissions	84	117
Customer deposits	240	199
Liquidated damages	182	165
Royalties	251	251
Board of directors fees	527	376
Income and sales taxes	186	163
Interest and dividends	82	121
Other	197	185
	$2,005	$1,822

10.           NOTES PAYABLE

	December 31, 2011	December 31, 2010
Secured Promissory Note
9% secured promissory note. Face value of note $0 at December 31, 2011 and 2010. Discount on note is $0 at December 31, 2011 and 2010. Note settled in December 2010.	$—	$—
Total secured notes payable	—	—
Secured Convertible Notes Payable
6% secured convertible notes payable. Face value of notes $0 and $5,500 at December 31, 2011 and 2010, respectively. Discount on notes is $0 and $4,073 at December 31, 2011 and 2010, respectively. Note settled in December 2011.	—	1,427
Total convertible notes payable	—	1,427
Notes payable to related parties:
7% convertible promissory notes. Face value of notes $110 at December 31, 2011 and 2010. Discount on notes is $0 at December 31, 2011 and 2010. Notes were due January 2010. The Company is currently seeking a waiver of default.	110	110
Total notes payable to related parties	110	110

Total notes payable	110	1,537
Less current portion	(110)	(110)
Long-term notes payable	$—	$1,427

The only debt outstanding for the Company as of December 31, 2011 was the $110,000 related party note payable which is reflected as a current liability in the consolidated balance sheet.  The Company has no long-term debt as of December 31, 2011.

9% Secured Promissory Note

In February 2009, the Company entered into a secured promissory note (the "Note"), for $5,000,000 with a third-party lender (“the Lender”). The Note secures a credit facility for a total of up to $5,000,000. The initial advance under the Note was $1,000,000. Subsequent advances are subject to the discretion of the Lender. The note bears interest at 5% per annum on the outstanding principal and interest and is due on June 30, 2010. The Company will also pay the Lender additional financing fees (the “Additional Financing Obligation”) on the maturity date or such earlier date as may be required under the terms of the note equal to the greater of $400,000 or an amount equal to 2,000,000 multiplied by the average of the closing prices for the common stock of the Company for the ten trading day period immediately preceding the date of such interest payment.

In conjunction with the issuance of the Note, the Company issued a warrant to purchase 4,500,000 shares of common stock of the Company. The warrant has an exercise price $0.50 per share and may be exercised at any time from February 12, 2009 until February 12, 2014. Additionally, the Company entered into a Registration Rights Agreement requiring the Company to provide certain registration rights to the Lender relative to the 4,500,000 shares of common stock of the Company issuable pursuant to the warrant.

The Company recorded the Note and Additional Financing Obligation net of a discount equal to the fair values allocated to the various financial instruments issued to the Lender. The warrants issued in conjunction with the Note contained anti-dilution provisions, which require derivative liability classification (see Note 11). The Company estimated the fair value of the warrants using a Monte-Carlo simulation, which resulted in note discount from the issuance of the warrants of approximately $562,000. The Company recorded the Additional Financing Obligation equal to the fair values of the additional financing component using the Black-Scholes option-pricing model, which resulted in additional note discount of approximately $169,000. In addition, the Company accreted the $400,000 minimum payment to interest expense over the term of the agreement.

The Note is secured by all of the assets of the Company. Under the terms of the Note, the entire outstanding balance together with all accrued interest shall be payable on (i) the maturity date (June 30, 2010), (ii) a change of control transaction, (iii) receipt by the Company of proceeds from the sale of equity or equity linked securities of the Company in excess of $2,500,000, (iv) receipt by the Company of proceeds from the issuance by the Company of any type of additional debt instruments, or (v) upon the occurrence of an event of default under the terms of the Note.

In June 2009, the Lender and the Company agreed to amend the Note (“Amendment No. 1”) whereby the Company received a waiver of default and extension of certain date sensitive covenants contained in the Note. As consideration for the waiver and extension, the Company issued to the Lender warrants to purchase 1,000,000 shares of common stock of the Company at an exercise price of $0.50 per share. Such warrants may be exercised at any time from June 9, 2009 until June 9, 2014. In conjunction with the June 2009 waiver and extension, the interest rate on the Note was changed to 9% per annum, retroactive to February 2009.

The Company evaluated the waiver of default and interest rate change under ASC 470-50, Debtor’s Accounting for a Modification or Exchange of Debt Instruments, (ASC 470-50) to determine if the modification was substantial. The Company determined that because the change in fair value of the debt instruments was greater than 10% of the present value of the cash flows between the modified debt instruments and original debt instruments, the debt modification was substantial and therefore the Company accounted for the modification as a debt extinguishment. Accordingly, the Company recorded the new debt instrument at fair value and recorded a loss on debt extinguishment of approximately $750,000 during 2009. The loss on debt extinguishment of $750,000 includes approximately $132,000 of unamortized deferred financing fees written off due to the debt extinguishment. The Company recorded the new debt instruments net of a discount equal to the fair values allocated to the various financial instruments issued to the Lender. The Company estimated the fair value of the warrants using a Monte-Carlo simulation, which resulted in a note discount from the issuance of the warrants of approximately $188,000. The Company is accreting the note discount and the Additional Financing Obligation discount using the effective interest rate method over the life of the Note.

In June 2009, the Lender and the Company further amended the Note (“Amendment No. 2”) whereby the Lender advanced the Company an additional $350,000 and amended certain terms of the Note. As consideration for the additional advance, the Company issued to the Lender warrants to purchase 700,000 shares of common stock of the Company at an exercise price of $0.50 per share. Such warrants may be exercised at any time from June 22, 2009 until June 22, 2014.

The Company recorded Amendment No. 2 net of a discount equal to the fair value allocated to warrants. The Company estimated the fair value of the warrants using a Monte-Carlo simulation analysis, which resulted in a note discount from the issuance of the warrants of approximately $238,000.

In October 2009, the Lender and the Company further amended the Note (“Amendment No. 3”) whereby the Lender agreed to make additional advances in an aggregate amount up to $1,000,000 (“Third Amendment Advance”) to only be used for the purpose of compromising certain of the Company’s outstanding vendor payables or for paying for the audit of the Company’s consolidated financial statements. The amendment calls for the Company to repay the lender in full the amount of any and all Third Amendment Advances, together with all accrued and unpaid interest thereon, on or before January 31, 2010. On October 5, 2009, the Lender made an advance of $300,000 to the Company pursuant to these provisions. As consideration for the additional advance, the Company issued to the Lender warrants to purchase 200,000 shares of common stock of the Company at an exercise price of $0.60 per share. Such warrants may be exercised at any time from October 5, 2009 until October 5, 2014. As additional consideration, the Company assigned certain patents related to discontinued product lines to the Lender with the condition that the Company would participate in future proceeds generated from efforts by the Lender to monetize the patents.

The Company recorded the Amendment No. 3 borrowing net of a discount equal to the fair value allocated to warrants and the patent assignment. The warrants issued in conjunction with the Third Amendment Advance contained anti-dilution provisions, which require derivative liability classification (see Note 11). The Company estimated the fair value of the warrants using a Monte-Carlo simulation analysis, which resulted in a note discount from the issuance of the warrants of approximately $105,000. The Company estimated the fair value of the patent assignment to be $0 based on the unsuccessful attempt to monetize the patents.

On November 4, 2009, the Lender and the Company amended the Note (“Amendment No. 4”) whereby the Lender made an additional $350,000 advance (the “Additional Advance”) under the Note. As consideration for the Additional Advance, the Company executed an assignment of all accounts receivable (the “Assignment of Receivables”) whereby the Company assigned to the Lender all of the Company’s rights, title and interest in all accounts receivable as of the date of Amendment No. 4. In December 2009, the Company paid back the $350,000 advance plus accrued interest.

In December 2009, the Lender advanced an additional $325,000 under Amendment No. 3. In December 2009, the Lender added approximately $12,000 in legal fees to the principal balance of the Note.

In February 2010, the Lender and the Company further amended the Note (“Amendment No. 5”) whereby the Lender extended the due date of amounts due on January 31, 2010 to March 15, 2010.

In March 2010, the Lender and the Company further amended the Note (“Amendment No. 6”) whereby the Lender made an additional advance of $250,000 under the Note. As consideration for the advance, the Company will pay the Lender additional interest on the maturity date or such earlier date as may be required under the terms of the Note in an amount equal to 200,000 multiplied by the average of the closing prices for the common stock of the Company for the ten trading day period immediately preceding the date of the payment of such interest payment. As additional consideration for making the advance, the Company assigned to the Lender its rights, title and interest in and to fifty percent of certain after-cost proceeds that may be received in connection with the Company’s prosecution of certain commercial tort claims (including, but not limited to, claims related to the infringement of the Company’s intellectual property). In conjunction with Amendment No. 6, the interest rate on the Note was changed to 10% per annum, retroactive to February 2009. Also in conjunction with Amendment No. 6, the Lender extended the due dates of amounts due on March 15, 2010 to June 30, 2010.

In conjunction with Amendments No. 5 and No. 6, the Lender added an aggregate of $15,000 to the Note principal during 2010.

The Company recorded the borrowing under Amendment No. 6 net of a discount equal to the fair value of the change in the additional interest obligation of approximately $140,000. The Company estimated the fair value of the change in the additional interest obligation using the Black-Scholes option pricing model using the following assumptions: term of 0.3 years, a risk free interest rate of 0.20%, a dividend yield of 0%, and volatility of 107%.

Amendments Nos. 2 through 6 were evaluated under ASC 470-50, “Debtor’s Accounting for a Modification or Exchange of Debt Instruments”, to determine if the modification was substantial. Based on such analysis, the Company determined that such amendments were not substantial.

In June 2010, the Company did not repay the outstanding note principal and interest due under the terms of the Note, which were due on June 30, 2010. In August 2010, the Company further amended the Note (“Amendment No. 7”) whereby the Lender extended the maturity date to September 15, 2010. The Note was further amended to allow the Company a 60 day grace period beyond September 15, 2010 if, prior to September 15, 2010, the Company can deliver a customer contract (or contracts) sufficient to generate aggregate revenue of not less than $25 million. In conjunction with the amendment, the Company agreed to pay a $50,000 amendment fee (such fee to be added to the principal balance of the Note as of the date of the amendment). The Company also agreed to amend the clause in the Note requiring the Company to pay additional interest on the Note equal to the greater of $400,000 or an amount equal to 2,200,000 times the average of the five highest closing prices for the Company’s common stock from February 12, 2009 to the maturity date of the Note. The additional interest will, however, not exceed $2,200,000. Prior to the amendment this payment was based upon the average of the 10 daily closing prices immediately preceding the date of payment and had no upper limit.

The Company evaluated the Amendment No. 7 modification under ASC 470-50to determine if the modification was substantial. The Company determined that because the change in fair value of the debt instruments was greater than 10% of the present value of the cash flows between the modified debt instruments and original debt instruments, the debt modification was substantial and therefore the Company accounted for the modification as a debt extinguishment. Accordingly, the Company recorded the new debt instrument at fair value and recorded a loss on debt extinguishment of approximately $1,763,000 during 2010.

On October 6, 2010, the Company entered into a Settlement Agreement (the “Agreement”) with the Lender whereby the Company agreed to pay the Lender the sum of $4,703,465 (consisting of outstanding principal, interest, amounts due under the terms of the Additional Financing Obligation and legal fees) in three payments to be made in the amount of $1,567,821 due on or before October 8, 2010; $1,567,822 due on or before November 30, 2010; and a third and final payment of $1,567,822 due on or before December 30, 2010. Interest continued to accrue at a rate of 18% per annum on the outstanding indebtedness until the date of payment. The Lender retained a first priority security interest in the assets of the Company pursuant to the terms of the Note. The Company made the scheduled installment payments in accordance with the Agreement with the final payment being made on December 8, 2010.

6% Secured Convertible Promissory Notes

On October 5, 2010, the Company entered into a new, two year unsecured convertible 6% note (“Convertible Note No. 1”) in the amount of $2,000,000 purchased by an existing shareholder. Convertible Note No. 1 is convertible into common shares at $0.50 per share. In conjunction with the issuance of the Convertible Note No. 1, the Company issued warrants to purchase 1,000,000 shares of common stock with an exercise price of $0.50.

The Company recorded Convertible Note No. 1 net of a discount equal to the fair value allocated to the warrants of approximately $408,000. The Company utilized the services of an independent valuation firm, Vantage Point Advisors, Inc., to perform the Monte-Carlo simulations used to arrive at the estimate of fair value. The convertible notes also contained a beneficial conversion feature, which resulted in an additional debt discount of $408,000. The beneficial conversion amount was measured using the accounting intrinsic value, i.e. the excess of the aggregate fair value of the common stock into which the debt is convertible over the proceeds allocated to the security. The Company will accrete the note discount and beneficial conversion feature over the life of the note using the effective interest rate method.

On November 5, 2010, the Company entered into a new, two year unsecured convertible 6% note (“Convertible Note No. 2”) in the amount of $2,000,000 purchased by the same shareholder. Convertible Note No. 2 is convertible into common shares at $0.50 per share. In conjunction with the issuance of Convertible Note No. 2, the Company issued warrants to purchase 5,000,000 shares of common stock with an exercise price of $0.50.

The Company recorded Convertible Note No. 2 net of a discount equal to the fair value allocated to the warrants of approximately $2,000,000. The Company estimated the fair value of the warrants to be approximately $2,074,000 using a Monte-Carlo simulation performed by an independent valuation firm, Vantage Point Advisors, Inc. The Company also recorded an additional $74,000 in November 2010 in financing expense based on the fair value of the warrants as the grant date fair value of the warrants exceeded the face amount of the convertible note. The Company will accrete the note discount over the life of the note using the effective interest rate method.

On December 8, 2010, the Company entered into a new, two year unsecured convertible 6% note (“Convertible Note No. 3”) in the amount of $1,500,000 purchased by the same shareholder. Convertible Note No. 3 is convertible into common shares at $0.50 per share. In conjunction with the issuance of Convertible Note No. 3, the Company issued warrants to purchase 2,250,000 shares of common stock with an exercise price of $0.50.

The Company recorded Convertible Note No. 3 net of a discount equal to the fair value allocated to the warrants of approximately $830,000. The Company utilized the services of an independent valuation firm, Vantage Point Advisors, Inc., to perform the Monte-Carlo simulations used to arrive at the estimate of fair value. The convertible notes also contained a beneficial conversion feature, which resulted in an additional debt discount of $671,000. The beneficial conversion amount was measured using the accounting intrinsic value, i.e. the excess of the aggregate fair value of the common stock into which the debt is convertible over the proceeds allocated to the security. The Company will accrete the note discount and beneficial conversion feature over the life of the note using the effective interest rate method.

On December 8, 2010, the Company entered into a security agreement with the Lender of Convertible Notes Nos. 1 through 3 (collectively the “6% Convertible Notes”) whereby the Company granted the 6% Convertible Note holder a first priority lien on and security interest in all the assets of the Company.

In June 2011, the Company entered into a new, two year secured convertible 6% note (“Convertible Note No. 4”) in the amount of $500,000 purchased by the existing holder of the 6% Convertible Notes. Convertible Note No. 4 is convertible into common shares at $1.25 per share and is due June 9, 2013. In conjunction with the issuance of Convertible Note No. 4, the Company issued warrants to purchase 300,000 shares of common stock with an exercise price of $1.25. The Warrant terminates, if not previously exercised, two years from the date of issuance, or June 9, 2013. The Warrant contains a cashless exercise provision allowing the Lender to exercise the Warrant without tendering the exercise price of the Warrant, subject to a reduction of the number of shares of common stock issuable upon exercise of the Warrant.

The Company recorded Convertible Note No. 4 net of a discount equal to the fair value allocated to the warrants of approximately $188,000. The Company utilized the services of an independent valuation firm, Vantage Point Advisors, Inc., to perform the Monte-Carlo simulations used to arrive at the estimate of fair value. The convertible notes also contained a beneficial conversion feature, which resulted in an additional debt discount of $188,000. The beneficial conversion amount was measured using the accounting intrinsic value, i.e. the excess of the aggregate fair value of the common stock into which the debt is convertible over the proceeds allocated to the security. The Company will accrete the note discount and beneficial conversion feature over the life of the note using the effective interest rate method.

In December 2011, the Company repaid a portion of the outstanding 6% Secured Convertible Promissory Notes and converted the rest into shares of the Company’s common stock in accordance with the stated conversion terms. Specifically, $1,500,000 in principal outstanding was repaid using cash proceeds from the Qualified Financing and the remaining $4,500,000 in principal was converted into 9,000,000 shares of the Company’s common stock.  The entire accrued interest balance of approximately $387,000 was also converted into shares of the Company’s common stock at $0.50 per share resulting in the issuance of another 774,559 shares of common stock.  As of the date of the Qualified Financing, the Company had an unamortized debt discount and beneficial conversion feature of approximately $2.3 million which was reversed and recorded as interest expense in the Consolidated Statement of Operations for the year ended December 31, 2011.  Additionally, in December 2011, as part of the Qualified Financing, the Company modified certain outstanding warrants so that the anti-dilution provisions associated with those warrants would no longer qualify as derivative liabilities (see Note 11).  As of December 31, 2011, there was no longer any debt or accrued interest outstanding related to the 6% Secured Convertible Promissory Notes.

7% Convertible Promissory Notes to Related Parties

On November 14, 2008, the Company entered into a series of convertible promissory notes (the "Related-Party Convertible Notes"), aggregating $110,000 with certain officers and members of the Company’s Board of Directors. The Related-Party Convertible Notes bear interest at 7.0% per annum and were due February 14, 2009. The principal amount of the Related-Party Convertible Notes plus accrued but unpaid interest is convertible at the option of the holder into common stock of the Company. The number of shares into which the Related-Party Convertible Notes are convertible shall be calculated by dividing the outstanding principal and accrued but unpaid interest by $0.55 (the “Conversion Price”).

In conjunction with the issuance of the Related-Party Convertible Notes, the Company issued an aggregate of 149,996 warrants to the note holders to purchase common stock of the Company. The warrants have an exercise price of $0.55 per share and may be exercised at any time from November 14, 2008 until November 14, 2013.

The Company, in 2008, initially recorded the convertible notes net of a discount equal to the fair value allocated to the warrants of approximately $13,000. The Company estimated the fair value of the warrants using the Black-Scholes option pricing model using the following assumptions: term of 5 years, a risk free interest rate of 2.53%, a dividend yield of 0%, and volatility of 96%. The convertible notes also contained a beneficial conversion feature, which resulted in an additional debt discount of $12,000. The beneficial conversion amount was measured using the accounting intrinsic value, i.e. the excess of the aggregate fair value of the common stock into which the debt is convertible over the proceeds allocated to the security. The Company has accreted the beneficial conversion feature over the life of the note.

The Company did not repay the Related-Party Convertible Notes on the due date. In August 2009, the Company received from the Related-Party Convertible Note holders a waiver of default and extension to January 31, 2010 of the maturity date of the Related-Party Convertible Notes. As consideration for the waiver and note extension, the Company issued to the Related-Party Convertible Note holders an aggregate of 150,000 warrants to purchase shares of the Company’s common stock. The warrants have an exercise price of $0.54 per share and expire on August 25, 2014.

The Company did not repay the notes on January 31, 2010 and is currently seeking an additional waiver of default from the holders of the Related-Party Convertible Notes.

6% Unsecured Short-Term Promissory Notes

During October, November and December of 2011, the Company entered into a series of new unsecured short-term notes aggregating $750,000 with the existing holder of the 6% Secured Convertible Promissory Notes.  The notes bear interest at 6% per annum and were issued with an original maturity date of February 13, 2012.  As part of the Qualified Financing that took place in December 2011, those notes were settled through the issuance of 1,500,000 shares of the Company’s common stock and warrants to purchase 750,000 shares of common stock at an exercise price of $0.50.  Those warrants expire five years from the date of issuance.

The following tables set forth the various components of interest expense, amortization of debt discounts and beneficial conversion features, changes in fair value of the additional financing obligation and losses recorded on debt modification for the years ended December 31, 2011 and 2010:

	Year Ended December 31, 2011				Year Ended December 31, 2010
	7% Convertible Notes	9% Secured Debt	6% Secured Convertible Notes	Totals	7% Convertible Notes	9% Secured Debt	6% Secured Convertible Notes	Totals
($ in Thousands)
Coupon interest rate	$8	$5	$335	$348	$9	$314	$47	$370

Accretion of note discount	$-	$-	$3,250	$3,250	$-	$431	$175	$606

Accretion of beneficial conversion feature	$-	$-	$1,198	$1,198	$-	$-	$68	$68

Accretion of Additional Financing Obligation	$-	$-	$-	$-	$-	$144	$-	$144

Change in Fair Value of Additional Financing Obligation	$-	$-	$-	$-	$-	$(695)	$-	$(695)

Loss on loan modifications	$-	$-	$-	$-	$-	$1,100	$-	$1,100

Total of expense recorded on debt instruments	$8	$5	$4,783	$4,796	$9	$1,294	$290	$1,593

11.           DERIVATIVE LIABILITIES

The Company accounts for its derivative instruments under the provisions of ASC 815, “Derivatives and Hedging-Contracts in Entity’s Own Equity-Scope and Scope Exceptions”. Under the provisions of ASC 815, the embedded conversion feature in the Company’s Series C and Series D Preferred Stock and the anti-dilution and cash settlement provisions in certain warrants (collectively the “Derivative Liabilities”) qualify as derivative instruments.

The Company is required to mark-to-market, at the end of each reporting period, the value of the Derivative Liabilities.  The Company revalues these Derivative Liabilities at the end of each reporting period by using available market information and commonly accepted valuation methodologies.  The periodic change in value of the Derivative Liabilities is recorded as either non-cash derivative income (if the value of the embedded derivative and warrants decrease) or as non-cash derivative expense (if the value of the embedded derivative and warrants increase).  Although the values of the embedded derivative and warrants are affected by interest rates, the remaining contractual conversion period and the Company’s stock volatility, the primary cause of the change in the values of the Derivative Liabilities will be the value of the Company’s common stock.  If the stock price goes up, the value of these derivatives will generally increase and if the stock price goes down the value of these derivatives will generally decrease.

The Company uses a Monte-Carlo simulation methodology and the Black Scholes option pricing model in the determination of the fair value of the Derivative Liabilities.  The Monte-Carlo simulation methodology is affected by the Company’s stock price as well as assumptions regarding the expected stock price volatility over the term of the Derivative Liabilities and assumptions regarding future financings. The Black-Scholes option-pricing model is affected by the Company’s stock prices as well as assumptions regarding the expected stock price volatility of the term of the derivative liabilities in addition to interest rates and dividend yields.

As of December 31, 2011, the Company had approximately 18,547,500 outstanding warrants to purchase shares of the Company’s common stock that qualified for derivative liability treatment.  The recorded fair market value of those warrants was approximately $11,824,000 which is reflected as a non-current liability in the consolidated balance sheet as of December 31, 2011.

Series C and D Preferred Stock Embedded Conversion Feature

The Series C and Series D convertible preferred stock conversion feature contains settlement provisions such that if the Company makes certain equity offerings in the future at a price lower than the conversion prices, the conversion ratio would be adjusted.  ASC 815 provides that the number of shares used to calculate the settlement amount is not fixed if its terms provide for any potential adjustment, regardless of the probability of such adjustment(s) or whether such adjustments are in the entity’s control. If the number of shares used to calculate the settlement is not fixed, the instrument (or embedded feature) would still be considered indexed to an entity’s own stock if the only variables that could affect the settlement amount would be inputs to the fair value of a “fixed-for-fixed” forward or option on equity shares.  The preferred stock contains a price protection provision (or anti-dilution provision) that reduces the preferred conversion rate in the event the Company issues additional shares at a more favorable price than the conversion price.

Under the provisions of ASC 815, the embedded conversion feature in the Company’s Series C and Series D Preferred Stock are not considered indexed to the Company’s stock because future equity offerings of the Company’s stock are not an input to the fair value of a “fixed-for-fixed” option on equity shares.  Accordingly the Company is required to account for the embedded derivatives related to the conversion feature in its Series C and Series D Preferred Stocks as derivative liabilities.

In December 2011, the Company converted all of its outstanding Series C and Series D Preferred Stock into Common Stock.  Specifically, 2,200 shares of Series C Preferred Stock, 2,085 shares of Series D Preferred Stock and the combined accrued dividends of approximately $1,599,000 were collectively converted into 11,768,525 shares of the Company’s common stock.  As a result of that conversion, the derivative liability related to the embedded conversion feature on the Series C and Series D Preferred Stock was eliminated.  The Company marked the derivative liability to its calculated market value of approximately $3,840,000 immediately prior to the conversion resulting in a gain of approximately $1,678,000 that related to the change in market value of the derivative liability from the date of the last revaluation, September 30, 2011, to the date of the Qualified Financing.  That liability balance of approximately $3,840,000 was then reclassified to additional paid-in capital as a result of the conversion.

Common Stock Warrants with Anti-Dilution Provisions

Certain warrants to purchase the Company’s common stock contain settlement provisions such that if the Company makes certain equity offerings in the future at a price lower than the warrant strike price, the strike price would be adjusted down. ASC 815 provides that an instrument’s strike price is not fixed if its terms provide for any potential adjustment, regardless of the probability of such adjustment(s) or whether such adjustments are in the entity’s control. If the instruments strike price is not fixed, the instrument (or embedded feature) would still be considered indexed to an entity’s own stock if the only variables that could affect the settlement amount would be inputs to the fair value of a “fixed-for-fixed” forward or option on equity shares.  The warrants contain a price protection provision (or anti-dilution provision) that reduces the warrant strike price in the event the Company issues additional shares at a more favorable price than the strike price.

Under the provisions of ASC 815, the anti-dilution provisions in these warrants are not considered indexed to the Company’s stock because future equity offerings of the Company’s stock are not an input to the fair value of a “fixed-for-fixed” option on equity shares.  Accordingly, the Company is required to account for these warrants as derivative liabilities.

During the year ended December 31, 2010, the Company issued 8,250,000 additional warrants which contained anti-dilution provisions requiring derivative liability classification.  Those warrants had a grant date fair value of approximately $3,312,000 as determined using the Monte-Carlo simulation methodology.

In December 2011, as part of the Qualified Financing, the Company modified certain outstanding warrants so that the anti-dilution provisions associated with those warrants would no longer qualify as derivative liabilities.  Immediately prior to the date of the Qualified Financing, there were approximately 13,871,000 warrants outstanding that qualified for derivative liability treatment.  The modification that took place, as part of the Qualified Financing, resulted in approximately 7,576,000 of those warrants losing the conditions that required derivative liability treatment.  As a result, the Company recorded a gain of approximately $1,127,000 that related to the change in market value of the derivative liability from the date of the last revaluation, September 30, 2011, to the date of the Qualified Financing.  The resulting fair market value for the derivative liability as of the date of the Qualified Financing, of approximately $1,832,000, was then reclassified to additional paid-in capital.

Common Stock Warrants with Cash Settlement Provisions

During the year ended December 31, 2011, as part of the Qualified Financing, the Company issued 12,252,500 warrants containing certain cash settlement provisions which would require cash payments to the warrant holders, as determined using the Black-Scholes valuation model, in the event of a “fundamental transaction” as defined within the warrant agreement(s).  As these warrants have the ability to be settled in cash payments and that triggering events requiring that treatment are largely out of the Company’s control, the warrants require derivative liability classification.  Accordingly, the Company recorded approximately $5,626,000 in derivative liability based on the grant date fair value of the warrants as determined by the Black Scholes valuation model.  The Black-Scholes option-pricing model incorporates various assumptions including volatility, expected life, and interest rates. The Company has determined that the best measure of expected volatility is based on the historical weekly volatility of the Company’s common stock. The historical volatility factor utilized in the Company’s Black-Scholes computation was 119%. The interest rate used is the risk free interest rate and is based upon U.S. Treasury rates appropriate for the expected term. The interest rate used in the Company’s Black-Scholes calculations was 2.6%. Dividend yield is zero as the Company does not expect to declare any dividends on the Company’s common shares in the foreseeable future.

12.           INCOME TAXES

The Company accounts for income taxes in accordance with ASC 740, Accounting for Income Taxes, (ASC 740). Deferred income taxes are recognized for the tax consequences related to temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for tax purposes at each year-end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. A valuation allowance is established when necessary based on the weight of available evidence, if it is considered more likely than not that all or some portion of the deferred tax assets will not be realized. Income tax expense is the sum of current income tax plus the change in deferred tax assets and liabilities.  The Company has established a valuation allowance against its deferred tax asset due to the uncertainty surrounding the realization of such asset.

ASC 740-10 requires a company to first determine whether it is more-likely-than-not (defined as a likelihood of more than fifty percent) that a tax position will be sustained based on its technical merits as of the reporting date, assuming that taxing authorities will examine the position and have full knowledge of all relevant information. A tax position that meets this more-likely-than-not threshold is then measured and recognized at the largest amount of benefit that is greater than fifty percent likely to be realized upon effective settlement with a taxing authority.

The Company’s uncertain position relative to unrecognized tax benefits and any potential increase in these liabilities relates primarily to the allocations of revenue and costs among the Company’s global operations and the impact of tax rulings made during the period affecting its tax positions. The Company’s existing tax position could result in liabilities for unrecognized tax benefits. The Company recognizes interest and/or penalties related to uncertain tax positions in income tax expense. The amount of interest and penalties accrued as of December 31, 2011 and 2010 was $49,000 and $33,000, respectively.

The Company is subject to taxation in the U.S. and various states and foreign jurisdictions. The Company underwent an examination by the Canadian Revenue Agency (“CRA”) for the 2001 to 2008 tax years. In June 2010, the Company was notified that the CRA proposed certain significant adjustments to the Company’s transfer pricing tax position for the years 2001 through 2008.  Management evaluated these proposed adjustments and in July 2010 filed a formal notice of appeal.  In 2011, the Company was notified that certain significant portions of the Company’s appeal had been accepted by the CRA.

Significant judgment is required in evaluating the Company’s uncertain tax positions and determining the Company’s provision for income taxes. No assurance can be given that the final tax outcome of these matters will not be different from that which is reflected in the Company’s historical income tax provisions and accruals.  The Company adjusts these items in light of changing facts and circumstances.  To the extent that the final tax outcome of these matters is different than the amounts recorded, such differences will impact the provision for income taxes in the period in which such determination is made.

The significant components of the income tax provision (benefit) are as follows:

($ in thousands)	Year Ended December 31,
	2011	2010
Current
Federal	$—	$—
State	—	—
Foreign	(19)	126

Deferred
Federal	—	—
State	—	—
Foreign	—	—

	$(19)	$126

The principal components of the Company’s deferred tax assets (liabilities) at December 31, 2011 and 2010 are as follows:

($ in thousands)	2011	2010

Net operating loss carryforwards	$10,654	$10,913
Intangible assets	768	871
Stock based compensation	862	747
Reserves and accrued expenses	5	5
Deferred tax liability - debt discount	—	(1,630)
Other	(143)	(109)
	12,146	10,797
Less valuation allowance	(12,146)	(10,797)

Net deferred tax assets	$—	$—

A reconciliation of the provision (benefit) for income taxes to the amount computed by applying the statutory income tax rates to loss before income taxes is as follows:

	2011	2010

Amounts computed at statutory rates	$(1,081)	$(1,717)
State income tax, net of federal benefit	50	123
Expiration of net operating loss carryforwards	603	735
Non-deductible interest	163	667
Foreign taxes	547	621
Other	(1)	(4)
Net change in valuation allowance on deferred tax assets	(281)	(425)

	$—	$—

The Company has established a valuation allowance against its deferred tax assets due to the uncertainty surrounding the realization of such assets.

At December 31, 2011 and 2010, the Company had federal and state net operating loss carryforwards, a portion of which may be available to offset future taxable income for tax purposes. The federal net operating loss carryforwards expire at various dates from 2012 through 2031. The state net operating loss carryforwards expire at various dates from 2012 through 2021.

The Internal Revenue Code (“the Code”) limits the availability of certain tax credits and net operating losses that arose prior to certain cumulative changes in a corporation’s ownership resulting in a change of control of the Company.  The Company’s use of its net operating loss carryforwards and tax credit carryforwards will be significantly limited because the Company believes it underwent “ownership changes”, as defined under Section 382 of the Internal Revenue Code, in 1991, 1995, 2000, 2003, 2004 and 2011, though the Company has not performed a study to determine the limitation.  The Company has reduced its deferred tax assets to zero relating to its federal and state research credits because of such limitations.  The Company continues to disclose the tax effect of the net operating loss carryforwards at their original amount in the table above as the actual limitation has not yet been quantified.   The Company has also established a full valuation allowance for substantially all deferred tax assets due to uncertainties surrounding its ability to generate future taxable income to realize these assets. Since substantially all deferred tax assets are fully reserved, future changes in tax benefits will not impact the effective tax rate. Management periodically evaluates the recoverability of the deferred tax assets. If it is determined at some time in the future that it is more likely than not that deferred tax assets will be realized, the valuation allowance would be reduced accordingly at that time.

Tax returns for the years 2007 through 2011 are subject to examination by taxing authorities.  The Company is currently undergoing routine sales and use tax audits for the State of California and the State of Washington.

13.           COMMITMENTS AND CONTINGENCIES

Employment Agreements

The Company has employment agreements with its Chief Executive Officer and Senior Vice President of Administration and Chief Financial Officer. The Company may terminate the agreements with or without cause. Subject to the conditions and other limitations set forth in each respective employment agreement, each executive will be entitled to the following severance benefits if the Company terminates the executive’s employment without cause or in the event of an involuntary termination  (as defined in the employment agreements) by the Company or by the executive: (i) a lump sum cash payment equal to between six months and twenty-four months of base salary, based upon specific agreements; (ii) continuation of the executive’s fringe benefits and medical insurance for a period of three years; and (iii) immediate vesting of 50% of each executive’s outstanding restricted stock awards and stock options. In the event that the executive’s employment is terminated within the six months prior to or the thirteen months following a change of control (as defined in the employment agreements), the executive is entitled to the severance benefits described above, except that 100% of each executive’s restricted stock awards outstanding and stock options will immediately vest. Each executive’s eligibility to receive any severance payments or other benefits upon his termination is conditioned upon him executing a general release of liability.

The Company also has a Change of Control and Severance Benefits Agreement with its Chief Technical Officer and Vice President of Business Development.  Subject to the conditions and other limitations set forth in each respective employment agreement, each executive will be entitled to the following severance benefits if the Company terminates his employment without cause prior to the closing of any change of control transaction: (i) a lump sum cash payment equal to six months of base salary; and (ii) continuation of the executive’s health insurance benefits until the earlier of six (6) months following the date of termination, the date on which he is no longer entitled to continuation coverage pursuant to COBRA or the date that he obtains comparable health insurance coverage. In the event that the executive’s employment is terminated within the twelve months following a change of control, he is entitled to the severance benefits described above, plus his stock options will immediately vest and become exercisable. The executive’s eligibility to receive severance payments or other benefits upon his termination is conditioned upon him executing a general release of liability.

Registration Rights

As part of the Qualified Financing discussed in Note 1 and elsewhere in this Form 10-K, the Company entered into a registration rights agreement for the benefit of the Qualified Financing investor participants.  That agreement requires that the Company pay the participants certain liquidating damages should specific deadlines regarding the preparation and filing of a registration statement or similar document in compliance with the 1933 Act be missed.   Specifically, a registration statement must be filed no later than 60 days after the consummation of the Qualified Financing and that statement must be “effective” no later than 150 days after the consummation of the Qualified Financing.  The liquidating damages are calculated as a percentage of the aggregate amount invested by each participant.  Such payments, which are required to be made in cash, increase on a daily basis until the registration statement is filed; however, the liquidating damages in aggregate are not to exceed 10% of the total investment by each participant.  The Company filed the required registration statement on Form S-1 on February 10, 2011.  The Company anticipates the document going “effective” once this Form 10-K is filed and can therefore be incorporated into the Form S-1.

In accordance with ASC 825, “Financial Instruments”, the Company has determined that it is not probable, as defined under ASC 450, “Contingencies”, that the registration statement will either not be filed or filed at a date requiring payment of any liquidating damages.  Therefore, the Company has not recorded any loss contingencies related to these registration rights.

Litigation

Currently, the Company is not involved in any material legal proceedings.

Leases

In December 2010, the Company entered into a new lease agreement and relocated its corporate headquarters to Rancho Bernardo Road in San Diego, California. The lease term commenced in December 2010 and ends on December 31, 2013. The Company is obligated under the lease to pay base rent and certain operating costs and taxes for the building. Aggregate base rent payable by us will be approximately $54,000, $111,000 and $114,000 during the first, second and third years of the lease, respectively. Rent was abated at a rate of 50% for the first 12 months of the lease. Under the lease, the Company was required to provide a security deposit in the amount of approximately $9,500.

In addition to the corporate headquarters lease in San Diego, California, the Company also leases space in Ottawa, Province of Ontario, Canada; Portland, Oregon and Mexico City, Mexico.

At December 31, 2011, future minimum lease payments are as follows:

($ in thousands)
2012	$427
2013	$236
2014	$—
2015	$—
2016 and thereafter	$—
$663

Rental expense incurred under operating leases for the years ended December 31, 2011 and 2010 was approximately $476,000 and $496,000, respectively.

14.	EQUITY

The Company’s Articles of Incorporation, as amended, authorize the issuance of two classes of stock to be designated “Common Stock” and “Preferred Stock”. The Preferred Stock may be divided into such number of series and with the rights, preferences, privileges and restrictions as the Board of Directors may determine.

On October 13, 2011, the Company filed with the Secretary of State of the State of Delaware a Certificate of Amendment to its Certificate of Incorporation increasing the authorized number of shares of its common stock to 150,000,000 from 50,000,000 shares ("Certificate of Amendment"). In addition, the Company filed with the Secretary of State of the State of Delaware Certificates of Amendment to its Certificate of Designation of Preferences, Rights and Limitations of Series C 8% Convertible Preferred Stock ("Series C Preferred"), and its Certificate of Designation of Preferences, Rights and Limitations of Series D 8% Convertible Preferred Stock ("Series D Preferred") of the Company (together, the "Preferred Amendments"), in each case to, among other things, provide for the automatic conversion of the Series C Preferred and Series D Preferred into shares of the Company's common stock in the event the Company consummates a qualified financing of at least $10.0 million on or before December 31, 2011 ("Qualified Financing").

The Certificate of Amendment and the Preferred Amendments were approved by shareholders acting by written consent, dated October 5, 2011, and were approved by shareholders holding in excess of 50% of the shares of common stock entitled to vote with respect to each matter.

Series B Convertible Redeemable Preferred Stock

The Company had 239,400 shares of Series B Preferred outstanding as of December 31, 2011 and 2010. At December 31, 2011 and 2010, the Company had cumulative undeclared dividends of approximately $187,000 ($0.78 per share) and $136,000 ($0.57 per share), respectively. There were no conversions of Series B Preferred into common stock during the year ended December 31, 2011 or 2010.

Series C Convertible Preferred Stock

The Company had 0 and 2,200 shares of Series C Preferred Stock outstanding as of December 31, 2011 and 2010, respectively. At December 31, 2011 and 2010, the Company had cumulative undeclared dividends of approximately $0 and $756,000 ($344 per share), respectively. In December 2011, all 2,200 shares of Series C Preferred Stock together with approximately $898,000 in accumulated unpaid dividends were converted into 6,195,682 shares of the Company’s common stock following the Qualified Financing discussed in Note 1.

Series D Convertible Preferred Stock

The Company had 0 and 2,085 shares of Series D Preferred Stock outstanding as of December 31, 2011 and 2010, respectively. At December 31, 2011 and 2010, the Company had cumulative undeclared dividends of approximately $0 and $575,000 ($276 per share), respectively. In December 2011, all 2,085 shares of Series D Preferred Stock together with approximately $701,000 in accumulated unpaid dividends were converted into 5,572,843 shares of the Company’s common stock following the Qualified Financing discussed in Note 1.

Common Stock

       The following table summarizes common stock activity for the following periods:

Common Stock

Shares outstanding at December 31, 2009	21,251,560
Shares issued pursuant to warrants exercised for cash	1,000,000
Shares issued pursuant to cashless warrants exercised	458,531
Conversion of preferred stock into common	281,428
Issuance of restricted stock grants	847,258
Shares outstanding at December 31, 2010	23,838,777
Shares issued pursuant to the Qualified Financing	20,090,000
Conversion of preferred stock into common	11,768,525
Conversion of convertible debt into common stock	9,774,559
Shares issued pursuant to warrants exercised for cash	1,310,000
Shares issued pursuant to cashless warrants exercised	1,194,547
Shares issued pursuant to options exercised	14,587
Shares issued as compensation in lieu of cash	10,000
Recoup of forfeited restricted stock grants	(12,079)
Shares outstanding at December 31, 2011	67,988,916

Warrants

As of December 31, 2011, warrants to purchase 28,453,760 shares of common stock at prices ranging from $0.50 to $1.67 were outstanding. All warrants are exercisable as of December 31, 2011 and expire at various dates through December 2016.

       The following table summarizes warrant activity for the following periods:

	Warrants	Weighted- Average Exercise Price

Balance at December 31, 2009	14,448,253	$0.64
Granted	8,250,000	$0.50
Expired / Canceled	(635,768)	$2.28
Exercised	(2,324,873)	$0.53
Balance at December 31, 2010	19,737,612	$0.54
Granted	12,802,500	$0.52
Expired / Canceled	(546,044)	$0.50
Exercised	(3,540,308)	$0.50
Balance at December 31, 2011	28,453,760	$0.52

As shown above, the Company issued 12,802,500 warrants during the year ended December 31, 2011.  All but 300,000 of those warrants were issued as part of the Qualified Financing discussed in Note 1. The warrants issued as part of the Qualified Financing have an exercise price of $0.50 and expiration dates that range from two to five years from the date of issuance.  The 300,000 remaining warrants were granted in conjunction with the issuance of Convertible Note No. 4 (see Note 10 to these consolidated financial statements), and have an exercise price of $1.25. The 300,000 warrants terminate, if not previously exercised, two years from the date of issuance.

The Company evaluated the warrants issued during 2011 under ASC 815 and determined that 12,252,500 of the warrants require derivative liability classification due to a net cash settlement provision and 300,000 of the warrants require derivative liability classification due to anti-dilution provisions.  Accordingly, the Company recorded approximately $5,814,000 in derivative liability based on the grant date fair value of the warrants as determined by the Black Scholes or Monte-Carlo valuation models. These liabilities are reflected as non-current liabilities in the consolidated balance sheet as of December 31, 2011.

As shown above, the Company issued 8,250,000 warrants during the year ended December 31, 2010.  Those warrants were granted in conjunction with the issuance of the 6% Convertible Notes (discussed in Note 10 to these consolidated financial statements) in 2010.  The warrants expire two years from the date of issuance and have a $0.50 exercise price.

During the year ended December 31, 2011, warrant holders exercised 3,540,308 warrants which resulted in the issuance of 2,504,547 shares of the Company’s common stock..  Of the 3,540,308 warrants exercised, 1,310,000 were exercised for cash resulting in proceeds to the Company of $655,000 while the remaining warrants were exercised pursuant to cashless exercise resulting in the issuance of 1,194,547 shares of common stock. During the year ended December 31, 2010, there were 2,324,873 warrants exercised for 1,458,531 shares of common stock. Of the 2,324,873 warrants exercised, 1,000,000 were exercised for cash resulting in proceeds to the Company of $500,000 while the remaining warrants were exercised pursuant to cashless exercise resulting in the issuance of 458,531 shares of common stock.

The following table summarizes information regarding the warrants outstanding as of December 31, 2011:

Exercise Price	Number Outstanding	Weighted—Average Remaining Life (Years)	Weighted—Average Exercise Price

$0.50	27,499,731	3.1	$0.50

$1.00	265,280	2.6	$1.00

$1.20	270,833	1.2	$1.20

$1.67	417,916	1.2	$1.67

	28,453,760

15.	STOCK BASED COMPENSATION

Stock Options

As of December 31, 2011, the Company had two active stock-based compensation plans; the 1999 Stock Option Plan (the “1999 Plan”) and the 2001 Equity Incentive Plan (the “2001 Plan”).

1999 Plan

The 1999 Plan was adopted by the Company’s Board of Directors on December 17, 1999. Under the terms of the 1999 Plan, the Company could, originally, issue up to 350,000 non-qualified or incentive stock options to purchase common stock of the Company. The Company subsequently amended and restated the 1999 Plan whereby it increased the share reserve for issuance by approximately 4.0 million shares of the Company’s common stock.  The 1999 Plan prohibits the grant of stock option or stock appreciation right awards with an exercise price less than fair market value of common stock on the date of grant. The 1999 Plan also generally prohibits the “re-pricing” of stock options or stock appreciation rights, although awards may be bought-out for a payment in cash or the Company’s stock. The 1999 Plan permits the grant of stock based awards other than stock options, including the grant of “full value” awards such as restricted stock, stock units and performance shares. The 1999 Plan permits the qualification of awards under the plan (payable in either stock or cash) as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code. The number of options issued and outstanding and the number of options remaining available for future issuance are shown in the table below.

On July 22, 2011, the Company’s Board of Directors approved an amendment to the 1999 Plan, subject to shareholder approval, pursuant to which an additional 2,159,442 shares would be reserved for issuance under the plan. In October 2011, the Company’s shareholders approved this amendment resulting in 2,159,442 shares being added to the 1999 Plan.

2001 Plan

The 2001 Plan was adopted by the Company’s Board of Directors on September 12, 2001.  Under the terms of the 2001 Plan, the Company could issue stock awards to employees, directors and consultants of the Company, and such stock awards could be given for non-statutory stock options (options not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended), stock bonuses, and rights to acquire restricted stock. The 2001 Plan is administered by the Board of Directors or a Committee of the Board. The Company originally reserved 1,000,000 shares of its common stock for issuance under the 2001 Plan. Options granted under the 2001 Plan shall not be less than 85% of the market value of the Company’s common stock on the date of the grant, and, in some cases, may not be less than 110% of such fair market value. The term of options granted under the 2001 Plan as well as their vesting are determined by the Board and to date, options have been granted with a ten year term and vesting over a three year period. While the Board may suspend or terminate the 2001 Plan at any time, if not terminated earlier, it will terminate on the day before its tenth anniversary of the date of adoption.  As of December 31, 2011, the Company does not anticipate issuing any additional stock awards under this plan.  Any shares not issued in connection with the awards outstanding under the 2001 Plan will become available for issuance under the 1999 Plan.  The number of options issued and outstanding and the number of options remaining available for future issuance are shown in the table below.

A summary of the activity under the Company’s stock option plans is as follows:

	Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)
Balance at December 31, 2009	2,300,038	$1.65	5.7
Granted	620,000	$0.74	—
Expired/Cancelled	(1,456,743)	$2.21	—
Exercised	—	$—	—

Balance at December 31,2010	1,463,295	$0.71	8.1
Granted	367,000	$1.11	—
Expired/Cancelled	(107,995)	$1.35	—
Exercised	(14,587)	$0.28	—

Balance at December 31, 2011	1,707,713	$0.76	7.6

At December 31, 2011, a total of 1,707,713 options were outstanding of which 1,063,278 were exercisable at a weighted average price of $0.66 per share with a remaining weighted average contractual term of approximately 7.0 years.  The Company expects that, in addition to the 1,063,278 options that were exercisable as of December 31, 2011, another 590,674 will ultimately vest resulting in a combined total of 1,653,952.  Those 1,653,952 shares have a weighted average exercise price of $0.75, an aggregate intrinsic value of approximately $361,000 and a weighted average remaining contractual life of 7.6 years as of December 31, 2011.

During the year ended December 31, 2011, there were 14,587 options exercised which resulting in proceeds of approximately $4,000 to the Company.  There were no options exercised during the year ended December 31, 2010.

The intrinsic value of options exercised during the years ended December 31, 2011 and 2010 was $0. The intrinsic value of options exercisable at December 31, 2011 and 2010 was approximately $333,000 and $304,000, respectively.  The aggregate intrinsic value for all options outstanding as of December 31, 2011 and 2010 was approximately $364,000 and $608,000, respectively.

The following table summarizes information about employee stock options outstanding and exercisable at December 31, 2011:

	Options Outstanding			Options Exercisable
Exercise Price	Number Outstanding	Weighted- Average Remaining Life (Years)	Weighted- Average Exercise Price	Number Exercisable	Weighted- Average Exercise Price

$0.17 – 0.52	511,497	7.0	$0.19	488,176	$0.19
$0.54 – 1.04	716,257	7.9	$0.75	462,143	$0.76
$1.45 – 1.71	397,959	8.9	$1.15	30,959	$1.59
$1.97 – 2.74	82,000	3.6	$2.48	82,000	$2.48
Total	1,707,713			1,063,278

At December 31, 2010, a total of 640,305 options were exercisable at a weighted average price of $0.84 per share and a remaining weighted average contractual term of approximately 7.1 years.

At December 31, 2010, there were 822,990 shares outstanding and un-exercisable as they had not yet met the vesting criteria.  Those options had a weighted-average grant-date fair value of approximately $0.64.  During the year ended December 31, 2011, 513,565 shares vested with a weighted-average grant-date fair value of approximately $0.60 and approximately 107,995 shares forfeited or expired, of which 76,005 were vested and exercisable, with a weighted-average grant-date fair value of $0.87 resulting in 1,063,278 shares exercisable, with a weighted-average grant-date fair value of approximately $0.56 as of December 31, 2011.

The weighted-average grant-date fair value per share of options granted to employees during the years ended December 31, 2011 and 2010 was $1.00 and $0.69, respectively. At December 31, 2011, the total remaining unrecognized compensation cost related to unvested stock options amounted to approximately $381,000, which will be amortized over the weighted-average remaining requisite service period of 3.9 years.

Restricted Stock Awards

In January of 2010, the Company issued 847,258 shares of restricted stock to members of management and the Board. These shares vest quarterly over a three-year period. The restricted shares were issued as compensation for the cancellation of 1,412,096 options held by members of management and the Board. The Company evaluated the exchange in accordance with ASC 718 and determined there was no incremental cost to be recorded in conjunction with the exchange as the fair value of the options surrendered at the modification date exceeded the fair value of the restricted shares issued at the modification date. Stock-based compensation expense related to these restricted stock grants was approximately $39,000 for the year ended December 31, 2011 and 2010.

Stock Appreciation Rights

During March 2011, the Company granted 880,000 performance units to certain key employees that grant the holder the right to receive compensation based on the appreciation in the Company’s common stock in the event of transfer of control of the Company ("Performance Units"). As the vesting of the Performance Units is contingent upon the sale of the Company, the expense associated with the granting of the Performance Units was not material. The Performance Units issued to such key employees were terminated, and exchanged for options to purchase a total of 435,000 shares of common stock on January 30, 2012.

Common Stock Reserved for Future Issuance

The following table summarizes the common stock reserved for future issuance as of December 31, 2011:

Common Stock

Convertible preferred stock – Series B	58,415
Convertible notes payable	205,255
Stock options outstanding	1,707,713
Warrants outstanding	28,453,760
Authorized for future grant under the 1999 Plan	2,316,445
32,741,588

16.           EMPLOYEE BENEFIT PLAN

During 1995, the Company adopted a defined contribution 401(k) retirement plan (the “Plan”). All U.S. based employees aged 21 years and older are eligible to become participants after the completion of 60 days employment. The Plan provides for annual contributions by the Company of 50% of employee contributions not to exceed 8% of employee compensation.  Effective April 1, 2009, the Plan was amended to provide for Company contributions on a discretionary basis. Participants may contribute up to 100% of the annual contribution limitations determined by the Internal Revenue Service.

Employees are fully vested in their share of the Company’s contributions after the completion of five years of service. In 2011, the Company made contributions of approximately $88,000 for the 2011 plan year.  In 2010, the Company made contributions of approximately $24,000 for the 2009 plan year.  The Company did not make any contributions for the 2010 plan year.  The Company has not made any discretionary contributions to the Plan.

17.           PENSION PLAN

One of the Company’s foreign subsidiaries maintains a defined benefit pension plan that provides benefits based on length of service and final average earnings. The following table sets forth the benefit obligation, fair value of plan assets, and the funded status of the Company’s plan; amounts recognized in the Company’s consolidated financial statements; and the assumptions used in determining the actuarial present value of the benefit obligations as of December 31:

($ in thousands)	2011	2010
Change in benefit obligation:
Benefit obligation at beginning of year	$1,770	$1,769
Service cost	2	2
Interest cost	91	83
Actuarial gain (loss)	(9)	(8)
Effect of exchange rate changes	(8)	(76)
Effect of curtailment	—	—
Benefits paid	—	—
Benefit obligation at end of year	1,846	1,770

Change in plan assets:
Fair value of plan assets at beginning of year	1,369	1,349
Actual return of plan assets	41	(23)
Company contributions	45	43
Benefits paid	—	—
Fair value of plan assets at end of year	1,455	1,369

Funded status	(391)	(401)
Unrecognized actuarial loss (gain)	334	320
Unrecognized prior service (benefit) cost	—	—
Additional minimum liability	(334)	(320)
Unrecognized transition (asset) liability		—
Net amount recognized	$(391)	$(401)
Plan Assets
Pension plan assets were comprised of the following asset categories at December 31,
Equity securities	2.20%	4.50%
Debt securities	93.90%	92.00%
Other	3.90%	3.50%
Total	100.00%	100.00%

Components of net periodic benefit cost are as follows:
Service cost	$2	$2
Interest cost on projected benefit obligations	91	83
Expected return on plan assets	—	—
Amortization of prior service costs	—	—
Amortization of actuarial loss	—	—
Net periodic benefit costs	$93	$85

The weighted average assumptions used to determine net periodic benefit cost for the years ended December 31, were
Discount rate	4.60%	4.60%
Expected return on plan assets	4.00%	4.00%
Rate of compensation increase	N/A	N/A
The following discloses information about the Company’s defined benefit pension plan that had an accumulated benefit obligation in excess of plan assets as of December 31,
Projected benefit obligation	$1,846	$1,770
Accumulated benefit obligation	$1,846	$1,770
Fair value of plan assets	$1,455	$1,369

         The following benefit payments are expected to be paid as follows:

2012	$-	$—
2013	$-	$—
2014	$-	$—
2015	$17	$18
2016 — 2021	$510	$409

The Company made contributions to the plan of approximately $45,000 and $43,000 during years 2011 and 2010, respectively.

The investment objectives for the plan are the preservation of capital, current income and long-term growth of capital. The Company’s pension assets are classified within Level 1 of the fair value hierarchy, as defined under ASC 820, because they are valued using market prices. The pension assets are primarily comprised of the cash surrender value of insurance contracts. All plan assets are managed in a policyholder pool in Germany by outside investment managers. The measurement date used to determine the benefit information of the plan was January 1, 2012.

18.        ACCUMULATED OTHER COMPREHENSIVE LOSS

Accumulated other comprehensive income is the combination of the additional minimum liability related to the Company’s defined benefit pension plan, recognized pursuant to ASC 715-30, “Compensation - Retirement Benefits - Defined Benefit Plans – Pension” and the accumulated gains or losses from foreign currency translation adjustments. The Company translates foreign currencies of its German, Canadian and Mexican subsidiaries into U.S. dollars using the period end exchange rate. Revenue and expenses were translated using the weighted average exchange rates for the reporting period.  All items are shown net of tax.

As of December 31, 2011 and 2010, the components of accumulated other comprehensive loss were as follows:

($ in thousands)	2011	2010

Additional minimum pension liability	$42	$70
Foreign currency translation adjustment	(107)	(132)
Ending balance	$(65)	$(62)

19.        SUBSEQUENT EVENT

     In March 2012, the Company entered into agreements with the holders of certain warrants acquired in connection with the Qualified Financing, which warrants are currently exercisable for 12,252,500 shares of the Company’s common stock at an exercise price of $0.50 per share.  The warrants contained certain settlement provisions that required, under specific circumstances, a net cash settlement upon the occurrence of a “Fundamental Transaction” as defined in the warrants.  These provisions effectively resulted in the characterization of the warrants as derivative liabilities for accounting purposes.  The agreements amended the warrants to revise, among other provisions, the definition of “Fundamental Transaction” resulting in the elimination of the treatment of the warrants as derivative liabilities.  For the year ended December 31, 2011, the derivative expense attributable to the warrants totaled $2.9 million, which represents the change in fair value attributable to the warrants from the date of issuance, December 20, 2011, to December 31, 2011. The derivative liability on the balance sheet attributable to the warrants at December, 31, 2011 totaled approximately $8.5 million. The Company determined the fair value of the warrants on the date of the agreements to amend the warrants and recorded a related loss of approximately $5.1 million which will be included in the consolidated statement of operations for the Company for the period ended March 31, 2012.  Additionally, as a result of the agreements to amend the warrants, the warrants no longer qualify for derivative liability treatment, resulting in the reclassification of the derivative liability of approximately $13 million into a component of additional paid-in capital in the Company's financial statements for the period ended March 31, 2012.

    During the three months ended March 31, 2012, the Company paid approximately $178,000 in accumulated dividends to the holders of its Series B convertible preferred stock.

44,140,614 Shares of Common Stock

IMAGEWARE SYSTEMS, INC.

Prospectus

Until           , 2012, all dealers that buy, sell or trade the common stock may be required to deliver a prospectus, regardless of whether they are participating in this offering. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

The following table presents the costs and expenses in connection with the issuance and distribution of the securities to be registered, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. Except as otherwise noted, we will pay all of these amounts. All amounts are estimates except the SEC registration fee.

SEC registration fee	$3,379.88
Accounting fees and expenses	$30,000.00
Legal fees and expenses	$30,000.00
Miscellaneous fees and expenses	$15,000.00
Total	$78,379.88

Item 14.  Indemnification of Directors and Officers

Our certificate of incorporation and bylaws contain provisions relating to the limitation of liability and indemnification of directors and officers. Our certificate of incorporation provides that a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law (the “DGCL”); or

•	for any transaction from which the director derived any improper personal benefit.

Our certificate of incorporation also provides that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by the DGCL; provided, however, that we may limit the extent of such indemnification by individual contracts with our directors and executive officers; and provided, further, that we are not required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person or any proceeding by such person against us or our directors, officers, employees or other agents unless:

•	such indemnification is expressly required to be made by law;

•	the proceeding was authorized by the board of directors; or

•	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested in us under the DGCL.

Our bylaws provide that we shall advance, prior to the final disposition of any proceeding, promptly following request therefor, all expenses by any director or executive officer in connection with any such proceeding upon receipt of any undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under Article XI of our bylaws or otherwise. Notwithstanding the foregoing, unless otherwise determined, no advance shall be made by us if a determination is reasonably and promptly made by the board of directors by a majority vote of a quorum of directors who were not parties to the proceeding, or if such a quorum is not obtainable, or even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to our best interests.

Our bylaws also authorize us to purchase insurance on behalf of any person required or permitted to be indemnified pursuant to Article XI of our bylaws.

Section 145(a) of the DGCL authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The DGCL also provides that indemnification under Section 145(d) can only be made upon a determination that indemnification of the present or former director, officer or employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 145(a) and (b).

Section 145(g) of the DGCL also empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

 Section 102(b)(7) of the DGCL permits a corporation to provide for eliminating or limiting the personal liability of one of its directors for any monetary damages related to a breach of fiduciary duty as a director, as long as the corporation does not eliminate or limit the liability of a director for acts or omissions which (1) which breached the director’s duty of loyalty to the corporation or its stockholders, (2) which were not in good faith or which involve intentional misconduct or knowing violation of law, (3) under Section 174 of the DGCL; or (4) from which the director derived an improper personal benefit.

 We have obtained directors’ and officers’ insurance to cover our directors and officers for certain liabilities.

Item 15.  Recent Sales of Unregistered Securities

 Since February, 2009, we have issued the following securities that were not registered under the Securities Act of 1933:

 On December 20, 2011, the Company consummated the Qualified Financing, resulting in the issuance of 20,090,000 shares of the Company’s common stock and warrants with an exercise price of $.50 per share, together exercisable for 12,252,500 shares of common stock. The aggregate offering price of the securities was $10,045,000, which included $750,000 of promissory notes converted in the Qualified Financing.  The securities were issued to certain accredited investors.  The number of shares issuable upon exercise of the warrants issued in connection with the Qualified Financing includes 2,207,500 shares issuable upon exercise of warrants issued to the Company’s placement agent, MDB Capital Group

 As a result of the Qualified Financing, on December 20, 2011, the Company’s Series C 8% Convertible Preferred Stock (“Series C Preferred”) and Series D 8% Convertible Preferred Stock (“Series D Preferred”) were automatically converted into 11,768,525 shares of common stock according to their terms. In addition, in connection with the Qualified Financing, a significant investor ("Investor") exchanged $4.5 million principal amount of convertible promissory notes of the Company ("Exchanged Notes"), and accrued but unpaid interest on the Exchanged Notes and on an additional $2.25 million in promissory notes, into 9,774,559 shares of the Company’s common stock ("Exchange Shares"). The Investor also agreed to convert $750,000 principal amount of additional promissory notes held by the Investor and invest the proceeds into the Qualified Financing.  Each of the above transactions resulting in the issuance of shares of the Company’s common stock upon conversion of derivative securities occurred at a price of $.50 per share.

 In addition, on the dates set forth below, the Company issued to certain accredited investors convertible promissory notes and warrants exercisable for shares of common stock of the Company at the exercise prices per share as more particularly set forth below:

Date of Issuance	Principal Amount ($)	Conversion Price	Warrant Shares
02-12-09	1,000,000		4,500,000
06-22-09	350,000		700,000
10-05-09	300,000		200,000
12-05-10	2,000,000	$.50	1,000,000
11-24-10	2,000,000	$.50	5,000,000
12-08-10	1,500,000	$.50	2,250,000
06-09-11	500,000	$1.25	300,000

 Each of the securities were offered and sold in transactions exempt from registration under the Securities Act of 1933, as amended ("Securities Act"), in reliance on Section 4(2) thereof and Rule 506 of Regulation D thereunder and, in the case of the Exchange Shares, Section 3(a)(9) of the Securities Act. Each of the investors represented that it was an "accredited investor" as defined in Regulation D under the Securities Act.

Item 16.  Exhibits and Financial Statement Schedules

(a) Exhibits.  The exhibits are incorporated by reference to the Exhibit Index attached hereto and a part hereof by reference.

(b) Financial Statements.  See page F-1 for an index of the financial statements and financial statement schedules included in the Registration Statement.

Item 17. Undertakings

(a)  The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on May 9, 2012 .

IMAGEWARE SYSTEMS, INC.

By:  /s/ S. James Miller, Jr.
        S. James Miller, Jr.
        Principal Executive Officer and
        Chairman of the Board of Directors

By:  /s/ Wayne Wetherell
        Wayne Wetherell
        Principal Financial Officer, Principal Accounting Officer  and
        Sr. Vice President

 Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ S. James Miller, Jr. S. James Miller, Jr.	Chief Executive Officer, Chairman of the Board of Directors	May 9, 2012
/*/ John Callan	Director	May 9, 2012
/*/ David Carey	Director	May 9, 2012
/*/ Guy Steven Hamm	Director	May 9, 2012
/*/ David Loesch	Director	May 9, 2012
/*/ John Cronin	Director	May 9, 2012

*By: /s/ Wayne Wetherell Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated October 27, 2005 (incorporated by reference to Annex A to the Company’s Definitive Proxy Statement on Schedule 14A, filed November 15, 2005).
3.1	Certificate of Incorporation (incorporated by reference to Annex B to the Company’s Definitive Proxy Statement on Schedule 14A, filed November 15, 2005).
3.2	Certificate of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K, filed October 14, 2011).
3.3	Bylaws (incorporated by reference to Annex C to the Company’s Definitive Proxy Statement on Schedule 14A, filed November 15, 2005).
3.4
Certificate of Designations of Preferences, Rights and Limitations of Series C 8% Convertible Preferred Stock dated November 2, 2006 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed November 20, 2006).

3.5
Certificate of Designations of Preferences, Rights and Limitations of Series C 8% Convertible Preferred Stock dated November 2, 2006, as amended (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed November 20, 2006).

3.6
Certificate of Designations of Preferences, Rights and Limitations of Series C 8% Convertible Preferred Stock, as amended (incorporated by reference to Exhibit 3.2 to the Company's Current Report on Form 8-K filed October 14, 2011).

3.7
Certificate of Designations of Preferences, Rights and Limitations of Series D 8% Convertible Preferred Stock dated March 8, 2007 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed March 15, 2007).

3.8
Certificate of Designations of Preferences, Rights and Limitations of Series D 8% Convertible Preferred Stock, as amended, dated February 10, 2009, (incorporated by reference to Exhibit 3.8 to the Company’s Current Report on Form 10-K, filed January 17, 2012).

3.9
Certificate of Designations of Preferences, Rights and Limitations of Series D 8% Convertible Preferred Stock, as amended (incorporated by reference to Exhibit 3.3 to the Company's Current Report on Form 8-K filed October 14, 2011).

4.1
Warrant to Purchase Common Stock in favor of Imperial Bank, dated January 15, 1998 (incorporated by reference to Exhibit 10.42 to the Company’s Registration Statement on Form SB-2 (No. 333-93131), filed December 20, 1999, as amended).

4.2
Registration Rights Agreement, dated March 9, 2007, by and between the Company and certain accredited investors (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed March 15, 2007).

4.3	Form of Warrant to Purchase Common Stock dated March 9, 2007 (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed March 15, 2007).
4.4
Registration Rights Agreement, dated September 25, 2007, by and between the Company and certain accredited investors (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed September 26, 2007).

4.5	Form of Warrant to Purchase Common Stock dated September 25, 2007 (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed September 26, 2007).
4.6	Form of Warrant to Purchase Common Stock dated September 5, 2008 (incorporated by reference to Exhibit 4.19 to the Company’s Annual Report on Form 10-K, filed February 24, 2010).
4.7	Form of Warrant to Purchase Common Stock dated November 14, 2008 (incorporated by reference to Exhibit 4.20 to the Company’s Annual Report on Form 10-K, filed February 24, 2010).
4.8
Registration Rights Agreement, dated February 12, 2009, between the Company and BET Funding, LLC (incorporated by reference to Exhibit 4.21 to the Company’s Annual Report on Form 10-K, filed February 24, 2010).

4.9
Warrant to Purchase Common Stock, dated February 12, 2009, issued by the Company to BET Funding, LLC (incorporated by reference to Exhibit 4.22 to the Company’s Annual Report on Form 10-K, filed February 24, 2010).

4.10
Warrant to Purchase Common Stock, dated June 22 2009, issued by the Company to BET Funding, LLC (incorporated by reference to Exhibit 4.24 to the Company’s Annual Report on Form 10-K, filed February 24, 2010).

4.11
Warrant to Purchase Common Stock, dated October 5, 2009, issued by the Company to BET Funding, LLC (incorporated by reference to Exhibit 4.25 to the Company’s Annual Report on Form 10-K, filed February 24, 2010).

4.12
Warrant to Purchase Common Stock, dated June 9, 2011, issued by the Company to Neal Goldman (incorporated by reference to Exhibit 99.2 to the Company's Current Report on Form 8-K filed on June 14, 2011).

4.13	Warrant to Purchase Common Stock, dated December 12, 2011(incorporated by reference to Exhibit 10.3 to the Company's Current Report on Form 8-K filed on December 21, 2011).
4.14
Registration Rights Agreement, dated December 12, 2011, by and between the Company and certain accredited investors (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K, filed December 21, 2011).

4.15	Form of Amendment to Warrant, dated December 14, 2011, (incorporated by reference to Exhibit 4.15 to the Company’s Current Report on Form 10-K, filed January 17, 2012).
4.16	Form of Amendment to Warrant, dated March 21, 2012 (incorporated by reference to Exhibit 4.16 to the Company’s Annual Report on Form 10-K, filed April 4, 2012).
5.1	Opinion of Disclosure Law Group *
10.1
Employment Agreement, dated September 27, 2005, between the Company and S. James Miller (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed September 30, 2005).

10.2
Employment Agreement, dated September 27, 2005, between the Company and Wayne G. Wetherell (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed September 30, 2005).

10.3
Change of Control and Severance Benefits Agreement, dated October 31, 2005, between Company and Charles Aubuchon (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed November 3, 2005).

10.4
Form of Indemnification Agreement entered into by the Company with its directors and executive officers (incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement on Form SB-2 (No. 333-93131), filed December 20, 1999, as amended).

10.5	Amended and Restated 1999 Stock Plan Award (incorporated by reference to Appendix B of the Company’s Definitive Proxy Statement on Schedule 14A, filed November 21, 2007).
10.6	Form of Stock Option Agreement (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed July 14, 2005).
10.7	2001 Equity Incentive Plan (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-QSB, filed November 14, 2001).
10.8
Securities Purchase Agreement, dated March 9, 2007, by and between the Company and certain accredited investors (incorporated by reference to Exhibit 10.1 to the Company Current Report on Form 8-K, filed March 15, 2007).

10.9
Securities Purchase Agreement, dated September 25, 2007, by and between the Company and certain accredited investors (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed September 26, 2007).

10.10
Product Line Purchase Agreement, dated November 30, 2006, by and between the Company and PhotoLynx, Inc. (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed December 26, 2006).

10.11
Office Space Lease between I.W. Systems Canada Company and GE Canada Real Estate Equity dated July 25, 2008 (incorporated by reference to Exhibit 10.39 to the Company’s Annual Report on Form 10-K, filed February 24, 2010).

10.12
Form of Securities Purchase Agreement, dated August 29, 2008 by and between the Company and certain accredited investors (incorporated by reference to Exhibit 10.40 to the Company’s Annual Report on Form 10-K, filed February 24, 2010).

10.13
Change of Control and Severance Benefits Agreement, dated September 27, 2008, between Company and Charles Aubuchon (incorporated by reference to Exhibit 10.41 to the Company’s Annual Report on Form 10-K, filed February 24, 2010).

10.14
Change of Control and Severance Benefits Agreement, dated September 27, 2008, between Company and David Harding (incorporated by reference to Exhibit 10.42 to the Company’s Annual Report on Form 10-K, filed February 24, 2010).

10.15
First Amendment to Employment Agreement, dated September 27, 2008, between the Company and S. James Miller (incorporated by reference to Exhibit 10.43 to the Company’s Annual Report on Form 10-K, filed February 24, 2010).

10.16
First Amendment to Employment Agreement, dated September 27, 2008, between the Company and Wayne Wetherell (incorporated by reference to Exhibit 10.44 to the Company’s Annual Report on Form 10-K, filed February 24, 2010).

10.17	Form of Convertible Note dated November 14, 2008 (incorporated by reference to Exhibit 10.45 to the Company’s Annual Report on Form 10-K, filed February 24, 2010).
10.18
Secured Note Agreement, dated February 12, 2009, by and between the Company and BET Funding, LLC (incorporated by reference to Exhibit 10.46 to the Company’s Annual Report on Form 10-K, filed February 24, 2010).

10.19
Security Agreement, dated February 12, 2009, by and between the Company and BET Funding, LLC (incorporated by reference to Exhibit 10.47 to the Company’s Annual Report on Form 10-K, filed February 24, 2010).

10.20
Second Amendment to Change of Control and Severance Benefits Agreement, dated April 6, 2009, between Company and Charles Aubuchon (incorporated by reference to Exhibit 10.48 to the Company’s Annual Report on Form 10-K, filed February 24, 2010).

10.21
Second Amendment to Change of Control and Severance Benefits Agreement, dated April 6, 2009, between Company and David Harding (incorporated by reference to Exhibit 10.49 to the Company’s Annual Report on Form 10-K, filed February 24, 2010).

10.22
Second Amendment to Employment Agreement, dated April 6, 2009, between the Company and S. James Miller (incorporated by reference to Exhibit 10.50 to the Company’s Annual Report on Form 10-K, filed February 24, 2010).

10.23
Second Amendment to Employment Agreement, dated April 6, 2009, between the Company and Wayne Wetherell (incorporated by reference to Exhibit 10.51 to the Company’s Annual Report on Form 10-K, filed February 24, 2010).

10.24
Waiver and Amendment Agreement to Secured Note Agreement, dated June 9, 2009 between the Company and BET Funding, LLC (incorporated by reference to Exhibit 10.52 to the Company’s Annual Report on Form 10-K, filed February 24, 2010).

10.25
Second Amendment to Secured Note Agreement, dated June 22, 2009 between the Company and BET Funding, LLC (incorporated by reference to Exhibit 10.53 to the Company’s Annual Report on Form 10-K, filed February 24, 2010).

10.26	Office Space Lease between the Company and Allen W. Wooddell, dated July 25, 2008 (incorporated by reference to Exhibit 10.54 to the Company’s Annual Report on Form 10-K, filed February 24, 2010).
10.27
Third Amendment to Secured Note Agreement, dated October 5, 2009 between the Company and BET Funding, LLC (incorporated by reference to Exhibit 10.55 to the Company’s Annual Report on Form 10-K, filed February 24, 2010).

10.28
Fourth Amendment to Secured Note Agreement, dated November 11, 2009 between the Company and BET Funding, LLC (incorporated by reference to Exhibit 10.56 to the Company’s Annual Report on Form 10-K, filed February 24, 2010).

10.29
Assignment of Receivable dated November 11, 2009 between the Company and BET Funding, LLC (incorporated by reference to Exhibit 10.57 to the Company’s Annual Report on Form 10-K, filed February 24, 2010).

10.30
Third Amendment to Change of Control and Severance Benefits Agreement, dated December 10, 2009, between Company and Charles Aubuchon (incorporated by reference to Exhibit 10.58 to the Company’s Annual Report on Form 10-K, filed February 24, 2010).

10.31
Third Amendment to Change of Control and Severance Benefits Agreement, dated December 10, 2009, between Company and David Harding (incorporated by reference to Exhibit 10.59 to the Company’s Annual Report on Form 10-K, filed February 24, 2010).

10.32
Third Amendment to Employment Agreement, dated December 10, 2009, between the Company and S. James Miller (incorporated by reference to Exhibit 10.60 to the Company’s Annual Report on Form 10-K, filed February 24, 2010).

10.33
Third Amendment to Employment Agreement, dated December 10, 2009, between the Company and Wayne Wetherell (incorporated by reference to Exhibit 10.61 to the Company’s Annual Report on Form 10-K, filed February 24, 2010).

10.34	Security Agreement, dated December 28, 2010 (incorporated by reference to Exhibit 99.3 to the Company's Current Report on Form 8-K, filed on June 14, 2011).
10.35	Promissory Note dated June 9, 2011 (incorporated by reference to Exhibit 99.1 to the Company's Current Report on Form 8-K, filed on June 14, 2011).
10.36	Security Agreement, amended, dated June 9, 2011 (incorporated by reference to Exhibit 99.4 to the Company's Current Report on Form 8-K, filed on June 14, 2011).
10.37
Amendment to Secured Promissory Note dated August 5, 2011 by and among the Company and BET Funding LLC (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K, filed on August 11, 2010).

10.38
Securities Purchase Agreement, dated December 12, 2011, by and between the Company and certain accredited investors (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed December 21, 2011).

10.39
Note Exchange Agreement, dated December 12, 2011, by and between the Company and certain accredited investors (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed December 21, 2011).

10.40
Fourth Amendment to Employment Agreement, dated March 10, 2011, between the Company and S. James Miller, (incorporated by reference to Exhibit 10.40 to the Company’s Annual Report on Form 10-K, filed January 17, 2012).

10.41
Fourth Amendment to Employment Agreement, dated March 10, 2011, between the Company and Wayne Wetherell, (incorporated by reference to Exhibit 10.41 to the Company’s Annual Report on Form 10-K, filed January 17, 2012).

10.42
Fourth Amendment to Employment Agreement, dated March 10, 2011, between the Company and David Harding, (incorporated by reference to Exhibit 10.42 to the Company’s Annual Report on Form 10-K, filed January 17, 2012).

10.43
Fourth Amendment to Employment Agreement, dated March 10, 2011, between the Company and Charles Aubuchon, (incorporated by reference to Exhibit 10.43 to the Company’s Annual Report on Form 10-K, filed January 17, 2012).

10.44
Fifth Amendment to Employment Agreement, dated January 31, 2012, between the Company and S. James Miller, Jr. (incorporated by reference to Exhibit 10.47 to the Company’s Annual Report on Form 10-K, filed April 4, 2012).

10.45
Fifth Amendment to Employment Agreement, dated January 31, 2012, between the Company and Wayne Wetherell  incorporated by reference to Exhibit 10.45 to the Company’s Annual Report on Form 10-K, filed April 4, 2012).

10.46
Fifth Amendment to Employment Agreement, dated January 31, 2012, between the Company and Charles AuBuchon (incorporated by reference to Exhibit 10.46 to the Company’s Annual Report on Form 10-K, filed April 4, 2012).

10.47
Fifth Amendment to Employment Agreement, dated January 31, 2012, between the Company and David Harding (incorporated by reference to Exhibit 10.47 to the Company’s Annual Report on Form 10-K, filed April 4, 2012).

21.1	List of Subsidiaries (incorporated by referenced to Exhibit 21.1 to the Company’s Annual Report on Form 10-K filed February 24, 2010).
23.1	Consent of Disclosure Law Group (included in Exhibit 5.1)
23.2	Consent of Mayer Hoffman McCann P.C .*
24.1	Power of Attorney (included in signature page to Registration Statement)

*  Previously filed.